Exhibit 2.1

AGREEMENT AND PLAN

OF

MERGER

SMARTFINANCIAL, INC.

CT MERGER SUB, INC.

and

ENTEGRA FINANCIAL CORP.

January 15, 2019

i

EXHIBIT A   –   FORM OF ENTEGRA VOTING AGREEMENT

EXHIBIT B   –   FORM OF SMARTFINANCIAL VOTING AGREEMENT

EXHIBIT C   –   FORM OF CVR AGREEMENT

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 15th day of January, 2019, is made and entered into by and among SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”); CT Merger Sub, Inc., a North Carolina corporation and direct, wholly owned subsidiary of SmartFinancial (“Merger Sub”); and Entegra Financial Corp., a North Carolina corporation (the “Company”), under authority of resolutions of their respective boards of directors duly adopted.

R E C I T A L S

A. The board of directors of each of SmartFinancial, Merger Sub, and the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SmartFinancial, Merger Sub, and the Company, respectively, and their respective shareholders.

B. As a material inducement for SmartFinancial and Merger Sub to enter into this Agreement, certain holders of Company Common Stock (as defined below), in their capacity as shareholders of the Company, have entered into Voting Agreements dated as of the date hereof and substantially in the form attached hereto as Exhibit A pursuant to which such Persons have agreed, among other things and subject to the terms and conditions set forth therein, to vote their shares of Company Common Stock in favor of approval of this Agreement and the transactions contemplated hereby.

C. As a material inducement for the Company to enter into this Agreement, certain holders of SmartFinancial Common Stock (as defined below), in their capacity as shareholders of SmartFinancial,  have entered into Voting Agreements dated as of the date hereof and substantially in the form attached hereto as Exhibit B pursuant to which such Persons have agreed, among other things and subject to the terms and conditions set forth therein, to vote their shares of SmartFinancial Common Stock in favor of approval of this Agreement and the transactions contemplated hereby.

D. For United States federal income tax purposes, the Parties (as defined below) intend for the Merger (as defined below) and the Second Step Merger (as defined below) provided for herein to, taken together as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”), qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants, representations, warranties, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions.  For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

“Acquisition Proposal” means, with respect to either SmartFinancial or the Company, as applicable, any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any Person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 20% or more of the consolidated assets of such Party and its Subsidiaries, in a single transaction or series of related transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 20% or more of any class of equity or voting securities of such Party or any of its Subsidiaries; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving such Party or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For this purpose, the terms “controls,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Bank” means Entegra Bank, a North Carolina-chartered bank and direct, wholly owned subsidiary of the Company.

“Bank Stock” means the common stock, no par value, of Bank.

“Banking Act” means the Tennessee Banking Act, Tenn. Code Ann. § 45-1--101 et seq.

“BHCA” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.).

“Book-Entry Shares” means shares of Company Common Stock which immediately prior to the Effective Time are non-certificated.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in Knoxville, Tennessee or Franklin, North Carolina are authorized or obligated to close.

“Certificate” means a certificate which immediately prior to the Effective Time represents shares of Company Common Stock.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Equity Award” means a Company Option or Company RSU Award.

“Company Option” means an option to purchase or acquire shares of Company Common Stock granted under the Entegra Financial Corp. 2015 Long-Term Stock Incentive Plan, as amended.

“Company Preferred Stock” means the preferred stock, no par value, of the Company, including without limitation the Company Series A Preferred Stock.

“Company RSU Award” means a restricted stock unit award in respect of shares of Company Common Stock granted under the Entegra Financial Corp. 2015 Long-Term Stock Incentive Plan, as amended.

“Company Series A Preferred Stock” means the Junior Participating Preferred Stock, Series A, no par value, of the Company.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated August 29, 2018, between SmartFinancial and the Company.

“Contract” means any contract, lease, deed, deed of trust, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement or legally binding understanding or arrangement, whether written or oral.

“CVR Agreement” means the Contingent Value Rights Agreement to be entered into prior to or at the Closing by SmartFinancial, the Company, the initial committee members identified therein, and a paying agent mutually agreed upon by SmartFinancial and the Company in accordance with Section 7.20(b), the same to be in substantially the form attached hereto as Exhibit C (subject to any reasonable revisions thereto that are required by such paying agent and approved by SmartFinancial (which approval will not be unreasonably withheld, conditioned, or delayed) or that are contemplated by Section 7.20(b)).

 “Disclosure Memoranda” means, collectively, the SmartFinancial Disclosure Memorandum and the Entegra Disclosure Memorandum.

“Entegra Data” means all information, data, and records owned, licensed, maintained, or possessed by, or in the custody or under the control of, the Company or the Bank or any of their Subsidiaries.  Entegra Data includes, without limitation, “nonpublic personal information” (as defined in 15 U.S.C. § 6809(4)) of customers of the Bank, financial information, payment cardholder data, and any information, data, or records stored, communicated, transmitted, or otherwise processed on the Entegra IT Systems.

“Entegra Information Security Incident” means any actual or reasonably suspected (i) unauthorized or accidental access to or loss, use, disclosure, modification, destruction, or acquisition of any Entegra Data or (ii) compromise to the security, integrity, or availability of the Entegra IT Systems that has resulted in or would reasonably be expected to result in (A) a material and adverse impact on the business operations of the Company or the Bank or any of their Subsidiaries or (B) unauthorized access to or acquisition of or misuse of data maintained, processed, or communicated on the Entegra IT Systems.

“Entegra IT Systems” means all information technology and computer systems, components, equipment, and facilities (including without limitation any software, information technology or telecommunications hardware or equipment, network, or website) owned, operated, licensed, or controlled by or on behalf of the Company or the Bank or any of their Subsidiaries, or otherwise necessary for or material to the conduct of the business of the Company or the Bank or any of their Subsidiaries.

“Entegra Loan Property” means any property in which the Company or a Subsidiary of the Company holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Entegra Participation Facility” means any facility in which the Company or a Subsidiary of the Company participates in the management thereof (including all property held as trustee or in any other fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Entegra Parties” means, collectively, the Company and the Bank.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation, remediation, or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, production, presence, disposal, release, or threatened release of or exposure to any Hazardous Substance or (iii) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, without limitation, (i) the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, and the like addressing similar matters: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and (ii) any common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Company Common Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by SmartFinancial, Merger Sub, or the Company, or any Subsidiary of SmartFinancial, Merger Sub, or the Company, including shares of Company Common Stock held by the Company as treasury stock.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, arbitrator, mediator, tribunal, commission, governmental or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, and the TDFI.

“Hazardous Substance” means any and all substances (whether solid, liquid, or gas) that (i) are defined, listed, designated, classified, or otherwise regulated as pollutants, hazardous or toxic wastes, hazardous or toxic substances, hazardous or toxic materials, extremely hazardous or toxic wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or (ii) may have a negative impact on human health or the environment. The term Hazardous Substance includes, without limitation, oil, petroleum and petroleum products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter, and airborne pathogens (naturally occurring or otherwise).

“Intellectual Property” means (i) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (ii) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites, and corporate, fictitious, assumed, and trade names; (iii) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (iv) all datasets, databases, and related information and documentation; (v) all trade secrets and proprietary know-how; and (vi) any and all other intellectual property and proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement prepared by SmartFinancial and the Company to solicit the approval of this Agreement and the transactions contemplated hereby by the shareholders of SmartFinancial and the Company, which will include the prospectus of SmartFinancial relating to the issuance by SmartFinancial of SmartFinancial Common Stock to holders of Company Common Stock pursuant to and in accordance with Article III of this Agreement.

“Knowledge” means (i) with respect to SmartFinancial, the actual knowledge after reasonable inquiry of those individuals set forth on Schedule 1.1 of the SmartFinancial Disclosure Memorandum and (ii) with respect to the Company, the actual knowledge after reasonable inquiry of those individuals set forth on Schedule 1.1 of the Entegra Disclosure Memorandum.

“Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law principles, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

“Liability” means any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due).

“Lien” means any lien, claim, attachment, garnishment, imperfection of title, defect, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

“Loan” means a loan, commitment, lease, advance, credit enhancement, guarantee, or other extension of credit or borrowing arrangement.

“Material Adverse Effect” means, with respect to SmartFinancial or the Company, as the case may be, an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or would reasonably be expected to have, a material and adverse effect on the business, properties, assets, liabilities, financial condition, operations, or results of operations of such Party and its Subsidiaries taken as a whole or (ii) prevents or materially impedes the consummation by such Party of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) actions and omissions of SmartFinancial and the Company required under this Agreement or taken or omitted with the prior written consent of the Company (in the case of actions and omissions by SmartFinancial) or SmartFinancial (in the case of actions and omissions by the Company), (E) any failure by SmartFinancial or the Company, in and of itself, to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being expressly agreed that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there exists or has occurred a Material Adverse Effect), or (F) changes, in and of themselves, in the trading price or trading volume of the SmartFinancial Common Stock or the Company Common Stock (it being expressly agreed that any facts or circumstances giving rise to or contributing to any such changes that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there exists or has occurred a Material Adverse Effect); provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a Material Adverse Effect to the extent of any materially disproportionate impact they have on the subject Party and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“Merger Sub Common Stock” means the common stock, no par value, of Merger Sub.

“Mergers” means, collectively, the Merger and the Second Step Merger.

“Nasdaq” means The Nasdaq Capital Market.

“NC Banking Laws” means Chapter 53 and Chapter 53C of the North Carolina General Statutes Annotated (N.C. Gen. Stat. Ann. § 53-1.1 et seq. and N.C. Gen. Stat. Ann. § 53C-1-1 et seq.).

“NCBCA” means the North Carolina Business Corporation Act, N.C. Gen. Stat. Ann. § 55-1-01 et seq.

“NCCOB” means the North Carolina Office of the Commissioner of Banks.

“Parties” means, collectively, SmartFinancial, Merger Sub, and the Company.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

“Permitted Liens” means (i) liens for Taxes not yet delinquent or the amount of which or the liability therefor (or both) is being diligently contested in good faith by appropriate proceedings and with respect to which adequate reserves for the payment of such Taxes have been established in accordance with GAAP and applicable regulatory accounting requirements; (ii) mechanics’, carriers’, workers’, repairers’, and similar inchoate liens arising or incurred in the ordinary course of business for amounts which are not delinquent or are being diligently contested in good faith by appropriate proceedings and with respect to which adequate reserves for the payment thereof have been established in accordance with GAAP and applicable regulatory accounting requirements; (iii) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the subject Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (iv) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to the subject Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purpose(s) for which it is currently used in connection with such Person’s business; (v) any right of way or easement related to public roads and highways, which does not materially impair the occupancy or use of such real property for the purpose(s) for which it is currently used in connection with the subject Person’s business; and (vi) inchoate liens arising or incurred in the ordinary course of business under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation for amounts that are not delinquent.

“Personal Information” means any information relating to an identified or identifiable natural person to the extent such information is owned, licensed, maintained, or possessed by, or in the custody or under the control of, a Party or any of its Subsidiaries. The term Personal Information includes, without limitation, any personally identifiable financial information, cardholder data, or other information specifically defined, identified, protected, or regulated by or under any Privacy Law.

“Privacy Laws” means all Laws relating to the privacy, confidentiality, protection, or security of Personal Information or the SmartFinancial IT Systems or the Entegra IT Systems, as applicable. The term Privacy Laws includes, without limitation, (i) Title V (Privacy) of the Gramm-Leach-Bliley Act (“GLBA”) (15 U.S.C. §§ 6801-6827) and all implementing regulations promulgated thereunder; (ii) the Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681 et seq. (the “FCRA”), and all regulations implementing the FCRA; and (iii) all Laws concerning financial privacy, data breach notification, information security safeguards, the secure disposal of records containing Personal Information, and the transmission of marketing or commercial messages through any means (including without limitation via email or text message). The term Privacy Laws shall also include the Payment Card Industry (“PCI”) Data Security Standard and any other applicable security standards, requirements, or assessment procedures published by the PCI Security Standards Council in connection with a PCI Security Standards Council program.

“Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed or to be filed by SmartFinancial with the SEC under the Securities Act with respect to the shares of SmartFinancial Common Stock to be issued by SmartFinancial to the holders of Company Common Stock in connection with the transactions contemplated by this Agreement.

“Regulation O” means Regulation O of the Federal Reserve (12 C.F.R. Part 215).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SmartBank” means SmartBank, a Tennessee-chartered commercial bank and direct, wholly owned subsidiary of SmartFinancial.

“SmartBank Common Stock” means the common stock, par value $1.00 per share, of SmartBank.

“SmartBank Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartBank.

“SmartBank Stock” means, collectively, the SmartBank Common Stock and the SmartBank Preferred Stock.

“SmartFinancial Common Stock” means the common stock, par value $1.00 per share, of SmartFinancial.

“SmartFinancial Data” means all information, data, and records owned, licensed, maintained, or possessed by, or in the custody or under the control of, SmartFinancial or SmartBank or any of their Subsidiaries. SmartFinancial Data includes, without limitation, “nonpublic personal information” (as defined in 15 U.S.C. § 6809(4)) of customers of SmartBank, financial information, payment cardholder data, and any information, data, or records stored, communicated, transmitted, or otherwise processed on the SmartFinancial IT Systems.

“SmartFinancial Equity Award” means a SmartFinancial Option, a grant or award of SmartFinancial Common Stock subject to vesting, repurchase, or other lapse restriction granted under the SmartFinancial, Inc. 2015 Stock Incentive Plan, as amended, or a grant of stock appreciation rights with respect to Company Common Stock.

“SmartFinancial Information Security Incident” means any actual or reasonably suspected (i) unauthorized or accidental access to or loss, use, disclosure, modification, destruction, or acquisition of any SmartFinancial Data or (ii) compromise to the security, integrity, or availability of the SmartFinancial IT Systems that has resulted in or would reasonably be expected to result in (A) a material and adverse impact on the business operations of SmartFinancial or SmartBank or any of their Subsidiaries or (B) unauthorized access to or acquisition of or misuse of data maintained, processed, or communicated on the SmartFinancial IT Systems.

“SmartFinancial IT Systems” means all information technology and computer systems, components, equipment, and facilities (including without limitation any software, information technology or telecommunications hardware or equipment, network, or website) owned, operated, licensed, or controlled by or on behalf of SmartFinancial or SmartBank or any of their Subsidiaries, or otherwise necessary for or material to the conduct of the business of SmartFinancial or SmartBank or any of their Subsidiaries.

“SmartFinancial Loan Property” means any property in which SmartFinancial or a Subsidiary of SmartFinancial holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“SmartFinancial Option” means an option to purchase or acquire shares of SmartFinancial Common Stock under the Cornerstone Bancshares, Inc. Statutory-NonStatutory Stock Option Plan, as amended; the Cornerstone Bancshares, Inc. 2002 Long Term Incentive Plan, as amended; the SmartBank Stock Option Plan, as amended; the SmartFinancial, Inc. 2010 Incentive Plan, as amended; the SmartFinancial, Inc. 2015 Stock Incentive Plan, as amended; or the Capstone Bancshares, Inc. 2008 Long-Term Equity Incentive Plan, as amended.

“SmartFinancial Parties” means, collectively, SmartFinancial and Merger Sub.

“SmartFinancial Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartFinancial, including the SmartFinancial Series B Stock.

“SmartFinancial Series B Stock” means the Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, of SmartFinancial.

“SmartFinancial Stock” means, collectively, the SmartFinancial Common Stock and the SmartFinancial Preferred Stock.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture, trust, or other entity in which a Party or any of its Subsidiaries has, directly or indirectly, an equity or ownership interest representing 50% or more of any class of the capital stock thereof or other equity or ownership interests therein.

“Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of SmartFinancial or the Company, as applicable, determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including without limitation the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the Person making the proposal, and after consulting with its financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to such Party’s shareholders than the transactions contemplated by this Agreement and (ii) reasonably likely to be timely consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%.”

“Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, personal property, vehicle, airplane, boat, vessel, or other title or registration, environmental, or windfall profit tax, custom, or duty, or any other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever, together with any interest or penalty, addition to tax, or other additional amount imposed by any Governmental Entity or other Person responsible for the imposition or collection of any such tax, and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

“Tax Benefits Plan” means the Tax Benefits Preservation Plan dated November 16, 2015, by and between the Company and Computershare Trust Company, N.A., as amended from time to time.

“Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements, with respect to any Taxes (including estimated Taxes).

“TBCA” means the Tennessee Business Corporation Act, Tenn. Code Ann. § 48-11-101 et seq.

“TDFI” means the Tennessee Department of Financial Institutions.

“TPS Documents” means, collectively, all agreements, documents, and instruments governing or related to the TPS Trust, the Trust Debentures, or the Trust Preferred Securities.

“TPS Trust” means Macon Capital Trust I, a statutory trust created under the laws of the State of Delaware, all of the common securities of which are held by the Company.

“Trust Debentures” means those certain Floating Rate Junior Subordinated Notes due 2034 issued by the Company to the TPS Trust on or about December 30, 2003.

“Trust Indenture” means that certain Junior Subordinated Indenture dated December 30, 2003, between Macon Bancorp, a North Carolina Corporation (as issuer), and Deutsche Bank Trust Company Americas (as trustee), under which the Trust Debentures were issued.

“Trust Preferred Securities” means those certain preferred securities issued by the TPS Trust on or about December 30, 2003.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, as amended.

Section 1.2 Other Definitions.  Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

ARTICLE II

THE MERGERS

Section 2.1 The Merger.

(a) General. Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with, and with the effects provided in, this Agreement and applicable provisions of the NCBCA (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue, as the surviving corporation of the Merger, as a corporation incorporated under the laws of the State of North Carolina (the Company in such capacity as the surviving corporation of the Merger is sometimes referred to herein as the “Interim Surviving Company”).

(b) Effective Time. Prior to or at the Closing, and in order to effect the Merger, Merger Sub and the Company shall duly execute and deliver articles of merger for filing with the North Carolina Secretary of State (the “Articles of Merger”), such Articles of Merger to be in such form and of such substance as is consistent with applicable provisions of the NCBCA and otherwise mutually agreed upon by Merger Sub and the Company. The Merger shall become effective on such date and at such time as set forth in the Articles of Merger (the date and time the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

(c) Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and applicable provisions of the NCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of Merger Sub shall vest in the Interim Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities, and duties of Merger Sub shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Interim Surviving Company.

(d) Articles of Incorporation, Bylaws, and Name of Interim Surviving Company. The articles of incorporation and bylaws of the Company, in each case as amended and/or restated and in effect immediately prior to the Effective Time, shall at and after the Effective Time be the articles of incorporation and bylaws of the Interim Surviving Company until such time as the same shall be amended in accordance with applicable Law. The legal name of the Interim Surviving Company shall be “Entegra Financial Corp.”

(e) Directors and Officers of Interim Surviving Company. The directors and officers of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Company, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office.

Section 2.2 The Second Step Merger.

(a) General. As soon as reasonably practicable following the Effective Time, SmartFinancial shall cause the Interim Surviving Company to be, and the Interim Surviving Company shall be, merged with and into SmartFinancial in accordance with, and with the effects provided in, this Agreement and applicable provisions of the TBCA and NCBCA (the “Second Step Merger”). At the Second Step Effective Time (as defined below), the separate corporate existence of the Interim Surviving Company shall cease and SmartFinancial shall continue, as the surviving corporation of the Second Step Merger, as a corporation chartered under the laws of the State of Tennessee (SmartFinancial in such capacity as the surviving corporation of the Second Step Merger is sometimes referred to herein as the “Surviving Corporation”).

(b) Second Step Effective Time. In order to effect the Second Step Merger, SmartFinancial and the Interim Surviving Company shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “Second Step Tennessee Articles of Merger”) and articles of merger for filing with the North Carolina Secretary of State (the “Second Step North Carolina Articles of Merger”), such Second Step Tennessee Articles of Merger and Second Step North Carolina Articles of Merger to be in such form and of such substance as is consistent with applicable provisions of the TBCA and NCBCA and otherwise mutually agreed upon by SmartFinancial and the Interim Surviving Company. The Second Step Merger shall become effective on such date and at such time as set forth in the Second Step Tennessee Articles of Merger and Second Step North Carolina Articles of Merger (the date and time the Second Step Merger becomes effective being referred to in this Agreement as the “Second Step Effective Time”).

(c) Effects of the Second Step Merger.  The Second Step Merger shall have the effects set forth in this Agreement and applicable provisions of the TBCA and NCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all property, rights, interests, privileges, powers, and franchises of the Interim Surviving Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of the Interim Surviving Company shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

(d) Cancellation of Interim Surviving Company Stock. Each share of common stock, no par value, of the Interim Surviving Company, as well as each share of any other class or series of capital stock of the Interim Surviving Company, in each case that is issued and outstanding immediately prior to the Second Step Effective Time, shall, at the Second Step Effective Time, solely by virtue and as a result of the Second Step Merger and without any action on the part of any holder thereof, automatically be cancelled and retired for no consideration and shall cease to exist.

(e) SmartFinancial Stock.  The shares of SmartFinancial Stock issued and outstanding immediately prior to the Second Step Effective Time shall not be affected by the Second Step Merger, and, accordingly, each share of SmartFinancial Stock issued and outstanding immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, remain issued and outstanding.

(f) Charter, Bylaws, and Name of Surviving Corporation. The charter and bylaws of SmartFinancial, in each as amended and/or restated and in effect immediately prior to the Second Step Effective Time, shall at and after the Second Step Effective Time be the charter and bylaws of the Surviving Corporation until such time as the same shall be amended in accordance with applicable Law. The name of the Surviving Corporation shall be “SmartFinancial, Inc.”

(g) Directors and Officers of Surviving Corporation. The directors and officers of SmartFinancial as of immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office, subject, however, to Section 7.15.

Section 2.3 Merger Sub Shareholder Approval. Prior to or as soon as reasonably practicable following the approval of this Agreement and the Merger by the shareholders of the Company in accordance with the articles of incorporation and bylaws of the Company and applicable Law and the approval of the Stock Issuance Proposal by the shareholders of SmartFinancial, SmartFinancial shall approve this Agreement and the transactions contemplated hereby as the sole shareholder of Merger Sub in accordance with the articles of incorporation and bylaws of Merger Sub and applicable Law.

Section 2.4 Closing.  Subject to the satisfaction or waiver (subject to applicable Law) of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (subject to applicable Law) of such conditions at the Closing), the closing of the transactions contemplated by this Agreement, including the Merger and the Second Step Merger (the “Closing”), shall take place at the offices of Butler Snow LLP, The Pinnacle at Symphony Place, Suite 1600, 150 3rd Avenue South, Nashville, Tennessee 37201, at 10:00 a.m. Central Time on such date as shall be designated by SmartFinancial, provided that such date shall be not more than 30 days after the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time, or on such other date as the Parties may otherwise agree. Notwithstanding the foregoing, the Parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.5 The Bank Merger.  Simultaneously with the Parties’ execution of this Agreement, SmartBank and the Bank have executed and delivered an agreement and plan of merger dated the date hereof (the “Bank Merger Agreement”), which provides for the merger of the Bank with and into SmartBank immediately following the Second Step Merger in accordance with the terms and conditions of, and with the effects provided by, the Bank Merger Agreement and applicable provisions of the Banking Act, the TBCA, the NC Banking Laws, and the NCBCA (the “Bank Merger”). SmartBank will be the banking corporation to survive the Bank Merger (SmartBank in such capacity as the surviving banking corporation of the Bank Merger is sometimes referred to herein as the “Surviving Bank”), and at the effective time of the Bank Merger, the separate corporate existence of the Bank will cease. Prior to or as soon as reasonably practicable following the approval of this Agreement and the Merger by the shareholders of the Company in accordance with the charter and bylaws of the Company and applicable Law and the approval of the Stock Issuance Proposal by the shareholders of SmartFinancial, SmartFinancial shall approve the Bank Merger Agreement as the sole shareholder of SmartBank and the Company shall approve the Bank Merger Agreement as the sole shareholder of the Bank. Prior to or at the Closing, SmartFinancial will cause SmartBank to execute and deliver and the Company will cause the Bank to execute and deliver such articles of merger and other documents and certificates as are necessary or appropriate to effectuate the Bank Merger (the “Bank Merger Certificates”).

ARTICLE III

MERGER CONSIDERATION

Section 3.1 Conversion of Company Common Stock.  Subject to the other provisions of this Article III, solely by virtue and as a result of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for the right to receive (a) 1.215 (the “Exchange Ratio”) shares of SmartFinancial Common Stock and (b) if (but only if) the Dispute Resolution Condition has not occurred, one contractual contingent value right (a “CVR”), which shall be subject to the terms of the CVR Agreement (together with any cash payable in lieu of fractional shares of SmartFinancial Common Stock pursuant to Section 3.4, the “Merger Consideration”).

Section 3.2 Exchange Procedures.

(a) Deposit with Exchange Agent.  At or prior to the Closing, SmartFinancial shall deliver or cause to be delivered to an exchange agent mutually agreed upon by SmartFinancial and the Company, which the Parties agree in advance may be SmartFinancial’s customary stock transfer agent (the “Exchange Agent”), for the benefit of holders of Company Common Stock (other than holders of Excluded Shares), (i) a certificate or certificates or, at SmartFinancial’s election, evidence of shares in book-entry form representing the number of shares of SmartFinancial Common Stock issuable to holders of Company Common Stock (other than holders of Excluded Shares) in the form of Merger Consideration pursuant to this Article III and (ii) cash in an amount sufficient to make payment in respect of fractional share interests in accordance with Section 3.4. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of SmartFinancial Common Stock held by it from time to time hereunder, provided that the Exchange Agent shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the Persons entitled thereto.

(b) Letter of Transmittal.  SmartFinancial shall take all steps reasonably necessary to cause the Exchange Agent to, as soon as reasonably practicable after the Effective Time (but in no event later than five Business Days after the Effective Time), mail or deliver to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (other than holders of Excluded Shares) a letter of transmittal in customary form and containing such provisions as SmartFinancial shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for the Merger Consideration issuable or payable in respect of the shares of Company Common Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, pursuant to the provisions of this Agreement.

(c) Payment of Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent for exchange and cancellation, together with a properly completed and duly executed letter of transmittal (or an “agent’s message,” in the case of Book-Entry Shares held in street name) and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall issue and deliver to such holder, the Merger Consideration to which such holder shall have become entitled pursuant to the provisions of this Article III, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or to such Book-Entry Shares, as applicable, and (ii) the Certificate or Book-Entry Shares so surrendered shall be canceled. In the event the Merger Consideration or any other amounts payable under this Agreement to a holder of shares of Company Common Stock is to be issued in the name of or paid to a Person other than the Person in whose name such shares are registered, it shall be a condition to the issuance or payment of such Merger Consideration or other amounts that the Certificate formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent, together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require. The CVRs shall not be evidenced by a certificate or other instrument and shall not be transferable except as provided in the CVR Agreement.

(d) Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall thereafter be no further transfers of shares of Company Stock on the books or records of the Company, and if any shares of Company Stock are thereafter presented to SmartFinancial or the Exchange Agent for transfer, such shares shall be cancelled against delivery of the Merger Consideration issuable or payable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive the Merger Consideration issuable or payable in respect thereof (or the Company Common Stock previously represented thereby) in accordance with this Agreement. No dividends or other distributions payable or distributable on or with respect to shares of SmartFinancial Common Stock that are issued or issuable in connection with the Merger in accordance with this Agreement will be remitted to any Person entitled to receive such shares of SmartFinancial Common Stock until such Person surrenders his or her Certificate(s) previously representing the shares of Company Common Stock converted into such SmartFinancial Common Stock, or his or her Book-Entry Shares converted into such SmartFinancial Common Stock, as applicable, at which time such dividends and other distributions shall be remitted to such Person, without interest. No interest will be paid or will accrue on any amounts issuable or payable to holders of Company Common Stock under or in accordance with this Agreement.

(e) Lost, Stolen, or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such customary form and amount as SmartFinancial or the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration deliverable in respect of the shares of Company Common Stock previously represented thereby pursuant to this Agreement.

(f) Unclaimed Merger Consideration.  Any Merger Consideration, and any other amounts payable by SmartFinancial to holders of shares of Company Common Stock in accordance with this Agreement, in each case that remain(s) unclaimed by former shareholders of the Company for nine months after the Effective Time (including any dividends or other distributions payable or distributable on or with respect to shares of SmartFinancial Common Stock that are issued or issuable as Merger Consideration in accordance with this Agreement) shall at the request of SmartFinancial be delivered by the Exchange Agent to SmartFinancial. Any former shareholder of the Company who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to SmartFinancial for the Merger Consideration (and any other amounts) issuable or payable in respect of the shares of Company Common Stock previously held by such shareholder, as determined pursuant to this Agreement, without any interest thereon. If the Merger Consideration or any other amounts issuable or payable under this Agreement in respect of any shares of Company Common Stock (or shares of SmartFinancial Common Stock into which the same shall have been converted) is not claimed prior to the date on which such Merger Consideration or other amounts would otherwise escheat to any Governmental Entity, such Merger Consideration or other amounts shall, to the extent permitted by abandoned property, escheat, and other applicable Laws, become the property of SmartFinancial (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interests of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Company Common Stock for any Merger Consideration (or any other property) properly paid or delivered to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. SmartFinancial and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of the Company to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books and records shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of Company Common Stock, SmartFinancial and the Exchange Agent shall be entitled to deposit any Merger Consideration (or any other amounts) issuable or payable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims or Liability with respect thereto.

Section 3.3 Rights as Company Shareholders.  Holders of Company Common Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of the Company and have no further rights as shareholders of the Company, other than the right to receive the Merger Consideration and any other amounts issuable or payable in respect of such holders’ Company Common Stock (or the shares of SmartFinancial Common Stock into which the same shall have been converted) in accordance with this Article III.

Section 3.4 No Fractional Shares.  Notwithstanding any other provision of this Agreement to the contrary, no fraction of a share of SmartFinancial Common Stock, and no certificate or scrip therefor, will be issued in connection with the Merger to any holder of shares of Company Common Stock. Instead, SmartFinancial shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of SmartFinancial Common Stock (after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by such holder) cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of SmartFinancial Common Stock on Nasdaq (or such other securities market or stock exchange on which the SmartFinancial Common Stock then principally trades) for the 20 consecutive trading days ending on and including the Business Day that is two Business Days immediately prior to the Closing Date.

Section 3.5 Excluded Shares.  At the Effective Time, each Excluded Share shall be automatically canceled and retired for no consideration and shall cease to exist, and, for the avoidance of doubt, no exchange or payment shall be made with respect thereto or in respect thereof.

Section 3.6 Merger Sub Common Stock.  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, no par value, of the Interim Surviving Company.

Section 3.7 SmartFinancial Stock. The shares of SmartFinancial Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger, and, accordingly, each share of SmartFinancial Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain issued and outstanding.

Section 3.8 Adjustments Upon Change in Capitalization.  If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of SmartFinancial Common Stock or Company Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio and, therefore, the Merger Consideration issuable or payable pursuant to this Agreement. For the avoidance of doubt, neither the grant of, the issuance of shares of SmartFinancial Common Stock upon the exercise or settlement of, or the lapse of restrictions with respect to SmartFinancial Equity Awards nor the issuance of shares of Company Common Stock upon the exercise or settlement of, or the lapse of restrictions with respect to, Company Equity Awards shall cause or result in an adjustment of or to the Exchange Ratio or the Merger Consideration. This Section 3.8 shall not be interpreted to authorize any action prohibited by any other provision of this Agreement.

Section 3.9 Company Equity Awards.

(a) At the Effective Time, solely by virtue and as a result of the Merger and without any action on the part of the holder thereof, each Company Option, whether vested or unvested, outstanding immediately prior to the Effective Time shall be assumed by SmartFinancial. Each Company Option so assumed shall at and after the Effective Time be and represent an option to purchase that number of shares of SmartFinancial Common Stock equal to the number of shares of Company Common Stock issuable upon the exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number), and the per share exercise price of the resulting option to purchase shares of SmartFinancial Common Stock shall be equal to the per share exercise price of the Company Option immediately prior to the Effective Time divided by the Exchange Ratio (carried to two decimal places with the second decimal place rounded to the nearest whole number). With respect to any Company Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code), the adjustments described above will be made in accordance with the requirements of Section 424 of the Code and the regulations promulgated thereunder, and with respect to each other Company Option, such adjustments shall be made in compliance with Section 409A of the Code and the regulations promulgated thereunder so as not to constitute a modification of such Company Option. Prior to the Effective Time, each of the Company and SmartFinancial shall use commercially reasonable efforts to take all action necessary to provide for the assumption of any such Company Options by SmartFinancial in the manner contemplated by this Section 3.9(a).

(b) At the Effective Time, solely by virtue and as a result of the Merger and without any action on the part of the holder thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time shall fully vest and shall be canceled and converted automatically into the right to receive the Merger Consideration pursuant to Section 3.1 (payable in accordance with this Article III and subject to any required Tax withholding), treating the shares of Company Common Stock subject to such Company RSU Award in the same manner as all other shares of Company Common Stock for such purposes.

Section 3.10 Withholding Rights.  SmartFinancial and the Exchange Agent shall be entitled to deduct and withhold from any consideration issuable, payable, or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Equity Awards such amounts as are required under or by the Code or any other applicable Law to be deducted or withheld. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Entity and, to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 4.1 Entegra Disclosure Memorandum.  Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, the Company has delivered to the SmartFinancial Parties a confidential memorandum (the “Entegra Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Entegra Parties contained in this Article IV or to one or more covenants of the Entegra Parties contained in Article VI, making specific reference in such Entegra Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 4.2 Representations and Warranties. Subject to and except as disclosed in the Company Securities Filings (as defined below) filed prior to the date of this Agreement (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), the Company hereby represents and warrants to the SmartFinancial Parties as follows:

(a) Organization and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina and is duly registered as a bank holding company under the BHCA. The Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina. Each of the Company and the Bank has the power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of the Company and the Bank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the articles of incorporation, bylaws, and other organizational and governing documents of the Company and the Bank and their respective Subsidiaries previously provided or made available to the SmartFinancial Parties are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither the Company nor the Bank nor any Subsidiary of the Company or the Bank is in violation, in any material respect, of its respective articles of incorporation, bylaws, or other organizational or governing documents. The minute books or corporate records of the Company and the Bank and their Subsidiaries previously provided or made available to the SmartFinancial Parties constitute, in all material respects, a true, correct, and complete record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof) and other governing bodies and their respective shareholders and other securityholders, in each case for the periods covered thereby.

(b) Subsidiaries and Other Interests.  Set forth on Schedule 4.2(b) of the Entegra Disclosure Memorandum is a true, correct, and complete list of all Subsidiaries of the Company (other than the Bank) and/or the Bank, as well as each such Subsidiary’s jurisdiction of incorporation, organization, or formation and the Company’s and/or the Bank’s percentage ownership of each such Subsidiary. Each of the Company and the Bank owns beneficially and of record the capital stock or other equity or ownership interest it owns in each of its respective Subsidiaries free and clear of any and all Liens. There are no Contracts relating to the right of the Company or the Bank to vote or dispose of any capital stock or other equity or ownership interest of any Subsidiary of the Company or the Bank. The ownership interests of the Company and the Bank in their respective Subsidiaries are in compliance with all applicable Laws. Each of the Subsidiaries of the Company and/or the Bank (i) is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, (ii) has all requisite power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except, with respect to clause (iii) only, where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of the Company and/or the Bank have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of the Company and/or the Bank are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of the Company and/or the Bank, or any other debt or equity security of any Subsidiary of the Company and/or the Bank; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of the Company and/or the Bank or any options, warrants, or other rights with respect to such securities. Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither the Company nor the Bank owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

(c) Capitalization.  The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 6,917,703 shares were issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of Company Preferred Stock, of which 5,000 shares have been designated as Company Series A Preferred Stock and no shares of which were issued and outstanding as of the date of this Agreement. The authorized capital stock of the Bank consists of 100 shares of Bank Stock, of which 100 shares are issued and outstanding and are owned by the Company. There are no other classes or series of authorized, issued, or outstanding capital stock of the Company or the Bank. No shares of Company Stock are held in treasury by the Company or otherwise owned, directly or indirectly, by the Company, and no shares of Bank Stock are held in treasury by the Bank or otherwise owned, directly or indirectly, by the Bank. All of the issued and outstanding shares of Company Stock and Bank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of Company Stock or Bank Stock have been issued in violation of the preemptive or other rights of any Person. There are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Company capital stock, or securities convertible into or exercisable for shares of Company capital stock, or that require or obligate or could require or obligate the Company to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate the Bank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Bank capital stock, or securities convertible into or exercisable for shares of Bank capital stock, or that require or obligate or could require or obligate the Bank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding obligations or commitments of the Company or the Bank to repurchase, redeem, or otherwise acquire any shares of its capital stock. Set forth on Schedule 4.2(c) of the Entegra Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of (i) all outstanding Company Options, including for each Company Option the name of the optionee, the date of grant, the exercise price, the terms of vesting, the date(s) of termination, the number and class or series of shares subject to such Company Option, and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code), and (ii) all outstanding Company RSU Awards, including for each such award the name of the recipient, the date of grant of the award, the terms of vesting, and the number and class or series of shares subject to such award. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of the Company or the Bank may vote are issued or outstanding. No trust preferred or subordinated debt securities of the Company or any Subsidiary of the Company are issued or outstanding. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company is deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its Affiliates. Set forth on Schedule 4.2(c) of the Entegra Disclosure Memorandum is a listing of all cash, stock, and other dividends or distributions on or with respect to Company Stock or Bank Stock that have been declared, set aside, or paid since January 1, 2016, as well as all shares of Company capital stock and all shares of Bank capital stock that have been purchased, redeemed, or otherwise acquired, directly or indirectly, by the Company and the Bank, respectively, since January 1, 2016.

(d) Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement, and the Bank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and in each case, subject to the consents, approvals, waivers, notices, filings, and registrations referred to in Section 4.2(f), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the CVR Agreement by the Company and the Bank Merger Agreement by the Bank, the performance by the Company and the Bank of their obligations hereunder and thereunder, and the consummation by the Company and the Bank of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the board of directors of the Company and the board of directors of the Bank, and no other corporate actions or proceedings on the part of the Company or the Bank are necessary to authorize the execution, delivery, or performance of this Agreement or the CVR Agreement by the Company, or the Bank Merger Agreement by the Bank, or the consummation by the Company or the Bank of the transactions contemplated hereby or thereby, other than the approval of this Agreement by the shareholders of the Company in accordance with the articles of incorporation and bylaws of the Company and applicable Law and the approval of the Bank Merger Agreement by the Company as the sole shareholder of the Bank in accordance with the articles of incorporation and bylaws of the Bank and applicable Law. The board of directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders and has directed that this Agreement be submitted to the Company’s shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of the Company approve this Agreement. The board of directors of the Bank has determined that the Bank Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of the Bank and its sole shareholder and has directed that the Bank Merger Agreement be submitted to the sole shareholder of the Bank for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the sole shareholder of the Bank approve the Bank Merger Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution, and delivery by SmartFinancial and Merger Sub, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and the Bank Merger Agreement has been duly and validly executed and delivered by the Bank and, assuming due authorization, execution, and delivery by SmartBank, constitutes a valid and legally binding obligation of the Bank enforceable against the Bank in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”). When executed and delivered by the Company, the CVR Agreement will be duly and validly executed and delivered by the Company and, assuming due authorization, execution, and delivery by SmartFinancial and all other parties thereto, will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(e) No Violations.  Neither the execution, delivery, or performance of this Agreement or the CVR Agreement by the Company, nor the execution, delivery, or performance of the Bank Merger Agreement by the Bank, nor the consummation of the transactions contemplated by this Agreement, the CVR Agreement, or the Bank Merger Agreement, will (i) assuming the approval of this Agreement by the shareholders of the Company in accordance with the articles of incorporation and bylaws of the Company and applicable Law and the approval of the Bank Merger Agreement by the Company as the sole shareholder of the Bank in accordance with the articles of incorporation and bylaws of the Bank and applicable Law, violate the charter or articles of incorporation, bylaws, or other organizational or governing documents of the Company or the Bank or any of their Subsidiaries or (ii) assuming that the consents, approvals, waivers, notices, filings, and registrations referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law, permit, or license to which the Entegra Parties or any of their Subsidiaries (or the properties or assets of the Entegra Parties or any of their Subsidiaries) are subject or by which the Entegra Parties or any of their Subsidiaries (or the properties or assets of the Entegra Parties or any of their Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or the Bank or any of their Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which the Company or the Bank, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of the Company or the Bank, or any of their Subsidiaries, may be subject or bound, except, in the case of clause (B) above, for breaches, violations, defaults, terminations, accelerations, or Liens that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(f) Consents and Approvals.  No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by the Company or the Bank, or any of their Subsidiaries, in connection with the execution, delivery, or performance of this Agreement or the CVR Agreement by the Company, or the execution, delivery, or performance of the Bank Merger Agreement by the Bank, or the consummation by the Company and the Bank of the transactions contemplated hereby and thereby, including without limitation the Mergers and the Bank Merger, except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the Federal Reserve, the TDFI, the NCCOB, and the United States Department of Justice (collectively, the “Regulatory Approvals”); (ii) the filing of the Articles of Merger with the North Carolina Secretary of State, the filing of the Second Step Tennessee Articles of Merger with the Tennessee Secretary of State, the filing of the Second Step North Carolina Articles of Merger with the North Carolina Secretary of State, and the filing of the Bank Merger Certificates; (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, and such other filings and reports as are required under the Exchange Act; (iv) the approval of this Agreement by the shareholders of the Company in accordance with the articles of incorporation and bylaws of the Company and applicable Law and the approval of the Bank Merger Agreement by the Company as the sole shareholder of the Bank in accordance with the articles of incorporation and bylaws of the Bank and applicable Law; (v) such as may be required in connection with SmartFinancial acquiring from and succeeding to all rights, title, and interests of the Company in the TPS Trust, including the issued and outstanding common securities of the TPS Trust, and SmartFinancial’s assumption of the Company’s covenants, agreements, and obligations under and relating to the Trust Preferred Securities and the Trust Debentures, in each case subject to the terms and conditions of the TPS Documents”); and (vi) consents, approvals, waivers, notices, filings, and registrations the failure of which to obtain, give, or make would not, individually or in the aggregate, have a material impact on the Company or the Bank or their Subsidiaries or, after the Mergers and the Bank Merger, the Surviving Corporation or the Surviving Bank or their Subsidiaries. As of the date of this Agreement, the Company does not have Knowledge of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g) Reports.  The Company and the Bank, and each of their Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2016, with or to the Federal Reserve, the FDIC, the NCCOB, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h) Securities Filings.  The Company has timely filed with or furnished to the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that the Company has been required to file or furnish under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2016 (collectively, the “Company Securities Filings”). True, correct, and complete copies of the Company Securities Filings are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of their respective dates of filing with or furnishing to the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), none of the Company Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with or furnishing to the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Company Securities Filings.

(i) Financial Statements.  The consolidated financial statements of the Company and its Subsidiaries included in the Company Securities Filings (including the related notes, where applicable) (the “Company Financial Statements”) fairly present in all material respects the financial position, results of operations, changes in shareholders’ equity, and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount which will not be material individually or in the aggregate). Each of the Company Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such Company Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have since January 1, 2016, been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2016, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(j) Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has, or has incurred, any Liability, other than (i) Liabilities reflected on or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2018, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 (the “Company Balance Sheet”), (ii) Liabilities incurred since September 30, 2018, in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(k) Absence of Certain Changes or Events.

(i) Since (and including) January 1, 2018, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(ii) Since (and including) January 1, 2018, except as relates to the matters contemplated by this Agreement, the Company and the Bank and their Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices.

(l) Litigation.  There are (i) no suits, actions, claims, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Company, threatened against or affecting, and (ii) to the Knowledge of the Company no investigations pending, threatened against, or affecting, the Company or the Bank or any of their Subsidiaries, any current or former director, officer, or employee of the Company or the Bank or any of their Subsidiaries in his or her capacity as such, any Entegra Benefit Plan (as defined below), or any property, asset, right, or interest of the Company or the Bank or any of their Subsidiaries, which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Set forth on Schedule 4.2(l)(i) of the Entegra Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Bank or any of their Subsidiaries, any current or former director, officer, or employee of the Company or the Bank or any of their Subsidiaries in his or her capacity as such, any Entegra Benefit Plan, or any property, asset, right, or interest of the Company or the Bank or any of their Subsidiaries. Neither the Company nor the Bank nor any of their Subsidiaries, nor any of the properties or assets of the Company or the Bank or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity (other than those applicable to banks or bank holding companies generally) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Set forth on Schedule 4.2(l)(ii) of the Entegra Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each Governmental Entity judgment, decree, injunction, order, or ruling (other than those applicable to banks or bank holding companies generally) that the Company or the Bank or their Subsidiaries, or any of the properties or assets of the Company or the Bank or their Subsidiaries, is a party or subject to or bound by.

(m) Regulatory Actions.  Since January 1, 2016, neither the Company nor the Bank, nor any of their Subsidiaries, has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any material commitment letter or similar undertaking to, or has been subject to any material action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the Company, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of the Company or the Bank or any of their Subsidiaries. Since January 1, 2016, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of the Company or the Bank or any of their Subsidiaries.

(n) Compliance with Laws; Deposit Insurance.

(i) The Entegra Parties and their Subsidiaries have at all times since January 1, 2016, complied with, and are currently in compliance with, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the FCRA; the Truth in Lending Act of 1968, as amended; the Community Reinvestment Act of 1977, as amended (the “CRA”); the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Privacy Laws; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except for any such failures to comply which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Entegra Parties and their Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, except for any failure to have any such permit, license, franchise, certificate of authority, order, authorization, or approval or to make any such filing, application, or  registration that, individually or in the aggregate with other such failures, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened.

(ii) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer or each former principal financial officer, as applicable) has made all certifications required by Rules 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Securities Filings, and the statements contained in such certifications are true and accurate in all material respects, and the Company has, since January 1, 2016, been in compliance in all material respects with all other applicable provisions of the Sarbanes-Oxley Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(iii) The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the full extent permitted by Law, and the Bank has timely paid all premiums and assessments and timely filed all reports required by the FDIA, except, as to the filing of such reports, where the failure to timely file such reports has not had and would not reasonably be expected to have, either individually or in the agreement, a Material Adverse Effect on the Company. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the Company, threatened.

(o) Taxes.

(i) The Entegra Parties and their Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (the “Entegra Returns”). Neither the Entegra Parties nor any of their Subsidiaries currently are the beneficiary of any extension of time within which to file any Entegra Returns. All of the Entegra Returns are true, correct, and complete in all material respects, and all Taxes due and payable by the Entegra Parties and their Subsidiaries with respect to the periods covered by such Entegra Returns have been paid (whether or not shown on any Entegra Returns). The accruals and reserves for Taxes reflected in the Company Balance Sheet are adequate, in accordance with GAAP, to cover all unpaid Taxes of the Company and its Subsidiaries for periods ending on or prior to the date of the Company Balance Sheet, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries, will be adequate, in accordance with GAAP, to cover all unpaid Taxes of the Company and its Subsidiaries accruing through the Closing Date. No written claim has ever been made against the Entegra Parties or any of their Subsidiaries by a taxing authority in a jurisdiction where the Company or the Bank or their Subsidiaries do not file Tax Returns that the Company or the Bank or any of their Subsidiaries are or may be subject to taxation in that jurisdiction. Neither the Entegra Parties nor any of their Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii) All estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the Entegra Parties or any of their Subsidiaries have been paid to the proper taxing authorities. All Taxes that the Entegra Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party (including any Taxes due under Section 409A of the Code) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities. The Entegra Parties and their Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts. The Entegra Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws.

(iii) The Company has delivered or made available to the SmartFinancial Parties true, correct, and complete copies of all Entegra Returns filed by or with respect to the Entegra Parties or any of their Subsidiaries for the taxable periods ended December 31, 2015, 2016, and 2017. The Entegra Returns for all taxable years ending on or before December 31, 2014, either have been examined by the applicable taxing authority and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. The Company has delivered or made available to the SmartFinancial Parties true, correct, and complete copies of all audit reports, statements of deficiencies, and similar documents issued by a taxing authority relating to the Entegra Returns.

(iv) No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the Company, threatened against or with respect to the Entegra Parties or any of their Subsidiaries in respect of any Taxes or Tax matters, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Entegra Parties or any of their Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the Entegra Parties or any of their Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the Entegra Parties or any of their Subsidiaries, other than Permitted Liens.

(v) Neither the Company nor the Bank, nor any of their Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither the Company nor the Bank, nor any of their Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to the Company or the Bank or any of their Subsidiaries.

(vi) There is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any director, officer, employee, or independent contractor, or any former director, officer, employee, independent contractor, or disqualified individual (as defined in Section 280G(c) of the Code) of the Company or the Bank or any of their Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or would reasonably be expected to (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4) of the Code), or (B) subject any such Person to additional taxes under Section 409A of the Code.

(vii) Neither the Company nor the Bank, nor any of their Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract. Neither the Company nor the Bank, nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company, Bank or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(viii) Neither the Company nor the Bank, nor any of their Subsidiaries, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(ix) Neither the Entegra Parties nor their Subsidiaries (A) have at any time engaged in or entered into any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or (B) filed Form 8886, Reportable Transaction Disclosure Statement, with the IRS. The Entegra Parties and their Subsidiaries have disclosed on all Entegra Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither the Company nor the Bank, nor any of their Subsidiaries, has incurred, and no state of affairs exist that would reasonably be expected to result in the Company or the Bank, or any of their Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

(x) Neither the Company nor the Bank, nor any of their Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xi) None of the assets, properties, or rights of the Entegra Parties or their Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986, or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code.

(xii) Neither the Company nor the Bank, nor any of their Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither the Company nor the Bank, nor any of their Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is the Company or the Bank, or any of their Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of the Company or the Bank which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(xiii) Set forth on Schedule 4.2(o)(xiii) of the Entegra Disclosure Memorandum is a true, correct, and complete list of (i) all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which the Entegra Parties or their Subsidiaries are parties or in which the Entegra Parties or their Subsidiaries participate and (ii) the amount of each Tax abatement, Tax reduction, Tax credit, or similar benefit that the Entegra Parties or their Subsidiaries have received as of the date hereof and the period(s) to which each such Tax abatement, Tax reduction, Tax credit, or similar benefit applied. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

(xiv) Neither the Company or the Bank nor any of their Subsidiaries has ever distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither the Company or the Bank nor any of their Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Entegra Parties or their Subsidiaries, and the IRS has not proposed any such change in accounting method.

(xv) Neither the Company or the Bank nor any of their Subsidiaries is or has been an “S” corporation within the meaning of Section 1361(a)(1) of the Code.

(xvi) For purposes of this Section 4.2(o), (A) references to the Company shall be deemed to include any predecessor to the Company, any Person which merged or was liquidated with or into the Company, any direct or indirect Subsidiary of the Company, and any Person from which the Company has incurred any Liability for Taxes as a result of transferee liability and (B) references to the Bank shall be deemed to include any predecessor to the Bank, any Person which merged or was liquidated with or into the Bank, any direct or indirect Subsidiary of the Bank, and any Person from which the Bank has incurred any Liability for Taxes as a result of transferee liability.

(p) Material Contracts.

(i) Set forth on Schedule 4.2(p)(i) of the Entegra Disclosure Memorandum is a true, correct, and complete list (arranged and categorized by the appropriate subsection of this Section 4.2(p)(i)) of the following Contracts to which the Company or the Bank, or any of their Subsidiaries, is a party, by which the Company or the Bank, or any of their Subsidiaries, is bound, or to which the Company or the Bank, or any of their Subsidiaries, or any of the properties or assets of the Company or the Bank, or any of their Subsidiaries, are subject (whether or not actually set forth on such schedule, collectively, the “Entegra Material Contracts”): (A) any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of the SEC’s Regulation S-K; (B) any Contract that prohibits or restricts the Company or the Bank or any of their Subsidiaries, or any personnel of the Company or the Bank or any of their Subsidiaries, from conducting any certain type of business or conducting business in any certain geographic area or from competing with any Person or in any line of business; (C) any Contract (1) with any current director, officer, employee, or independent contractor of the Company or the Bank or any of their Subsidiaries or (2) with any former director, officer, employee, or independent contractor of the Company or the Bank or any of their Subsidiaries under or pursuant to which the Company or the Bank or any of their Subsidiaries is making or is or could be obligated to make payments in excess of $100,000 per year, in each case including without limitation any employment, severance, change of control, consulting, salary continuation, split dollar life insurance, survivor income, deferred compensation, or retirement agreement; (D) any Contract with any record or beneficial owner of five percent or more of the Company Common Stock; (E) any Contract that would be terminable other than by the Company or the Bank or their Subsidiaries, or under which a payment obligation (whether in the nature of a change of control or severance payment or otherwise) in excess of $100,000 would arise or be accelerated, in each case as a result of or upon the execution or delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), including without limitation the Mergers or the Bank Merger; (F) any Contract (other than Contracts for Bank Loans made in the ordinary course of business and other than Contracts described in clause (L) below) that involves, or would reasonably be expected to involve, annual receipts or disbursements of $100,000 or more or aggregate receipts or disbursements of $250,000 or more over the life of the Contract; (G) any Contract that involves Intellectual Property (other than Contracts entered into in the ordinary course with customers and “shrink-wrap” or “click-through” software licenses) that provides for, or would reasonably be expected to involve, annual receipts or disbursements of $50,000 or more or aggregate receipts or disbursements of $100,000 or more over the life of the Contract; (H) any Contract that requires the Company or the Bank, or any of their Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person; (I) any partnership, joint venture, limited liability company, or similar Contract; (J) any Contract for the lease or occupancy of real property; (K) any Contract that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of the Company or the Bank or any of their Subsidiaries; (L) any Contract that relates to indebtedness of or borrowings of money (or guarantees of the same) by the Company or the Bank, or any of their Subsidiaries, in excess of $100,000 (other than Contracts relating to customer deposit liabilities, Federal Home Loan Bank borrowings, and repurchase agreements with customers, in each case created, incurred, or entered into in the ordinary course of business); (M) any Contract between or among the Company or the Bank, on one hand, and any Subsidiaries or Affiliates of the Company or the Bank, on the other hand; and (N) any Contract that is material to the financial condition, results of operations, or business of the Company or the Bank or any of their Subsidiaries and which is not otherwise described in clauses (A) through (M). A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each Entegra Material Contract, as amended through the date of this Agreement, has been previously provided or made available to SmartFinancial.

(ii) In each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (A) each of the Entegra Material Contracts is in full force and effect and is a valid and binding obligation of the Company or the Bank or their Subsidiaries, as applicable, and, to the Knowledge of the Company, each of the other parties thereto, enforceable against the Company or the Bank or their Subsidiaries, as applicable, and each of the other parties thereto in accordance with its terms, (B) the Company and the Bank and their Subsidiaries have performed all duties and obligations required to be performed by them under each Entegra Material Contract, (C) neither the Company nor the Bank nor any of their Subsidiaries, nor to the Knowledge of the Company any other party thereto, is in breach or violation of or default under any Entegra Material Contact, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default, and (D) no event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (1) the right to declare a breach or default or exercise any remedy under any Entegra Material Contract, (2) the right to accelerate the maturity of or performance under any Entegra Material Contract, or (3) the right to cancel, terminate, or modify any Entegra Material Contract.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or a material and adverse effect on the business, properties, assets, liabilities, financial condition, operations, or results of operations of the Surviving Corporation and its Subsidiaries taken as a whole, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms of any Entegra Material Contract as a result of the Entegra Parties’ execution, delivery, or performance of this Agreement or the Bank Merger Agreement or the consummation of the transactions contemplated hereby or thereby and (B) neither the Entegra Parties’ execution, delivery, or performance of this Agreement or the Bank Merger Agreement nor the consummation of the transactions contemplated hereby or thereby will result in any Person having the right to declare a breach or default or exercise any remedy under any Entegra Material Contract; accelerate the maturity of or performance under any Entegra Material Contract; or cancel, terminate, or modify any Entegra Material Contract.

(q) Intellectual Property; Information Technology Systems.

(i) The Company and the Bank (or their respective Subsidiaries, as applicable) own, or are licensed or otherwise possess sufficient legally enforceable rights to use, free and clear of any Liens other than Permitted Liens, all Intellectual Property that is used by the Entegra Parties and their Subsidiaries in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, neither the Company nor the Bank nor any of their Subsidiaries has infringed or otherwise violated or is currently infringing or otherwise violating the Intellectual Property rights of any other Person. There is no claim pending or, to the Knowledge of the Company, threatened against the Company or the Bank or any of their Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property owned, used, or held for use by the Company or the Bank or any of their Subsidiaries in the conduct of their respective businesses as currently conducted. To the Knowledge of the Company, no officer, director, or employee of the Company or the Bank is a party to any Contract with any Person (other than the Company or the Bank) that requires such officer, director, or employee to assign any interest in any Intellectual Property to such Person.

(ii) The Company and the Bank (or their respective Subsidiaries, as applicable) own, or are licensed or otherwise possess sufficient legally enforceable rights to use, free and clear of any Liens other than Permitted Liens, all Entegra IT Systems. To the Knowledge of the Company, all of the Entegra IT Systems (A) have been reasonably properly maintained in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry and (B) are in good working condition to effectively perform all information technology (including data processing) operations necessary to conduct business as currently conducted. The Company and the Bank and their Subsidiaries have implemented a comprehensive written information security program and, since January 1, 2014, have at all times maintained and had in place commercially reasonable and appropriate administrative, organizational, technical, and physical safeguards adequate to (X) secure and protect the Entegra Data and the Entegra IT Systems consistent with industry standard practices; (Y) ensure the confidentiality, integrity, and security of the Entegra Data and the Entegra IT Systems; and (Z) protect against any Entegra Information Security Incident. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and the Bank and their Subsidiaries are, and have been at all times since January 1, 2014, in compliance with the Privacy Laws and all representations, warranties, statements, contracts, and commitments that the Company or the Bank or their Subsidiaries have made or entered into with respect to the collection, use, disclosure, transfer, security, retention, disposal, or other processing of Personal Information, including without limitation (A) all privacy or data protection policies, notices, statements, and similar disclosures published or otherwise made available by the Company or the Bank or their Subsidiaries; (B) all internal policies, procedures, or standards regarding the security or protection of Personal Information; and (C) any contractual commitment made by the Company or the Bank or their Subsidiaries with respect to the privacy, confidentiality, security, or processing of Personal Information. To the Knowledge of the Company, there is not currently any ongoing Entegra Information Security Incident and there has not been any Entegra Information Security Incident. No suit, action, litigation, claim, or legal or administrative proceeding, and to the Knowledge of the Company no investigation, related to information or data security or privacy is pending or, to the Knowledge of the Company, threatened against, or has at any time since January 1, 2016, been pending or, to the Knowledge of the Company, threatened against, the Company or the Bank or any of their Subsidiaries. No Person (including any Governmental Entity) has made any formal claim or commenced any action or, to the Knowledge of the Company, any investigation against or with respect to the Company or the Bank or any of their Subsidiaries relating to any Entegra Information Security Incident or violation of Privacy Laws. The Company and the Bank and their Subsidiaries have all necessary rights and permissions to access, obtain, use, maintain, store, collect, disclose, and transfer Personal Information. The Company and the Bank and their Subsidiaries have not sold, licensed, rented, traded, or otherwise transferred ownership of any Personal Information to a third party, nor have they purchased, licensed, or rented any Personal Information from a third party.

(r) Labor and Employment Matters.

(i) The Entegra Parties and their Subsidiaries are, and at all times since January 1, 2016, have been, in compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours, except for any such failures to comply which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor the Bank, nor any of their Subsidiaries, is or has during the last five years been a party to, or is or has during the last five years been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or the Bank, or any of their Subsidiaries, the subject of any proceeding in which it is asserted that the Company or the Bank, or any of their Subsidiaries, has committed an unfair labor practice or seeking to compel the Company or the Bank, or any of their Subsidiaries, to bargain with any labor union or labor organization as to wages and conditions of employment, nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving the Company or the Bank, or any of their Subsidiaries (or the employees of the Company or the Bank or any of their Subsidiaries), pending or, to the Knowledge of the Company, threatened.

(ii) Set forth on Schedule 4.2(r)(ii) of the Entegra Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any leased or temporary employees) of the Entegra Parties and their Subsidiaries; (B) each such employee’s current rate of compensation and bonus or incentive compensation arrangement(s); and (C) each such employee’s date of hire and accrued vacation, sick leave, personal leave, and paid time off, as applicable. Set forth or identified on Schedule 4.2(r)(ii) of the Entegra Disclosure Memorandum are the names of any employees of the Entegra Parties or any of their Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. Other than compensation and benefits payable to employees in the ordinary course of business the payment of which is not delinquent, there are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee or former employee of the Company or the Bank or any of their Subsidiaries.

(iii) To the Knowledge of the Company, no director, officer, employee, or independent contractor of or to the Company or the Bank or any of their Subsidiaries is a party to or otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that would reasonably be expected to adversely affect the ability of the Company or the Bank or any of their Subsidiaries to conduct its business as currently conducted or the ability of such Person to perform and carry out such Person’s duties or responsibilities.

(iv) Neither the Company nor the Bank, nor any of their Subsidiaries, has any material Liability for (A) classifying any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any Entegra Benefit Plan (as defined below), should have been classified as an employee or (B) improperly excluding any Person who provides or has provided services to the Company or the Bank or any of their Subsidiaries in any capacity from participating in any Entegra Benefit Plan.

(v) To the Knowledge of the Company, as of the date of this Agreement, no officer of the Company or the Bank (or any of their Subsidiaries) with a title of executive vice-president or higher has informed the Company or the Bank (or any of their Subsidiaries) of his or her intent to terminate his or her employment with the Company or the Bank (or any of their Subsidiaries) during the next 12 months.

(vi) There is no pending or, to the Knowledge of the Company, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of the Company or the Bank or any of their Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), except for such suits, actions, claims, or legal, administrative, arbitration, or other proceedings which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(s) Benefit Plans.

(i) Set forth on Schedule 4.2(s)(i) of the Entegra Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, survivor income, salary continuation, stock option, restricted stock, restricted stock unit, stock purchase, stock ownership, savings, stock appreciation right, capital appreciation, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, and other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans, and arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained, sponsored, or contributed to (or required to be contributed to) by the Company or the Bank or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, employees, independent contractors, or consultants of the Company or the Bank or any of their respective Subsidiaries, or any spouse or dependent of any such Person, or to or under which the Company or the Bank or an ERISA Affiliate has or may have any Liability, contingent or otherwise (herein referred to collectively as the “Entegra Benefit Plans”), including any and all plans or policies offered to employees of the Company or the Bank, or any of their respective Subsidiaries, with respect to which the Company or the Bank or an ERISA Affiliate has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“Entegra Voluntary Plans”). The Entegra Parties have previously delivered or made available to SmartFinancial true, correct, and complete copies of all plans, contracts, agreements, arrangements, and other documents required to be set forth on Schedule 4.2(s)(i) of the Entegra Disclosure Memorandum, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. There has been no announcement or commitment by the Company or the Bank, or any of their Subsidiaries, to create any additional Entegra Benefit Plan, to amend any Entegra Benefit Plan (except for amendments required by applicable Law which do not materially increase the cost of such Entegra Benefit Plan), or to terminate any Entegra Benefit Plan.

(ii) Other than routine claims for benefits, there is no pending or, to the Knowledge of the Company, threatened or suspected claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any Entegra Benefit Plan. All of the Entegra Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the Entegra Benefit Plans or pursuant to which they are maintained or administered. To the Knowledge of the Company, there are no existing circumstances and no event has occurred that would reasonably be expected to adversely affect the qualified status of any Entegra Benefit Plan intended to be tax-qualified under Section 401 of the Code. No audit of any Entegra Benefit Plan by the IRS, the United States Department of Labor, or any other Governmental Entity is ongoing or to the Knowledge of the Company threatened, or was ongoing or closed or to the Knowledge of the Company threatened at any time during the past five years. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Entegra Benefit Plan that is likely to result in, or has already resulted in, the imposition of any penalties or Taxes upon the Company or the Bank or any of their Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii) No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Entegra Parties or their Subsidiaries to be, incurred with respect to any Entegra Benefit Plan that is subject to Title IV of ERISA (an “Entegra Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by the Company or the Bank or any ERISA Affiliate. No Entegra Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof, and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Entegra Pension Plan within the 12-month period ending on the date of this Agreement. Neither the Company nor the Bank, nor any of their Subsidiaries, has provided or is required to provide security to any Entegra Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither the Company nor the Bank, nor any of their Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv) Each Entegra Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (an “Entegra Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the Entegra Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the Company there are no facts or circumstances that would reasonably be expected to result in the revocation of any such favorable determination letter. Each Entegra Qualified Plan, if any, that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects.

(v) Neither the Company nor the Bank, nor any of their Subsidiaries, has any obligations for post-employment welfare benefits under any Entegra Benefit Plan that cannot be terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the electing individuals.

(vi) All contributions and payments required to be made with respect to any Entegra Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Entegra Benefit Plan, have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the Company Balance Sheet to the extent required by GAAP or regulatory accounting requirements. Any unfunded Entegra Benefit Plan pays benefits solely from the general assets of the Company or the Bank, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required.

(vii) All required reports, notices, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law with respect to each Entegra Benefit Plan. All required Tax filings with respect to each Entegra Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since January 1, 2016, neither the Company nor the Bank, nor any of their Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and there are no facts or circumstances that would reasonably be expected to result in the Company or the Bank, or any of their Subsidiaries, being required by the Code to file any such Form 8928.

(viii) Neither the Company nor the Bank, nor any of their Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, change in control, salary continuation, or employment agreement) that will, as a result or consequence of the execution or delivery of this Agreement or the Bank Merger Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Mergers or the Bank Merger, contemplated by this Agreement and the Bank Merger Agreement, either alone or in connection with any other event, (A) entitle any current or former director, officer, employee, or independent contractor of the Company or the Bank, or of any of their Subsidiaries, to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise), (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any withdrawal liability under or any other material obligation pursuant to any of the Entegra Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Entegra Benefit Plans, or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or the imposition of any Tax under Section 409A of the Code or the forgiveness of any indebtedness.

(ix) Each Entegra Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and has been administered, as applicable, (A) in good faith compliance with Section 409A of the Code during the period beginning October 1, 2004, through December 31, 2008, and (B) in compliance with Section 409A of the Code since January 1, 2009.

(x) No Person is entitled to receive any additional payment (including without limitation any Tax gross-up or similar payment) from the Company or the Bank or any of their Subsidiaries as a result of the imposition of any excise Taxes under Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(xi) All Entegra Voluntary Plans satisfy the regulatory safe-harbor requirements provided by ERISA in order for such Entegra Voluntary Plans to be considered not to be or to have been established, sponsored, or maintained by the Company or the Bank or any of their Subsidiaries and not to constitute an “employee benefit plan” subject to ERISA.

(t) Real and Personal Property.

(i) Set forth on Schedule 4.2(t)(i) of the Entegra Disclosure Memorandum is a true, correct, and complete list (by street address) as of the date of this Agreement of all real property owned by the Company or the Bank or any of their Subsidiaries, including without limitation property carried on the books of the Bank as “other real estate owned” (the “Owned Real Property”), and all real property leased by the Company or the Bank or any of their Subsidiaries (the “Leased Real Property,” and together with the Owned Real Property, collectively, the “Entegra Properties”). Except for the Entegra Properties, as of the date of this Agreement, neither the Company nor the Bank nor any of their Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property, other than interests as a creditor in real property securing Bank Loans (as defined below).

(ii) The Company and the Bank and their Subsidiaries have good and marketable title to all of the Owned Real Property (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except Permitted Liens. To the Knowledge of the Company, there are no material unpaid bills or claims for work performed on or at the Entegra Properties, except for such as are not yet due and payable. None of the Owned Real Property is leased by the Company or the Bank or any of their Subsidiaries.

(iii) Each lease pursuant to which the Company or the Bank or their Subsidiaries lease the Leased Real Property is valid, binding, enforceable, and in full force and effect, and neither the Company nor the Bank nor any of their Subsidiaries, nor to the Knowledge of the Company, any other party to any such lease, is in breach or default under or in violation of, in any material respect, any provision of any such lease. The Entegra Parties have previously delivered or made available to SmartFinancial a true, correct, and complete copy of each such lease, including any amendments thereto. The Entegra Parties and their Subsidiaries are entitled to and have exclusive possession of the Leased Real Property, and no parcel of Leased Real Property is subject to any legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes or would reasonably be expected to materially interfere with the Entegra Parties’ or their Subsidiaries’ occupancy or use of the Leased Real Property.

(iv) There is no Person in possession or occupation of, or who has any current right to possession or occupation of, the Entegra Properties other than the Entegra Parties and their Subsidiaries.

(v) Each of the Entegra Properties that is used or held for use by the Company or the Bank or any of their Subsidiaries in connection with the business or operations of the Company or the Bank or any of their Subsidiaries (the “Entegra Business Properties”) is in reasonably good condition (normal wear and tear excepted), conforms in all material respects with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by the Entegra Parties and their Subsidiaries to be adequate for the current business of the Entegra Parties and their Subsidiaries. To the Knowledge of the Company, none of the buildings, structures, or other improvements located on any of the Entegra Business Properties encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way, and none of the buildings, structures, or other improvements located on any parcel adjoining the Entegra Business Properties encroaches upon or over any portion of the Entegra Business Properties. There are no easements of any kind on, in respect of, or affecting the Entegra Business Properties that materially affect the Entegra Parties’ or their Subsidiaries’ use of or right to use the Entegra Business Properties for the conduct of their business.

(vi) None of the Entegra Properties, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and the Company has no Knowledge that any of the Entegra Properties, or any such building, structure, fixture, or improvement, will or may the subject of, or affected by, any such proceeding. There are no special, general, or other assessment proceedings affecting the Entegra Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the Entegra Properties as currently used and operated by the Entegra Parties and their Subsidiaries.

(vii) To the Knowledge of the Company, none of the Entegra Properties are located in any special flood hazard area or zone on any official flood hazard map published by the United States Federal Emergency Management Agency or in any wetland area as designated by the United States Army Corps of Engineers, the United States Environmental Protection Agency, or any applicable state or local agency. The Entegra Properties are appropriately zoned for each of the purposes for which they are being used by the Entegra Parties and their Subsidiaries.

(viii) Neither the Company nor the Bank, nor any of their Subsidiaries, has experienced any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by the Company or the Bank or any of their Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of the Company, threatened governmental action that has prohibited or materially interfered with or would reasonably be expected to prohibit or materially interfere with such access; and, to the Knowledge of the Company, no fact or condition exists which, with the passage of time or the giving of notice, or both, would reasonably be expected to result in the termination of or material reduction or impairment of such access. All existing utilities provided at the Entegra Properties are adequate in all material respects for the Entegra Parties’ and their Subsidiaries’ existing use and operation of the Entegra Properties.

(ix) The Company and the Bank and their Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens, except for Permitted Liens. In each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, each lease pursuant to which the Company or the Bank, or any of their Subsidiaries, leases personal property is valid, binding, enforceable, and in full force and effect, and neither the Company nor the Bank, nor any of their Subsidiaries, nor to the Knowledge of the Company any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The personal property owned or leased by the Company and the Bank and their Subsidiaries is in reasonably good condition, normal wear and tear excepted, and is reasonably sufficient for the carrying on of the business of the Company and the Bank and their Subsidiaries in the ordinary course consistent with past practice.

(u) Environmental Matters.

(i) Each of the Entegra Properties and each of the Entegra Participation Facilities is, and has been during the period of the Company’s or the Bank’s or their Subsidiaries’ ownership or operation thereof, in compliance in all material respects with all Environmental Laws, and, to the Knowledge of the Company, each of the Entegra Loan Properties is, and has been during the period of the Company’s or the Bank’s or their Subsidiaries’ possession of a security interest therein, in compliance in all material respects with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or, to the Knowledge of the Company, threatened against the Company or the Bank or any of their Subsidiaries, or any Entegra Participation Facility, (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by the Company or the Bank or any of their Subsidiaries, or any Entegra Participation Facility. To the Knowledge of the Company, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any Entegra Loan Property (or the Company or the Bank or any of their Subsidiaries in respect of any Entegra Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on an Entegra Loan Property. Neither the Company nor the Bank, nor any of their Subsidiaries, has received any written notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in violation of or have any Liability under any Environmental Law.

(ii) There are no underground storage tanks at or on any of the Entegra Properties, any other property operated by the Company or the Bank or any of their Subsidiaries, any Entegra Participation Facility, or to the Knowledge of the Company any Entegra Loan Property. Neither the Company nor the Bank nor any of their Subsidiaries, nor to the Knowledge of the Company any other Person, has closed or removed any underground storage tank on or from any of the Entegra Properties, any other property operated by the Company or the Bank or any of their Subsidiaries, any Entegra Participation Facility, or any Entegra Loan Property. To the Knowledge of the Company, none of the Entegra Loan Properties is the site of or was formerly the site of a dry cleaning facility.

(iii) During the period of (A) the Entegra Parties’ and their Subsidiaries’ ownership, occupancy, or operation of the Entegra Properties and (B) the Entegra Parties’ or their Subsidiaries’ participation in the management of any Entegra Participation Facility, there has been no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of the Company, prior to the period of (A) the Entegra Parties’ and their Subsidiaries’ ownership, occupancy, or operation of the Entegra Properties or (B) the Entegra Parties’ or their Subsidiaries’ participation in the management of any Entegra Participation Facility, there was no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv) The Entegra Parties and their Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any of the Entegra Properties (or any other properties operated or occupied by the Entegra Parties or their Subsidiaries), and the Entegra Parties and their Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect, and will remain in full force and effect as of and after the Effective Time.

(v) Fairness Opinion.  Prior to the Parties’ execution of this Agreement, the board of directors of the Company received from Sandler O’Neill + Partners, L.P. an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

(w) Broker Fees.  Neither the Company nor the Bank nor any of their Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of the Company or the Bank or any of their Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(x) Loan Matters.

(i) All Loans made, originated, or held by the Company or the Bank or any of their Subsidiaries (collectively, the “Bank Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business and (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are being and have been maintained, (1) in accordance in all material respects with the relevant notes or other credit or security documents, (2) in accordance in all material respects with the applicable underwriting and servicing standards of the Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) in accordance with all applicable Laws, except, as it relates to clause (3) only, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, none of such Bank Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, subject, however, to the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing the Bank Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the terms of any Loan held, originated, made, administered, or serviced by the Company or the Bank or any of their Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor the Company’s or the Bank’s or their Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any applicable federal or state Laws relating to consumer protection, installment sales, or usury.

(iii) The Entegra Parties’ allowance for loan and lease losses is, and shall be as of the Effective Time, (A) in compliance in all material respects with their existing methodology for determining the adequacy of their allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and (B) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off, as of such dates.

(iv) None of the Contracts pursuant to which the Company or the Bank or any of their Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of the Company or the Bank or any of their Subsidiaries to repurchase such Loans or interests therein.

(v) Set forth on Schedule 4.2(x)(v) of the Entegra Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date hereof, by the Company or the Bank or any of their Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of the Company or the Bank or any of their Subsidiaries.

(vi) Set forth on Schedule 4.2(x)(vi) of the Entegra Disclosure Memorandum is a true, correct, and complete listing, as of November 30, 2018, by account of (A) each borrower, customer, or other Person who has notified the Company or the Bank or any of their Subsidiaries during the past 12 months of, or has asserted against the Company or the Bank or any of their Subsidiaries, any “lender liability” or similar claim; (B) all Loans of the Company or the Bank or their Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) that constitute troubled debt restructurings, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by the Company or the Bank or any of their Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of November 30, 2018.

(vii) Each Loan held by the Company or the Bank or their Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(viii) To the Knowledge of the Company, there are no material oral modifications or amendments related to any Loans held by the Company or the Bank or any of their Subsidiaries that are not reflected in the written records of the Entegra Parties or their Subsidiaries. All Loans held by the Company or the Bank or their Subsidiaries are owned by the Entegra Parties or their Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Reserve or Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any Loan held by the Company or the Bank or their Subsidiaries have been asserted in writing against the Entegra Parties or their Subsidiaries for which there is a reasonable possibility of an adverse determination. None of the Loans held by the Company or the Bank or their Subsidiaries are presently serviced by third parties, and there is no obligation which would reasonably be expected to result in any such Loan becoming subject to any third party servicing.

(ix) Neither the Company nor the Bank nor any of their Subsidiaries is now or has been since January 1, 2016, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(y) Material Interests of Certain Persons.  Except for deposit and loan relationships entered into in the ordinary course of business in compliance with applicable Law, no current or former officer or director of the Company or the Bank or any of their Subsidiaries, or any family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in or pertaining to the business of, or owned or leased by the Company or the Bank or any of their Subsidiaries.

(z) Insurance.  The Company and the Bank and their Subsidiaries are insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All policies of insurance currently held or maintained by or providing coverage for the Company or the Bank or any of their Subsidiaries are in full force and effect, neither the Company nor the Bank nor any of their Subsidiaries is in breach or default under any such insurance policy, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit a termination, modification, or acceleration under any of such insurance policies. All premiums due and payable under or with respect to such insurance policies have been timely and fully paid, and all claims thereunder have been filed in a timely fashion. There is no claim for coverage by the Company or the Bank or any of their Subsidiaries pending under any of such insurance policies as to which coverage has been questioned, denied, or disputed. Neither the Company nor the Bank nor any of their Subsidiaries has received notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of such insurance policies.

(aa) Investment Securities; Derivatives.  The Entegra Parties and their Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Entegra Parties and their Subsidiaries. Such securities and commodities are valued on the books of the Entegra Parties and their Subsidiaries in accordance with GAAP. The Entegra Parties and their Subsidiaries employ investment, securities, commodities, risk management, and other similar policies, practices, and procedures that the Entegra Parties and their Subsidiaries reasonably believe are prudent and reasonable in the context of their respective businesses, and prior to the date of this Agreement, the Entegra Parties have made available to SmartFinancial true, correct, and complete copies of or the material terms of such policies, practices, and procedures. Except for restrictions that exist for securities that are classified as “held to maturity” or that are pledged to other Persons, none of the investment securities held by the Company or the Bank or any of their Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that would reasonably be expected to materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Neither the Company nor the Bank nor any of their Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb) Securities Transactions.  All offers and sales of securities by the Company or the Bank or their Subsidiaries were at all relevant times exempt from, or complied in all material respects with, the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities or “blue sky” Laws. Neither the Entegra Parties nor their Subsidiaries, nor to the Knowledge of the Company any director, officer, or employee of the Company or the Bank or their Subsidiaries, any Person related to any such director, officer, or employee by blood, marriage, or adoption and residing in the same household, or any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Stock or Bank Stock (or other securities issued by the Company or the Bank or their Subsidiaries) in violation of any applicable provision of federal or state securities Laws.

(cc) Transactions with Affiliates.  All “covered transactions” between the Bank and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance with such provisions of Law in all material respects.

(dd) Fiduciary Accounts.  The Company and the Bank and their Subsidiaries have properly administered all accounts, if any, for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither the Company nor the Bank nor any of their Subsidiaries, nor to the Knowledge of the Company any of the directors, officers, or employees of the Company or the Bank or their Subsidiaries, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

(ee) Tax Treatment of Mergers.  The Company has no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(ff) CRA, Anti-Money Laundering, and OFAC.  The Bank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to cause the Bank (i) to be considered not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory,” or (ii) to be considered to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law.

(gg) Internal Controls. The records, systems, controls, data, and information of the Company and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, had not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, at any time prior to the Closing Date.

(hh) Regulatory Capital.  The Company and the Bank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(ii) State Takeover Laws. The Company and the Bank and their Subsidiaries have taken (through their respective boards of directors or other governing bodies or otherwise) all action required to render inapplicable to this Agreement, the CVR Agreement, and the Bank Merger Agreement and the transactions contemplated hereby and thereby any otherwise applicable state takeover Laws, including without limitation any “moratorium,” “control share,” “fair price,” “Takeover,” or “interested shareholder” Law (collectively, “Takeover Laws”).

(jj) Ownership of SmartFinancial Stock.  As of the date of this Agreement, neither the Company nor the Bank nor any of their Subsidiaries owns any shares of SmartFinancial Stock, other than shares of SmartFinancial Stock owned or held in a bona fide fiduciary or agency capacity.

(kk) No Further Representations. Except for the representations and warranties made by the Company in this Article IV (including the related portions of the Entegra Disclosure Memorandum), the Company does not make any express or implied representation or warranty with respect to the Company or the Bank or their Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Company or the Bank or their Subsidiaries, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article IV (including the related portions of the Entegra Disclosure Memorandum), the Company does not make any representation or warranty to the SmartFinancial Parties with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Entegra Parties or any of their Subsidiaries or the respective businesses of the Entegra Parties or their Subsidiaries or (ii) any oral or written information presented, delivered, or made available to SmartFinancial or SmartBank in the course of their due diligence investigation of the Entegra Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SMARTFINANCIAL PARTIES

Section 5.1 SmartFinancial Disclosure Memorandum.  Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, the SmartFinancial Parties have delivered to the Company a confidential memorandum (the “SmartFinancial Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the SmartFinancial Parties contained in this Article V or to one or more covenants of the SmartFinancial Parties contained in Article VI (and in the case of any such exception, whether or not the subject representation, warranty, or covenant expressly makes reference to the SmartFinancial Disclosure Memorandum), making specific reference in such SmartFinancial Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 5.2 Representations and Warranties.  Subject to and except as disclosed in the SmartFinancial Securities Filings (as defined below) filed prior to the date of this Agreement (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), SmartFinancial and Merger Sub hereby represent and warrant to the Company as follows:

(a) Organization and Qualification.  SmartFinancial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the BHCA. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina. SmartBank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of SmartFinancial, Merger Sub, and SmartBank has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of SmartFinancial and SmartBank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on SmartFinancial. The copies of the charters or articles of incorporation, bylaws, and other organizational documents of SmartFinancial and SmartBank and their respective Subsidiaries previously provided or made available to the Company are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither SmartFinancial nor SmartBank nor any Subsidiary of SmartFinancial or SmartBank is in violation, in any material respects, of its respective charter or articles of incorporation, bylaws, or other organizational documents. The minute books or corporate records of SmartFinancial and SmartBank and their Subsidiaries previously provided or made available to the Entegra Parties constitute, in all material respects, a true, correct, and complete record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof) and other governing bodies and their respective shareholders and other securityholders, in each case for the periods covered thereby.

(b) Subsidiaries and Other Interests.  Set forth on Schedule 5.2(b) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of all Subsidiaries of SmartFinancial (other than SmartBank) and/or SmartBank, as well as each such Subsidiary’s jurisdiction of incorporation, organization, or formation and SmartFinancial’s and/or SmartBank’s percentage ownership of each such Subsidiary. Each of SmartFinancial and SmartBank owns beneficially and of record the capital stock or other equity or ownership interest it owns in each of its respective Subsidiaries free and clear of any and all Liens. There are no Contracts relating to the right of SmartFinancial or SmartBank to vote or dispose of any capital stock or other equity or ownership interest of any Subsidiary of SmartFinancial or SmartBank. The ownership interests of SmartFinancial and SmartBank in their respective Subsidiaries are in compliance with all applicable Laws. Each of the Subsidiaries of SmartFinancial and/or SmartBank (i) is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, (ii) has all requisite corporate power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except, with respect to clause (iii) only, where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on SmartFinancial. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of SmartFinancial and/or SmartBank have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of SmartFinancial and/or SmartBank are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of SmartFinancial and/or SmartBank, or any other debt or equity security of any Subsidiary of SmartFinancial and/or SmartBank; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of SmartFinancial and/or SmartBank or any options, warrants, or other rights with respect to such securities. Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither SmartFinancial nor SmartBank owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

(c) Capitalization.  As of the date of this Agreement, the authorized capital stock of SmartFinancial consists of (i) 40,000,000 shares of SmartFinancial Common Stock, of which 13,933,504 shares were issued and outstanding as of the date of this Agreement, and (ii) 2,000,000 shares of SmartFinancial Preferred Stock, of which 12,000 shares have been designated as SmartFinancial Series B Stock and no shares of which were issued and outstanding as of the date of this Agreement. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, of which 100 shares are issued and outstanding and owned by SmartFinancial. The authorized capital stock of SmartBank consists of (i) 8,000,000 shares of SmartBank Common Stock, of which 3,552,171 shares are issued and outstanding and owned by SmartFinancial, and (ii) 2,000,000 shares of SmartBank Preferred Stock, no shares of which are issued and outstanding. As of the date of this Agreement, there are no other classes or series of authorized, issued, or outstanding capital stock of SmartFinancial, Merger Sub, or SmartBank. No shares of SmartFinancial Stock are held in treasury by SmartFinancial or otherwise owned, directly or indirectly (other than in a fiduciary or agency capacity), by SmartFinancial, no shares of Merger Sub Common Stock are held in treasury by Merger Sub or otherwise owned, directly or indirectly, by Merger Sub, and no shares of SmartBank Stock are held in treasury by SmartBank or otherwise owned, directly or indirectly (other than in a fiduciary or agency capacity), by SmartBank. All of the issued and outstanding shares of SmartFinancial Stock, Merger Sub Common Stock, and SmartBank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of SmartFinancial Stock or SmartBank Stock have been issued in violation of the preemptive rights of any Person. There are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartFinancial to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartFinancial Stock, or securities convertible into or exercisable for shares of SmartFinancial Stock, or that require or obligate or could require or obligate SmartFinancial to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartBank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartBank Stock, or securities convertible into or exercisable for shares of SmartBank Stock, or that require or obligate or could require or obligate SmartBank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding obligations or commitments of SmartFinancial or SmartBank to repurchase, redeem, or otherwise acquire any shares of its capital stock. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of SmartFinancial or SmartBank may vote are issued or outstanding. No trust preferred or subordinated debt securities of SmartFinancial or any Subsidiary of SmartFinancial are issued or outstanding. As of the date of this Agreement, neither SmartFinancial nor any Subsidiary of SmartFinancial is delinquent in the payment of interest on any subordinated debt securities issued by it. Set forth on Schedule 5.2(c) of the SmartFinancial Disclosure Memorandum is a listing of all cash, stock, and other dividends or distributions on or with respect to SmartFinancial Stock or SmartBank Stock that have been declared, set aside, or paid since January 1, 2016, as well as all shares of SmartFinancial Stock and all shares of SmartBank Stock that have been purchased, redeemed, or otherwise acquired, directly or indirectly, by SmartFinancial and SmartBank, respectively, since January 1, 2016.

(d) Authority.  Each of SmartFinancial and Merger Sub, as applicable, has all requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement, and SmartBank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and in each case, subject to the consents, approvals, waivers, notices, filings, and registrations referred to in Section 5.2(f), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the CVR Agreement by SmartFinancial and Merger Sub, as applicable, and the Bank Merger Agreement by SmartBank, the performance by SmartFinancial, Merger Sub, and SmartBank of their obligations hereunder and thereunder, as applicable, and the consummation by SmartFinancial, Merger Sub, and SmartBank, as applicable, of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of SmartFinancial, Merger Sub, and SmartBank, respectively, and no other corporate actions or proceedings on the part of SmartFinancial, Merger Sub, or SmartBank are necessary to authorize the execution, delivery, or performance of this Agreement or the CVR Agreement by SmartFinancial or Merger Sub, as applicable, or the Bank Merger Agreement by SmartBank, or the consummation by SmartFinancial, Merger Sub, or SmartBank, as applicable, of the transactions contemplated hereby or thereby, other than (i) the approval of the Stock Issuance Proposal (as defined below) by the shareholders of SmartFinancial, (ii) the approval of this Agreement by SmartFinancial as the sole shareholder of Merger Sub in accordance with the articles of incorporation and bylaws of Merger Sub and applicable Law, and (iii) the approval of the Bank Merger Agreement by SmartFinancial as the sole shareholder of SmartBank in accordance with the charter and bylaws of SmartBank and applicable Law. The board of directors of SmartFinancial has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SmartFinancial and its shareholders and has directed that the Stock Issuance Proposal be submitted to SmartFinancial’s shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of SmartFinancial approve the Stock Issuance Proposal. The board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Merger Sub and its sole shareholder and has directed that this Agreement be submitted to SmartFinancial, as the sole shareholder of Merger Sub, for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that SmartFinancial, as the sole shareholder of Merger Sub, approve this Agreement. The board of directors of SmartBank has determined that the Bank Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of SmartBank and its sole shareholder and has directed that the Bank Merger Agreement be submitted to the sole shareholder of SmartBank for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the sole shareholder of SmartBank approve the Bank Merger Agreement. This Agreement has been duly and validly executed and delivered by each of SmartFinancial and Merger Sub and, assuming due authorization, execution, and delivery by the Company, constitutes a valid and legally binding obligation of each of SmartFinancial and Merger Sub enforceable against each of SmartFinancial and Merger Sub in accordance with its terms, and the Bank Merger Agreement has been duly and validly executed and delivered by SmartBank and, assuming due authorization, execution, and delivery by the Bank, constitutes a valid and legally binding obligation of SmartBank enforceable against SmartBank in accordance with its terms, in each case except as enforceability may be limited by the Enforceability Exceptions.

(e) No Violations.  Neither the execution, delivery, or performance of this Agreement or the CVR Agreement by SmartFinancial or Merger Sub, as applicable, nor the execution, delivery, or performance of the Bank Merger Agreement by SmartBank, nor the consummation of the transactions contemplated by this Agreement, the CVR Agreement, or the Bank Merger Agreement, will (i) assuming the approval of the Stock Issuance Proposal by the shareholders of SmartFinancial, the approval of this Agreement by SmartFinancial as the sole shareholder of Merger Sub in accordance with the articles of incorporation and bylaws of Merger Sub and applicable Law, and the approval of the Bank Merger Agreement by SmartFinancial as the sole shareholder of SmartBank in accordance with the charter and bylaws of SmartBank and applicable Law, violate the charter or articles of incorporation or bylaws of SmartFinancial, Merger Sub, or SmartBank or (ii) assuming that the consents, approvals, waivers, notices, filings, and registrations referred to in Section 5.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law, permit, or license to which SmartFinancial or SmartBank or any of their Subsidiaries (or the properties or assets of SmartFinancial or SmartBank or any of their Subsidiaries) are subject or by which SmartFinancial or SmartBank or any of their Subsidiaries (or the properties or assets of SmartFinancial or SmartBank or any of their Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of SmartFinancial or SmartBank or any of their Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which SmartFinancial or SmartBank, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of SmartFinancial or SmartBank, or any of their Subsidiaries, may be subject or bound, except, in the case of clause (B) above, for breaches, violations, defaults, terminations, accelerations, or Liens that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SmartFinancial.

(f) Consents and Approvals.  No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity are required to be obtained, given, or made by SmartFinancial, Merger Sub, or SmartBank in connection with the execution, delivery, or performance of this Agreement by SmartFinancial and Merger Sub, the execution, delivery, or performance of the CVR Agreement by SmartFinancial, or the execution, delivery, or performance of the Bank Merger Agreement by SmartBank, or the consummation by SmartFinancial, Merger Sub, and SmartBank of the transactions contemplated hereby and thereby, including without limitation the Mergers and the Bank Merger, except (i) the Regulatory Approvals; (ii) the filing of the Articles of Merger with the North Carolina Secretary of State, the filing of the Second Step Tennessee Articles of Merger with the Tennessee Secretary of State, the filing of the Second Step North Carolina Articles of Merger with the North Carolina Secretary of State, and the filing of the Bank Merger Certificates; (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form and the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included as a prospectus), and declaration of effectiveness of the Registration Statement by the SEC; (iv) such other filings, registrations, consents, declarations, and approvals as are required to be made or obtained under or pursuant to applicable federal or state securities Laws, including without limitation those required to be made or obtained in connection with the issuance by SmartFinancial of shares of SmartFinancial Common Stock as Merger Consideration pursuant to this Agreement; (v) the approval of the listing on Nasdaq of the shares of SmartFinancial Common Stock to be issued as Merger Consideration; (vi) the approval of the Stock Issuance Proposal by the shareholders of SmartFinancial, the approval of this Agreement by SmartFinancial as the sole shareholder of Merger Sub in accordance with the articles of incorporation and bylaws of Merger Sub and applicable Law, and the approval of the Bank Merger Agreement by SmartFinancial as the sole shareholder of SmartBank in accordance with the charter and bylaws of SmartBank and applicable Law; and (vii) consents, approvals, waivers, notices, filings, and registrations the failure of which to obtain, give, or make would not, individually or in the aggregate, have a material impact on SmartFinancial or SmartBank or their Subsidiaries or, after the Mergers and the Bank Merger, the Surviving Corporation or the Surviving Bank or their Subsidiaries. As of the date of this Agreement, SmartFinancial does not have Knowledge of any reason why any of the consents, approvals, or waivers referred to in this Section 5.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g) Reports.  SmartFinancial and SmartBank, and each of their Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2016, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h) Securities Filings.  SmartFinancial has filed with or furnished to the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that SmartFinancial has been required to file or furnish under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2016 (collectively, the “SmartFinancial Securities Filings”). True, correct, and complete copies of the SmartFinancial Securities Filings are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of their respective dates of filing with or furnishing to the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), none of the SmartFinancial Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with or furnishing to the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SmartFinancial Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SmartFinancial Securities Filings.

(i) Financial Statements.  The consolidated financial statements of SmartFinancial and its Subsidiaries included in the SmartFinancial Securities Filings (including the related notes, where applicable) (the “SmartFinancial Financial Statements”) fairly present in all material respects the financial position, results of operations, changes in shareholders’ equity, and cash flows of SmartFinancial and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount which will not be material individually or in the aggregate). Each of the SmartFinancial Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such SmartFinancial Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of SmartFinancial and its Subsidiaries have since January 1, 2016, been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2016, no independent public accounting firm of SmartFinancial has resigned (or informed SmartFinancial that it intends to resign) or been dismissed as independent public accountants of SmartFinancial as a result of or in connection with any disagreements with SmartFinancial on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(j) Undisclosed Liabilities.  Neither SmartFinancial nor any of its Subsidiaries has, or has incurred, any Liability, other than (i) Liabilities reflected on or reserved against in the consolidated balance sheet of SmartFinancial and its Subsidiaries as of September 30, 2018, included in SmartFinancial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 (the “SmartFinancial Balance Sheet”), (ii) Liabilities incurred since September 30, 2018, in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SmartFinancial, (iii) Liabilities incurred or assumed in connection with the acquisition of Foothills Bancorp, Inc. and Foothills Bank & Trust, and their respective Subsidiaries, and (iv) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(k) Absence of Certain Changes or Events.

(i) Since (and including) January 1, 2018, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a Material Adverse Effect on SmartFinancial.

(ii) Since (and including) January 1, 2018, except as relates to the matters contemplated by this Agreement, SmartFinancial and SmartBank and their Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices.

(l) Litigation.  There are (i) no suits, actions, claims, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of SmartFinancial, threatened against or affecting, and (ii) to the Knowledge of SmartFinancial no investigations pending, threatened against, or affecting, SmartFinancial or SmartBank or any of their Subsidiaries, any current or former director, officer, or employee of SmartFinancial or SmartBank or any of their Subsidiaries in his or her capacity as such, any SmartFinancial Benefit Plan (as defined below), or any property, asset, right, or interest of SmartFinancial or SmartBank or any of their Subsidiaries, which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SmartFinancial, and, to the Knowledge of SmartFinancial, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Set forth on Schedule 5.2(l)(i) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding pending or, to the Knowledge of SmartFinancial, threatened against SmartFinancial or SmartBank or any of their Subsidiaries, any current or former director, officer, or employee of SmartFinancial or SmartBank or any of their Subsidiaries in his or her capacity as such, any SmartFinancial Benefit Plan, or any property, asset, right, or interest of SmartFinancial or SmartBank or any of their Subsidiaries. Neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor any of the properties or assets of SmartFinancial or SmartBank or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity (other than those applicable to banks or bank holding companies generally) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on SmartFinancial. Set forth on Schedule 5.2(l)(ii) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each Governmental Entity judgment, decree, injunction, order, or ruling (other than those applicable to banks or bank holding companies generally) that SmartFinancial or SmartBank or their Subsidiaries, or any of the properties or assets of SmartFinancial or SmartBank or their Subsidiaries, is a party or subject to or bound by.

(m) Regulatory Actions.  Since January 1, 2016, neither SmartFinancial nor SmartBank has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any material commitment letter or similar undertaking to, or has been subject to any material action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of SmartFinancial, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of SmartFinancial or SmartBank or any of their Subsidiaries. Since January 1, 2016, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of SmartFinancial or SmartBank or any of their Subsidiaries.

(n) Compliance with Laws; Deposit Insurance.

(i) SmartFinancial and SmartBank and their Subsidiaries have at all times since January 1, 2016, complied with, and are currently in compliance with, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the FCRA; the Truth in Lending Act of 1968, as amended; the CRA; the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Privacy Laws; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except for any such failures to comply which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SmartFinancial. SmartFinancial and SmartBank and their Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, except for any failure to have any such permit, license, franchise, certificate of authority, order, authorization, or approval or to make any such filing, application, or  registration that, individually or in the aggregate with other such failures, has not had and would not reasonably be expected to have a Material Adverse Effect on SmartFinancial, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of SmartFinancial, no suspension or cancellation of any of them is threatened.

(ii) Each of the principal executive officer and the principal financial officer of SmartFinancial (or each former principal executive officer or each former principal financial officer, as applicable) has made all certifications required by Rules 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SmartFinancial Securities Filings, and the statements contained in such certifications are true and accurate in all material respects, and SmartFinancial has, since January 1, 2016, been in compliance in all material respects with all other applicable provisions of the Sarbanes-Oxley Act.

(iii) The deposits of SmartBank are insured by the FDIC in accordance with the FDIA to the full extent permitted by Law, and SmartBank has paid all premiums and assessments and timely filed all reports required by the FDIA, except, as to the filing of such reports, where the failure to timely file such reports has not had and would not reasonably be expected to have, either individually or in the agreement, a Material Adverse Effect on SmartFinancial. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SmartFinancial, threatened.

(o) Taxes.

(i) The SmartFinancial Parties and their Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (the “SmartFinancial Returns”). Neither the SmartFinancial Parties nor any of their Subsidiaries currently are the beneficiary of any extension of time within which to file any SmartFinancial Returns. All of the SmartFinancial Returns are true, correct, and complete in all material respects, and all Taxes due and payable by the SmartFinancial Parties and their Subsidiaries with respect to the periods covered by such SmartFinancial Returns have been paid (whether or not shown on any SmartFinancial Returns). The accruals and reserves for Taxes reflected in the SmartFinancial Balance Sheet are adequate, in accordance with GAAP, to cover all unpaid Taxes of SmartFinancial and its Subsidiaries for periods ending on or prior to the date of the SmartFinancial Balance Sheet, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of SmartFinancial and its Subsidiaries, will be adequate, in accordance with GAAP, to cover all unpaid Taxes of SmartFinancial and its Subsidiaries accruing through the Closing Date. No written claim has ever been made against the SmartFinancial Parties or any of their Subsidiaries by a taxing authority in a jurisdiction where SmartFinancial or SmartBank or their Subsidiaries do not file Tax Returns that SmartFinancial or SmartBank or any of their Subsidiaries are or may be subject to taxation in that jurisdiction. Neither the SmartFinancial Parties nor any of their Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii) All estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the SmartFinancial Parties or any of their Subsidiaries have been paid to the proper taxing authorities. All Taxes that the SmartFinancial Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party (including any Taxes due under Section 409A of the Code) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities. The SmartFinancial Parties and their Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts. The SmartFinancial Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws.

(iii) The SmartFinancial Parties have delivered or made available to the Entegra Parties true, correct, and complete copies of all SmartFinancial Returns filed by or with respect to the SmartFinancial Parties or any of their Subsidiaries for the taxable periods ended December 31, 2015, 2016, and 2017. The SmartFinancial Returns for all taxable years ending on or before December 31, 2014, either have been examined by the applicable taxing authority and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. The SmartFinancial Parties have delivered or made available to the Entegra Parties true, correct, and complete copies of all audit reports, statements of deficiencies, and similar documents issued by a taxing authority relating to the SmartFinancial Returns.

(iv) No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of SmartFinancial, threatened against or with respect to the SmartFinancial Parties or any of their Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of SmartFinancial there are no facts or circumstances that would reasonably be expected to give rise to any such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the SmartFinancial Parties or any of their Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the SmartFinancial Parties or any of their Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the SmartFinancial Parties or any of their Subsidiaries, other than Permitted Liens.

(v) Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to SmartFinancial or SmartBank or any of their Subsidiaries.

(vi) There is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any director, officer, employee, or independent contractor, or any former director, officer, employee, independent contractor, or disqualified individual (as defined in Section 280G(c) of the Code) of SmartFinancial or SmartBank or any of their Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or would reasonably be expected to, (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4) of the Code), or (B) subject any such Person to additional taxes under Section 409A of the Code.

(vii) Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was SmartFinancial) or (B) has any liability for the Taxes of any Person (other than SmartFinancial, SmartBank or any of their Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(viii) Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(ix) Neither the SmartFinancial Parties nor their Subsidiaries (A) have at any time engaged in or entered into any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or (B) filed Form 8886, Reportable Transaction Disclosure Statement, with the IRS. The SmartFinancial Parties and their Subsidiaries have disclosed on all SmartFinancial Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither SmartFinancial nor Smart Bank, nor any of their Subsidiaries, has incurred, and no state of affairs exist that would reasonably be expected to result in SmartFinancial or SmartBank, or any of their Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

(x) Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xi) None of the assets, properties, or rights of the SmartFinancial Parties or their Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986, or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code.

(xii) Neither the SmartFinancial Parties nor any of their Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is SmartFinancial or SmartBank, or any of their Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of SmartFinancial or SmartBank which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(xiii) Set forth on Schedule 5.2(o)(xiii) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of (i) all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which the SmartFinancial Parties or their Subsidiaries are parties or in which the SmartFinancial Parties or their Subsidiaries participate and (ii) the amount of each Tax abatement, Tax reduction, Tax credit, or similar benefit that the SmartFinancial Parties or their Subsidiaries have received as of the date hereof and the period(s) to which each such Tax abatement, Tax reduction, Tax credit, or similar benefit applied. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

(xiv) Neither SmartFinancial or SmartBank nor any of their Subsidiaries has ever distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither SmartFinancial or SmartBank nor any of their Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the SmartFinancial Parties or their Subsidiaries, and the IRS has not proposed any such change in accounting method.

(xv) Neither SmartFinancial or SmartBank nor any of their Subsidiaries is or has been an “S” corporation within the meaning of Section 1361(a)(1) of the Code.

(xvi) For purposes of this Section 5.2(o), (A) references to SmartFinancial shall be deemed to include any predecessor to SmartFinancial, any Person which merged or was liquidated with or into SmartFinancial, any direct or indirect Subsidiary of SmartFinancial, and any Person from which SmartFinancial has incurred any Liability for Taxes as a result of transferee liability and (B) references to SmartBank shall be deemed to include any predecessor to SmartBank, any Person which merged or was liquidated with or into SmartBank, any direct or indirect Subsidiary of SmartBank, and any Person from which SmartBank has incurred any Liability for Taxes as a result of transferee liability.

(p) Material Contracts.

(i) As used in this Agreement, the term “SmartFinancial Material Contract” means each of the following Contracts to which SmartFinancial or SmartBank, or any of their Subsidiaries, is a party, by which SmartFinancial or SmartBank, or any of their Subsidiaries, is bound, or to which SmartFinancial or SmartBank, or any of their Subsidiaries, or any of the properties or assets of SmartFinancial or SmartBank, or any of their Subsidiaries, are subject: (A) any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of the SEC’s Regulation S-K; (B) any Contract that prohibits or restricts SmartFinancial or SmartBank or any of their Subsidiaries, or any personnel of SmartFinancial or SmartBank or any of their Subsidiaries, from conducting any certain type of business or conducting business in any certain geographic area or from competing with any Person or in any line of business; (C) any Contract (1) with any current director, officer, employee, or independent contractor of SmartFinancial or SmartBank or any of their Subsidiaries or (2) with any former director, officer, employee, or independent contractor of SmartFinancial or SmartBank or any of their Subsidiaries under or pursuant to which SmartFinancial or SmartBank or any of their Subsidiaries is making or is or could be obligated to make payments in excess of $100,000 per year, in each case including without limitation any employment, severance, change of control, consulting, salary continuation, split dollar life insurance, survivor income, deferred compensation, or retirement agreement; (D) any Contract with any record or beneficial owner of five percent or more of the SmartFinancial Common Stock; (E) any Contract that would be terminable other than by SmartFinancial or SmartBank or their Subsidiaries, or under which a payment obligation (whether in the nature of a change of control or severance payment or otherwise) in excess of $100,000 would arise or be accelerated, in each case as a result of or upon the execution or delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), including without limitation the Mergers or the Bank Merger; (F) any Contract (other than Contracts for SmartBank Loans made in the ordinary course of business and other than Contracts described in clause (J) below) that involves, or would reasonably be expected to involve, annual receipts or disbursements of $100,000 or more or aggregate receipts or disbursements of $250,000 or more over the life of the Contract; (G) any Contract that involves Intellectual Property (other than Contracts entered into in the ordinary course with customers and “shrink-wrap” or “click-through” software licenses) that provides for, or would reasonably be expected to involve, annual receipts or disbursements of $50,000 or more or aggregate receipts or disbursements of $100,000 or more over the life of the Contract; (H) any partnership, joint venture, limited liability company, or similar Contract; (I) any Contract for the lease or occupancy of real property; (J) any Contract that relates to indebtedness of or borrowings of money (or guarantees of the same) by SmartFinancial or SmartBank, or any of their Subsidiaries, in excess of $100,000 (other than Contracts relating to customer deposit liabilities, Federal Home Loan Bank borrowings, and repurchase agreements with customers, in each case created, incurred, or entered into in the ordinary course of business); and (K) any Contract that is material to the financial condition, results of operations, or business of SmartFinancial or SmartBank or any of their Subsidiaries and which is not otherwise described in clauses (A) through (J).

(ii) In each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SmartFinancial, (A) each of the SmartFinancial Material Contracts is in full force and effect and is a valid and binding obligation of SmartFinancial or SmartBank or their Subsidiaries, as applicable, and, to the Knowledge of SmartFinancial, each of the other parties thereto, enforceable against SmartFinancial or SmartBank or their Subsidiaries, as applicable, and each of the other parties thereto in accordance with its terms, (B) SmartFinancial and SmartBank and their Subsidiaries have performed all duties and obligations required to be performed by them under each SmartFinancial Material Contract, (C) neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor to the Knowledge of SmartFinancial any other party thereto, is in breach or violation of or default under any SmartFinancial Material Contact, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default, and (D) no event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (1) the right to declare a breach or default or exercise any remedy under any SmartFinancial Material Contract, (2) the right to accelerate the maturity of or performance under any SmartFinancial Material Contract, or (3) the right to cancel, terminate, or modify any SmartFinancial Material Contract.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SmartFinancial or a material and adverse effect on the business, properties, assets, liabilities, financial condition, operations, or results of operations of the Surviving Corporation and its Subsidiaries taken as a whole, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms of any SmartFinancial Material Contract as a result of the execution, delivery, or performance of this Agreement by SmartFinancial and Merger Sub, or the execution, delivery, or performance of the Bank Merger Agreement by SmartBank, or the consummation by SmartFinancial, Merger Sub, and SmartBank of the transactions contemplated hereby or thereby, and (B) neither SmartFinancial’s or Merger Sub’s execution, delivery, or performance of this Agreement, or SmartBank’s execution, delivery, or performance of the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby, will result in any Person having the right to declare a breach or default or exercise any remedy under any SmartFinancial Material Contract; accelerate the maturity of or performance under any SmartFinancial Material Contract; or cancel, terminate, or modify any SmartFinancial Material Contract

(q) Intellectual Property; Information Technology Systems.

(i) SmartFinancial and SmartBank (or their respective Subsidiaries, as applicable) own, or are licensed or otherwise possess sufficient legally enforceable rights to use, free and clear of any Liens other than Permitted Liens, all Intellectual Property that is used by SmartFinancial and SmartBank and their Subsidiaries in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SmartFinancial, to the Knowledge of SmartFinancial, neither SmartFinancial nor SmartBank nor any of their Subsidiaries has infringed or otherwise violated or is currently infringing or otherwise violating the Intellectual Property rights of any other Person. There is no claim pending or, to the Knowledge of SmartFinancial, threatened against SmartFinancial or SmartBank or any of their Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property. To the Knowledge of SmartFinancial, no Person is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property owned, used, or held for use by SmartFinancial or SmartBank or any of their Subsidiaries in the conduct of their respective businesses as currently conducted. To the Knowledge of SmartFinancial, no officer, director, or employee of SmartFinancial or SmartBank is a party to any Contract with any Person (other than SmartFinancial or SmartBank) that requires such officer, director, or employee to assign any interest in any Intellectual Property to such Person.

(ii) SmartFinancial and SmartBank (or their respective Subsidiaries, as applicable) own, or are licensed or otherwise possess sufficient legally enforceable rights to use, free and clear of any Liens other than Permitted Liens, all SmartFinancial IT Systems. To the Knowledge of SmartFinancial, all of the SmartFinancial IT Systems (A) have been reasonably properly maintained in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry and (B) are in good working condition to effectively perform all information technology (including data processing) operations necessary to conduct business as currently conducted. SmartFinancial and SmartBank and their Subsidiaries have implemented a comprehensive written information security program and, since January 1, 2014, have at all times maintained and had in place commercially reasonable and appropriate administrative, organizational, technical, and physical safeguards adequate to (X) secure and protect the SmartFinancial Data and the SmartFinancial IT Systems consistent with industry standard practices; (Y) ensure the confidentiality, integrity, and security of the SmartFinancial Data and the SmartFinancial IT Systems; and (Z) protect against any SmartFinancial Information Security Incident. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SmartFinancial, SmartFinancial and SmartBank and their Subsidiaries are, and have been at all times since January 1, 2014, in compliance with the Privacy Laws and all representations, warranties, statements, contracts, and commitments that SmartFinancial or SmartBank or their Subsidiaries have made or entered into with respect to the collection, use, disclosure, transfer, security, retention, disposal, or other processing of Personal Information, including without limitation (A) all privacy or data protection policies, notices, statements, and similar disclosures published or otherwise made available by SmartFinancial or SmartBank or their Subsidiaries; (B) all internal policies, procedures, or standards regarding the security or protection of Personal Information; and (C) any contractual commitment made by SmartFinancial or SmartBank or their Subsidiaries with respect to the privacy, confidentiality, security, or processing of Personal Information. To the Knowledge of SmartFinancial, there is not currently any ongoing SmartFinancial Information Security Incident and there has not been any SmartFinancial Information Security Incident. No suit, action, litigation, claim, or legal or administrative proceeding, and to the Knowledge of SmartFinancial no investigation, related to information or data security or privacy is pending or, to the Knowledge of SmartFinancial, threatened against, or has at any time since January 1, 2016, been pending or, to the Knowledge of SmartFinancial, threatened against, SmartFinancial or SmartBank or any of their Subsidiaries. No Person (including any Governmental Entity) has made any formal claim or commenced any action or, to the Knowledge of SmartFinancial, any investigation against or with respect to SmartFinancial or SmartBank or any of their Subsidiaries relating to any SmartFinancial Information Security Incident or violation of Privacy Laws. SmartFinancial and SmartBank and their Subsidiaries have all necessary rights and permissions to access, obtain, use, maintain, store, collect, disclose, and transfer Personal Information. SmartFinancial and SmartBank and their Subsidiaries have not sold, licensed, rented, traded, or otherwise transferred ownership of any Personal Information to a third party, nor have they purchased, licensed, or rented any Personal Information from a third party.

(r) Labor and Employment Matters.

(i) SmartFinancial and SmartBank and their Subsidiaries are, and at all times since January 1, 2016, have been, in compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours, except for any such failures to comply which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SmartFinancial. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is or has during the last five years been a party to, or is or has during the last five years been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is SmartFinancial or SmartBank, or any of their Subsidiaries, the subject of any proceeding in which it is asserted that SmartFinancial or SmartBank, or any of their Subsidiaries, has committed an unfair labor practice or seeking to compel SmartFinancial or SmartBank, or any of their Subsidiaries, to bargain with any labor union or labor organization as to wages and conditions of employment, nor, to the Knowledge of SmartFinancial, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving SmartFinancial or SmartBank, or any of their Subsidiaries (or the employees of SmartFinancial or SmartBank or any of their Subsidiaries), pending or, to the Knowledge of SmartFinancial, threatened.

(ii) To the Knowledge of SmartFinancial, no director, officer, employee, or independent contractor of or to SmartFinancial or SmartBank or any of their Subsidiaries is a party to or otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that would reasonably be expected to adversely affect the ability of SmartFinancial or SmartBank or any of their Subsidiaries to conduct its business as currently conducted or the ability of such Person to perform and carry out such Person’s duties or responsibilities.

(iii) Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has any material Liability for (A) classifying any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any SmartFinancial Benefit Plan (as defined below), should have been classified as an employee or (B) improperly excluding any Person who provides or has provided services to SmartFinancial or SmartBank or any of their Subsidiaries in any capacity from participating in any SmartFinancial Benefit Plan.

(iv) To the Knowledge of SmartFinancial, as of the date of this Agreement, no officer of SmartFinancial or SmartBank (or any of their Subsidiaries) with a title of executive vice-president or higher has informed SmartFinancial or SmartBank (or any of their Subsidiaries) of his or her intent to terminate his or her employment with SmartFinancial or SmartBank (or any of their Subsidiaries) during the next 12 months.

(v) There is no pending or, to the Knowledge of SmartFinancial, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of SmartFinancial or SmartBank or any of their Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), except for such suits, actions, claims, or legal, administrative, arbitration, or other proceedings which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SmartFinancial, and there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(s) Benefit Plans.

(i) As used in this Agreement, the term “SmartFinancial Benefit Plan” means any pension, retirement, salary continuation, stock option, restricted stock, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, or other benefit plan, contract, agreement, or arrangement, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, any incentive or welfare policies, contracts, plans, or arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained, sponsored, or contributed to (or required to be contributed to) by SmartFinancial or SmartBank or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, employees, independent contractors, or consultants of SmartFinancial or SmartBank or any of their respective Subsidiaries, or any spouse or dependent of any such Person, or under which SmartFinancial or SmartBank or an ERISA Affiliate has or may have any Liability, including any plans offered to employees of SmartFinancial or SmartBank, or any of their Subsidiaries, with respect to which SmartFinancial or SmartBank or an ERISA Affiliate has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“SmartFinancial Voluntary Plans”).

(ii) Other than routine claims for benefits, there is no pending or, to the Knowledge of SmartFinancial, threatened claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any SmartFinancial Benefit Plan. All of the SmartFinancial Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the SmartFinancial Benefit Plans or pursuant to which they are maintained or administered. To the Knowledge of SmartFinancial, there are no existing circumstances and no event has occurred that would reasonably be expected to adversely affect the qualified status of any SmartFinancial Benefit Plan intended to be tax-qualified under Section 401 of the Code. No audit of any SmartFinancial Benefit Plan by the IRS, the United States Department of Labor, or any other Governmental Entity is ongoing or to the Knowledge of SmartFinancial threatened, or was ongoing or closed or to the Knowledge of SmartFinancial threatened at any time during the past five years. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any SmartFinancial Benefit Plan that is likely to result in, or has already resulted in, the imposition of any penalties or Taxes upon SmartFinancial or SmartBank or any of their Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii) No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by SmartFinancial or its Subsidiaries to be, incurred with respect to any SmartFinancial Benefit Plan that is subject to Title IV of ERISA (a “SmartFinancial Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by SmartFinancial or SmartBank or any ERISA Affiliate. No SmartFinancial Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof, and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any SmartFinancial Pension Plan within the 12-month period ending on the date of this Agreement. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has provided or is required to provide security to any SmartFinancial Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv) Each SmartFinancial Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “SmartFinancial Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which SmartFinancial or SmartBank, as applicable, is entitled to rely under applicable IRS guidance), and to the Knowledge of SmartFinancial there are no facts or circumstances that would reasonably be expected to result in the revocation of any such favorable determination letter. Each SmartFinancial Qualified Plan, if any, that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects.

(v) All contributions and payments required to be made with respect to any SmartFinancial Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any SmartFinancial Benefit Plan, have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the SmartFinancial Balance Sheet to the extent required by GAAP or regulatory accounting requirements. Any unfunded SmartFinancial Benefit Plan pays benefits solely from the general assets of SmartFinancial or SmartBank, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required.

(vi) All required reports, notices, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law with respect to each SmartFinancial Benefit Plan. All required Tax filings with respect to each SmartFinancial Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since January 1, 2016, neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and there are no facts or circumstances that would reasonably be expected to result in SmartFinancial or SmartBank, or any of their Subsidiaries, being required by the Code to file any such Form 8928.

(vii) Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, change in control, salary continuation, or employment agreement) that will, as a result or consequence of the execution or delivery of this Agreement or the Bank Merger Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Mergers or the Bank Merger, contemplated by this Agreement and the Bank Merger Agreement, either alone or in connection with any other event, (A) entitle any current or former director, officer, employee, or independent contractor of SmartFinancial or SmartBank, or of any of their Subsidiaries, to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise), (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any withdrawal liability under or any other material obligation pursuant to any of the SmartFinancial Benefit Plans, (C) result in any breach or violation of, or a default under, any of the SmartFinancial Benefit Plans, or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or the imposition of any Tax under Section 409A of the Code or the forgiveness of any indebtedness.

(viii) Each SmartFinancial Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and has been administered, as applicable, (A) in good faith compliance with Section 409A of the Code during the period beginning October 1, 2004, through December 31, 2008, and (B) in compliance with Section 409A of the Code since January 1, 2009.

(ix) All SmartFinancial Voluntary Plans satisfy the regulatory safe-harbor requirements provided by ERISA in order for such SmartFinancial Voluntary Plans to be considered not to be or to have been established, sponsored, or maintained by SmartFinancial or SmartBank or any of their Subsidiaries and not to constitute an “employee benefit plan” subject to ERISA.

(t) Real and Personal Property.

(i) SmartFinancial and SmartBank and their Subsidiaries have good and marketable title to all real property owned by them as of the date of this Agreement, including without limitation property carried on the books of SmartBank as “other real estate owned” (the “SmartFinancial Owned Real Property”), in each case free and clear of any and all Liens, except Permitted Liens.

(ii) Each lease pursuant to which SmartFinancial or SmartBank or their Subsidiaries lease the real property leased by SmartFinancial or SmartBank or their Subsidiaries as of the date of this Agreement (the “SmartFinancial Leased Real Property,” and together with the SmartFinancial Owned Real Property, collectively, the “SmartFinancial Properties”) is valid, binding, enforceable, and in full force and effect, and neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor to the Knowledge of SmartFinancial, any other party to any such lease, is in breach or default under or in violation of, in any material respect, any provision of any such lease. SmartFinancial and SmartBank and their Subsidiaries are entitled to and have exclusive possession of the SmartFinancial Leased Real Property, and no parcel of SmartFinancial Leased Real Property is subject to any legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes or would reasonably be expected to materially interfere with the occupancy or use of such parcel of SmartFinancial Leased Real Property by SmartFinancial or SmartBank or their Subsidiaries.

(iii) Except for the SmartFinancial Properties, as of the date of this Agreement, neither SmartFinancial nor SmartBank nor any of their Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property, other than interests as a creditor in real property securing SmartBank Loans (as defined below). To the Knowledge of SmartFinancial, there are no material unpaid bills or claims for work performed on or at the SmartFinancial Properties, except for such as are not yet due and payable.

(iv) Each of the SmartFinancial Properties that is used or held for use by SmartFinancial or SmartBank or any of their Subsidiaries in connection with the business or operations of SmartFinancial or SmartBank or any of their Subsidiaries (the “SmartFinancial Business Properties”) is in reasonably good condition (normal wear and tear excepted), conforms in all material respects with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by SmartFinancial and SmartBank and their Subsidiaries to be adequate for the current business of SmartFinancial and SmartBank and their Subsidiaries. To the Knowledge of SmartFinancial, none of the buildings, structures, or other improvements located on any of the SmartFinancial Business Properties encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way, and none of the buildings, structures, or other improvements located on any parcel adjoining the SmartFinancial Business Properties encroaches upon or over any portion of the SmartFinancial Business Properties. There are no easements of any kind on, in respect of, or affecting the SmartFinancial Business Properties that materially affect SmartFinancial’s or SmartBank’s or their Subsidiaries’ use of or right to use the SmartFinancial Business Properties for the conduct of their business.

(v) None of the SmartFinancial Properties, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and SmartFinancial has no Knowledge that any of the SmartFinancial Properties, or any such building, structure, fixture, or improvement, will or may the subject of, or affected by, any such proceeding. There are no special, general, or other assessment proceedings affecting the SmartFinancial Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the SmartFinancial Properties as currently used and operated by SmartFinancial and SmartBank and their Subsidiaries.

(vi) To the Knowledge of SmartFinancial, none of the SmartFinancial Properties are located in any special flood hazard area or zone on any official flood hazard map published by the United States Federal Emergency Management Agency or in any wetland area as designated by the United States Army Corps of Engineers, the United States Environmental Protection Agency, or any applicable state or local agency. The SmartFinancial Properties are appropriately zoned for each of the purposes for which they are being used by SmartFinancial and SmartBank and their Subsidiaries.

(vii) Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has experienced any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by SmartFinancial or SmartBank or any of their Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of SmartFinancial, threatened governmental action that has prohibited or materially interfered with or would reasonably be expected to prohibit or materially interfere with such access; and, to the Knowledge of SmartFinancial, no fact or condition exists which, with the passage of time or the giving of notice, or both, would reasonably be expected to result in the termination of or material reduction or impairment of such access. All existing utilities provided at the SmartFinancial Properties are adequate in all material respects for SmartFinancial’s and SmartBank’s and their Subsidiaries’ existing use and operation of the SmartFinancial Properties.

(viii) SmartFinancial and SmartBank and their Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens, except for Permitted Liens. In each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SmartFinancial, each lease pursuant to which SmartFinancial or SmartBank, or any of their Subsidiaries, leases personal property is valid, binding, enforceable, and in full force and effect, and neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, nor to the Knowledge of SmartFinancial any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The personal property owned or leased by SmartFinancial and SmartBank and their Subsidiaries is in reasonably good condition, normal wear and tear excepted, and is reasonably sufficient for the carrying on of the business of SmartFinancial and SmartBank and their Subsidiaries in the ordinary course consistent with past practice.

(u) Environmental Matters.

(i) Each of the SmartFinancial Properties and each of the SmartFinancial Participation Facilities is, and has been during the period of SmartFinancial’s or SmartBank’s or their Subsidiaries’ ownership or operation thereof, in compliance in all material respects with all Environmental Laws, and,  to the Knowledge of SmartFinancial, each of the SmartFinancial Loan Properties is, and has been during the period of SmartFinancial’s or SmartBank’s or their Subsidiaries’ possession of a security interest therein, in compliance in all material respects with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or, to the Knowledge of SmartFinancial, threatened against SmartFinancial or SmartBank or any of their Subsidiaries, or any SmartFinancial Participation Facility, (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by SmartFinancial or SmartBank or any of their Subsidiaries, or any SmartFinancial Participation Facility. To the Knowledge of SmartFinancial, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any SmartFinancial Loan Property (or SmartFinancial or SmartBank or any of their Subsidiaries in respect of any SmartFinancial Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a SmartFinancial Loan Property. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has received any written notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in violation of or have any Liability under any Environmental Law.

(ii) There are no underground storage tanks at or on any of the SmartFinancial Properties, any other property operated by SmartFinancial or SmartBank or any of their Subsidiaries, any SmartFinancial Participation Facility, or to the Knowledge of SmartFinancial any SmartFinancial Loan Property. Neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor to the Knowledge of SmartFinancial any other Person, has closed or removed any underground storage tank on or from any of the SmartFinancial Properties, any other property operated by SmartFinancial or SmartBank or any of their Subsidiaries, any SmartFinancial Participation Facility, or any SmartFinancial Loan Property. To the Knowledge of SmartFinancial, none of the SmartFinancial Loan Properties is the site of or was formerly the site of a dry cleaning facility.

(iii) During the period of (A) SmartFinancial’s and SmartBank’s and their Subsidiaries’ ownership, occupancy, or operation of the SmartFinancial Properties and (B) SmartFinancial’s or SmartBank’s or their Subsidiaries’ participation in the management of any SmartFinancial Participation Facility, there has been no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of SmartFinancial, prior to the period of (A) SmartFinancial’s and SmartBank’s and their Subsidiaries’ ownership, occupancy, or operation of the SmartFinancial Properties or (B) SmartFinancial’s or SmartBank’s or their Subsidiaries’ participation in the management of any SmartFinancial Participation Facility, there was no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv) SmartFinancial and SmartBank and their Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any of the SmartFinancial Properties (or any other properties operated or occupied by SmartFinancial or SmartBank or their Subsidiaries), and SmartFinancial and SmartBank and their Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect, and will remain in full force and effect as of and after the Effective Time.

(v) Fairness Opinion.  Prior to the Parties’ execution of this Agreement, the board of directors of SmartFinancial received from BSP Securities, LLC an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to SmartFinancial.

(w) Broker Fees.  Neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of SmartFinancial or SmartBank, in connection with this Agreement or the transactions contemplated hereby.

(x) Loan Matters.

(i) All Loans made, originated, or held by SmartFinancial or SmartBank or any of their Subsidiaries (collectively, the “SmartBank Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business and (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are being and have been maintained, (1) in accordance in all material respects with the relevant notes or other credit or security documents, (2) in accordance in all material respects with the applicable underwriting and servicing standards of Smart Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) in accordance with all applicable Laws, except, as it relates to clause (3) only, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SmartFinancial. To the Knowledge of SmartFinancial, none of such SmartBank Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, subject, however, to the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing the SmartBank Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SmartFinancial, neither the terms of any Loan held, originated, made, administered, or serviced by SmartFinancial or SmartBank or any of their Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor SmartFinancial’s or SmartBank’s or their Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any applicable federal or state Laws relating to consumer protection, installment sales, or usury.

(iii) SmartBank’s allowance for loan and lease losses is, and shall be as of the Effective Time, (A) in compliance in all material respects with SmartBank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and (B) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off, as of such dates.

(iv) Set forth on Schedule 5.2(x)(iv) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete listing, as of November 30, 2018, by account of (A) each borrower, customer, or other Person who has notified SmartBank during the past 12 months of, or has asserted against SmartBank, any “lender liability” or similar claim; (B) all Loans of SmartBank (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) that constitute troubled debt restructurings, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by SmartBank as real estate acquired through foreclosure or in lieu of foreclosure, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of November 30, 2018.

(v) Each Loan held by SmartFinancial or SmartBank or their Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(vi) To the Knowledge of SmartFinancial, there are no material oral modifications or amendments related to any Loans held by SmartFinancial or SmartBank or their Subsidiaries that are not reflected in the written records of SmartFinancial or SmartBank or their Subsidiaries. All Loans held by SmartFinancial or SmartBank or their Subsidiaries are owned by SmartFinancial or SmartBank or their Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Reserve or Federal Home Loan Bank of Cincinnati. No claims of defense as to the enforcement of any Loan held by SmartFinancial or SmartBank or their Subsidiaries have been asserted in writing against SmartFinancial or SmartBank or their Subsidiaries for which there is a reasonable possibility of an adverse determination. None of the Loans held by SmartFinancial or SmartBank or their Subsidiaries are presently serviced by third parties, and there is no obligation which would reasonably be expected to result in any such Loan becoming subject to any third party servicing.

(vii) The SmartFinancial Parties are not, and have not been since January 1, 2016, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(y) Material Interests of Certain Persons.  Except for deposit and loan relationships entered into in the ordinary course of business in compliance with applicable Law, no current or former officer or director of SmartFinancial or SmartBank or any of their Subsidiaries, or any family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in or pertaining to the business of, or owned or leased by SmartFinancial or SmartBank or any of their Subsidiaries.

(z) Insurance.  SmartFinancial and SmartBank and their Subsidiaries are insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All policies of insurance currently held or maintained by or providing coverage for SmartFinancial or SmartBank or any of their Subsidiaries are in full force and effect, neither SmartFinancial nor SmartBank nor any of their Subsidiaries is in breach or default under any such insurance policy, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit a termination, modification, or acceleration under any of such insurance policies. All premiums due and payable under or with respect to such insurance policies have been timely and fully paid, and all claims thereunder have been filed in a timely fashion. There is no claim for coverage by SmartFinancial or SmartBank or any of their Subsidiaries pending under any of such insurance policies as to which coverage has been questioned, denied, or disputed. Neither SmartFinancial nor SmartBank nor any of their Subsidiaries has received written notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of such insurance policies.

(aa) Investment Securities; Derivatives.  SmartFinancial and SmartBank and their Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of SmartFinancial or SmartBank or their Subsidiaries. Such securities and commodities are valued on the books of SmartFinancial and its Subsidiaries in accordance with GAAP. SmartFinancial and SmartBank and their Subsidiaries employ investment, securities, commodities, risk management, and other similar policies, practices, and procedures that SmartFinancial and SmartBank and their Subsidiaries reasonably believe are prudent and reasonable in the context of their respective businesses, and prior to the date of this Agreement SmartFinancial and SmartBank have made available to the Entegra Parties true, correct, and complete copies of or the material terms of such policies, practices, and procedures. Except for restrictions that exist for securities that are classified as “held to maturity” or that are pledged to other Persons, none of the investment securities held by SmartFinancial or SmartBank or any of their Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that would reasonably be expected to materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Neither SmartFinancial nor SmartBank nor any of their Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb) Securities Transactions.  All offers and sales of securities by SmartFinancial or SmartBank or their Subsidiaries were at all relevant times exempt from, or complied in all material respects with, the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities or “blue sky” Laws. Neither SmartFinancial nor SmartBank nor their Subsidiaries, nor to the Knowledge of SmartFinancial any director, officer, or employee of SmartFinancial or SmartBank or their Subsidiaries, any Person related to any such director, officer, or employee by blood, marriage, or adoption and residing in the same household, or any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons, has purchased or sold, or caused to be purchased or sold, any shares of SmartFinancial Stock or SmartBank Stock (or other securities issued by SmartFinancial or SmartBank or their Subsidiaries) in violation of any applicable provision of federal or state securities Laws.

(cc) Transactions with Affiliates.  All “covered transactions” between SmartBank and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance with such provisions of Law in all material respects.

(dd) Fiduciary Accounts.  SmartFinancial and SmartBank and their Subsidiaries have properly administered all accounts, if any, for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance in all material respects with the terms of all governing documents and applicable Laws. Neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor to the Knowledge of SmartFinancial any of the directors, officers, or employees of SmartFinancial or SmartBank or their Subsidiaries, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

(ee) Tax Treatment of Mergers.  SmartFinancial has no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(ff) CRA, Anti-Money Laundering, and OFAC.  SmartBank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. To the Knowledge of SmartFinancial, there are no facts or circumstances that would reasonably be expected to cause SmartBank (i) to be considered not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory,” or (ii) to be considered to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law.

(gg) Internal Controls.  The records, systems, controls, data, and information of SmartFinancial and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SmartFinancial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, had not had and would not reasonably be expected to have a Material Adverse Effect on SmartFinancial. SmartFinancial (i) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to SmartFinancial’s outside auditors and the audit committee of SmartFinancial’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect SmartFinancial’s ability to record, process, summarize, and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SmartFinancial’s internal controls over financial reporting. To the knowledge of SmartFinancial, there is no reason to believe that SmartFinancial’s outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, at any time prior to the Closing Date.

(hh) Regulatory Capital.  SmartFinancial and SmartBank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(ii) State Takeover Laws. SmartFinancial and SmartBank and their Subsidiaries have taken (through their respective boards of directors or other governing bodies or otherwise) all action required to render inapplicable to this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby any otherwise applicable Takeover Laws.

(jj) Ownership of Company Stock.  As of the date of this Agreement, neither SmartFinancial nor SmartBank nor any of their Subsidiaries owns any shares of Company Stock, other than shares of Company Stock owned or held in a bona fide fiduciary or agency capacity.

(kk) No Further Representations. Except for the representations and warranties made by the SmartFinancial Parties in this Article V (including the related portions of the SmartFinancial Disclosure Memorandum), the SmartFinancial Parties do not make any express or implied representation or warranty with respect to SmartFinancial, Merger Sub, or SmartBank, or their respective Subsidiaries, or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of SmartFinancial, Merger Sub, or SmartBank, or their respective Subsidiaries, and the SmartFinancial Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the SmartFinancial Parties in this Article V (including the related portions of the SmartFinancial Disclosure Memorandum), the SmartFinancial Parties do not make any representation or warranty to the Company with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to SmartFinancial, Merger Sub, or SmartBank, or any of their Subsidiaries, or the respective businesses of SmartFinancial, Merger Sub, or SmartBank, or their Subsidiaries, or (ii) any oral or written information presented, delivered, or made available to the Entegra Parties in the course of their due diligence investigation of SmartFinancial and SmartBank and their Subsidiaries or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE VI

CONDUCT PENDING THE MERGER

Section 6.1 Company Forbearances.  Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of SmartFinancial, which consent will not be unreasonably withheld, conditioned, or delayed, from the date of this Agreement until the Effective Time, the Company shall not, and will cause each of its Subsidiaries not to:

(a) Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and advantageous customer and other business relationships, and retain the services of its current officers and employees; or take any action that would reasonably be expected to adversely affect or materially delay its ability to perform its obligations under this Agreement or the consummation of the transactions contemplated hereby;

(b) Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) borrowings by the Bank consistent with past practice and with a maturity of not more than 12 months; prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;

(c) Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than (i) the declaration and payment by the Company of the Entegra Special Dividend, if applicable, in accordance with Section 7.20, (ii) the declaration and payment by the Bank of dividends to the Company, and (iii) required dividends or distributions by the Company in respect of subordinated debentures related to trust preferred securities issued by statutory trusts affiliated with the Company; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise, vesting, or settlement of Company Equity Awards outstanding as of the date of this Agreement; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock, except in connection with the exercise, vesting, or settlement of Company Equity Awards;

(d) Other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “other real estate owned”) or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e) Acquire or make any equity investment in (except through foreclosure, deed or conveyance in lieu of foreclosure, or other resolution of a Loan pursuant to which the Bank accepts assets or collateral), whether by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets, or otherwise, any other Person, or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

(f) Enter into any Contract that would be an Entegra Material Contract if such Contract had been entered into prior to and in effect as of the date of this Agreement or renew, fail to renew, amend, modify, cancel, or terminate any existing Entegra Material Contract;

(g) Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending policies and practices and where the principal amount of the subject Loan does not exceed $1,000,000 or (ii) Loans as to which the Company and its Subsidiaries have binding commitments to make such Loans (including without limitation lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.1(g) of the Entegra Disclosure Memorandum; provided, however, that neither the Company nor any of its Subsidiaries shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person if, when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $2,000,000; provided further, however, that if the Company provides written notice to SmartFinancial seeking the consent of SmartFinancial to any action prohibited by this Section 6.1(g) and SmartFinancial does not object to such action within 48 hours of such written notice, SmartFinancial shall be deemed to have consented in writing to such action;

(h) Extend credit to, directly or indirectly, any Person who has a Loan with the Company or any of its Subsidiaries that is classified by the Company or any of its Subsidiaries or the FDIC or NCCOB as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (an “Entegra Classified Borrower”), or increase the amount of any Loan with or to an Entegra Classified Borrower;

(i) Except in the ordinary course of business consistent with past practice, renegotiate, renew, extend the term of, or modify any Loan with or to an Entegra Classified Borrower, except in conformity with existing lending policies and practices and regulatory requirements and where all outstanding Loans and commitments for Loans to such Entegra Classified Borrower and such Entegra Classified Borrower’s family members and Affiliates do not and would not exceed $500,000 in the aggregate;

(j) Except in compliance with Regulation O, make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of the Company or any of its Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k) Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to the Company or any of its Subsidiaries in the ordinary course of business, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $50,000 or (ii) would impose any material restriction on its business or operations or the business or operations of any of its Subsidiaries;

(l) Except as required by applicable Law or a plan, agreement, or arrangement in effect as of the date of this Agreement, (i) increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors or executive officers (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis); (ii) pay any bonus, pension, severance, retirement allowance, or contribution to any of its directors, officers, or employees; (iii) become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, change in control, or consulting agreement or other Contact, with or for the benefit of any director, officer, or employee; or (iv) amend, modify, or revise the terms of any outstanding stock option or restricted stock or restricted stock unit award or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, restricted stock units, or other equity-based compensation;

(m) Elect or appoint to any office with the title of executive vice-president or higher any Person who does not hold such office as of the date of this Agreement; elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $75,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice-president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(n) Amend its charter or articles of incorporation, bylaws, or other organizational or governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(o) Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

(p) Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of 24 months or less;

(q) Make any capital expenditures in excess of $250,000 in the aggregate, other than in the ordinary course of business consistent with past practice or pursuant to binding commitments existing on the date hereof which are disclosed on Schedule 6.1(q) of the Entegra Disclosure Memorandum;

(r) Except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(s) Make any material changes in policies or procedures in existence on the date of this Agreement with regard to extensions of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction, suggestion, or recommendation of a Governmental Entity;

(t) Make or change any material election in respect of Taxes, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(u) Take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of the Company set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(v) Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by Law, GAAP, or regulatory guidelines;

(w) Make any written communications to the officers or employees of the Company or any of its Subsidiaries, or any oral communications made or presented to a significant portion of the officers or employees of the Company or any of its Subsidiaries, in each case that are different than or include material information not contained in prior communications and that pertain to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, without first providing SmartFinancial a copy or written description of the intended communication and providing SmartFinancial with a reasonable period of time to review and comment on the communication;

(x) Fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof, ordinary wear and tear excepted;

(y) Subject any of its properties or assets to any Lien (other than Permitted Liens and other Liens existing as of the date of this Agreement and other than in connection with securing advances, repurchase agreements, and other borrowings not prohibited by this Agreement);

(z) Take any action or fail to take any action, which action or failure to act would prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(aa) Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.2 SmartFinancial Forbearances.  Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned, or delayed, from the date of this Agreement until the Effective Time, SmartFinancial shall not, and will cause each of its Subsidiaries not to:

(a) Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and advantageous customer and other business relationships, and retain the services of its current officers and employees; or take any action that would reasonably be expected to adversely affect or materially delay its ability to perform its obligations under this Agreement or the consummation of the transactions contemplated hereby;

(b) Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) borrowings by SmartBank consistent with past practice and with a maturity of not more than 12 months; prepay any indebtedness or other similar arrangements so as to cause SmartFinancial or any of its Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice;

(c) Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than the declaration and payment by any Subsidiary of SmartFinancial or SmartBank of dividends or other distributions to SmartFinancial or SmartBank (it being further expressly agreed that nothing in this Agreement shall restrict the ability of SmartFinancial to pay amounts due and payable on SmartFinancial’s outstanding Fixed-to-Floating Rate Subordinated Notes due October 2, 2028); grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise, vesting, or settlement of SmartFinancial Equity Awards outstanding as of the date of this Agreement; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock, except in connection with the exercise, vesting, or settlement of SmartFinancial Equity Awards or pursuant to a stock repurchase plan publicly announced prior to the date of this Agreement;

(d) Other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “other real estate owned”) or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e) Acquire or make any equity investment in (except through foreclosure, deed or conveyance in lieu of foreclosure, or other resolution of a Loan pursuant to which SmartBank accepts assets or collateral), whether by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets, or otherwise, any other Person (other than a wholly owned Subsidiary), except in the ordinary course of business;

(f) Enter into any Contract that would be a SmartFinancial Material Contract if such Contract had been entered into prior to and in effect as of the date of this Agreement or renew, fail to renew, amend, modify, cancel, or terminate any existing SmartFinancial Material Contract;

(g) Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending policies and practices and where the principal amount of the subject Loan does not exceed $1,500,000 or (ii) Loans as to which SmartFinancial and its Subsidiaries have binding commitments to make such Loans (including without limitation lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.2(g) of the SmartFinancial Disclosure Memorandum; provided, however, that neither SmartFinancial nor any of its Subsidiaries shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person if, when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $3,000,000; provided further, however, that if SmartFinancial provides written notice to the Company seeking the consent of the Company to any action prohibited by this Section 6.2(g) and the Company does not object to such action within 48 hours of such written notice, the Company shall be deemed to have consented in writing to such action;

(h) Extend credit to, directly or indirectly, any Person who has a Loan with SmartFinancial or any of its Subsidiaries that is classified by SmartFinancial or any of its Subsidiaries or the Federal Reserve or TDFI as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “SmartFinancial Classified Borrower”), or increase the amount of any Loan with or to a SmartFinancial Classified Borrower;

(i) Except in the ordinary course of business consistent with past practice, renegotiate, renew, extend the term of, or modify any Loan with or to a SmartFinancial Classified Borrower, except in conformity with existing lending policies and practices and regulatory requirements and where all outstanding Loans and commitments for Loans to such SmartFinancial Classified Borrower and such SmartFinancial Classified Borrower’s family members and Affiliates do not and would not exceed $500,000 in the aggregate;

(j) Except in compliance with Regulation O, make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of SmartFinancial or any of its Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k) Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to SmartFinancial or any of its Subsidiaries in the ordinary course of business, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $50,000 or (ii) would impose any material restriction on its business or operations or the business or operations of any of its Subsidiaries;

(l) Except as required by applicable Law or a plan, agreement, or arrangement in effect as of the date of this Agreement, increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors or executive officers (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis);

(m) Elect or appoint to any office with the title of executive vice-president or higher any Person who does not hold such office as of the date of this Agreement; elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $75,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice-president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(n) Amend its charter, bylaws, or other organizational or governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(o) Except as contemplated by Section 7.15, increase the size of its board of directors;

(p) Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice or in response to current market conditions;

(q) Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of 24 months or less;

(r) Make any capital expenditures in excess of $250,000 in the aggregate, other than in the ordinary course of business consistent with past practice or pursuant to binding commitments existing on the date hereof which are disclosed on Schedule 6.2(r) of the SmartFinancial Disclosure Memorandum;

(s) Except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(t) Make any material changes in policies or procedures in existence on the date of this Agreement with regard to extensions of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction, suggestion, or recommendation of a Governmental Entity;

(u) Make or change any material election in respect of Taxes, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(v) Take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of SmartFinancial set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(w) Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by Law, GAAP, or regulatory guidelines;

(x) Subject any of its properties or assets to any Lien (other than Permitted Liens and other Liens existing as of the date of this Agreement and other than in connection with securing advances, repurchase agreements, and other borrowings not prohibited by this Agreement);

(y) Take any action or fail to take any action, which action or failure to act would prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(z) Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.3 Absence of Control.  It is the mutual intent of the Parties that (a) SmartFinancial shall not by reason of this Agreement be deemed to control, directly or indirectly, the Company or any its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or any of its Subsidiaries and (b) the Company shall not by reason of this Agreement be deemed to control, directly or indirectly, SmartFinancial or any its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of SmartFinancial or any its Subsidiaries.

ARTICLE VII

COVENANTS

Section 7.1 Acquisition Proposals.

(a) Each of the Company and SmartFinancial shall, and shall direct and cause its Subsidiaries and its and its Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) to, immediately cease and cause to be terminated any activities, discussions, or negotiations with any Person other than SmartFinancial and SmartBank (in the case of the Company) or the Entegra Parties (in the case of SmartFinancial) with respect to the possibility, consideration, or consummation of any Acquisition Proposal, and will use its reasonable best efforts to enforce, and will direct and cause its Subsidiaries to use their reasonable best efforts to enforce, any confidentiality, nondisclosure, or similar agreement relating to any Acquisition Proposal, including by requesting any other party or parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Entegra Parties or any of their Subsidiaries thereunder.

(b) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company nor SmartFinancial shall, and each of the Company and SmartFinancial shall direct and cause its Subsidiaries and its and its Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or knowingly encourage (including by way of furnishing information or assistance), or take any other action to knowingly facilitate or that could reasonably be expected to result in any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding such Party or any of its Subsidiaries to any Person other than the other Parties hereto and their Subsidiaries relating to or in connection with any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate in any discussions or negotiations or otherwise communicate in any way with any Person other than the other Parties hereto and their Subsidiaries regarding any Acquisition Proposal; (iv) approve, endorse, or recommend, or execute, enter into, or consummate, any indication of interest, letter of intent, or other Contract (other than a confidentiality or nondisclosure agreement contemplated below in Section 7.1(c)) relating to any Acquisition Proposal or requiring such Party to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, or propose to do any of the foregoing; or (v) make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal.

(c) Notwithstanding Section 7.1(b), the Company may, prior to the approval of this Agreement by the shareholders of the Company in accordance with the Company’s articles of incorporation and bylaws and applicable Law, or SmartFinancial may, prior to the approval of the Stock Issuance Proposal by SmartFinancial’s shareholders, if the Company’s board of directors or SmartFinancial’s board of directors, respectively, determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 7.1 that such Party’s board of directors determines in good faith constitutes or is reasonably likely to result in a Superior Proposal, and subject to providing 48 hours prior written notice of its decision to take such action to the other Parties and identifying the Person making the Acquisition Proposal and all of the material terms and conditions of such Acquisition Proposal and compliance with Section 7.1(d), (i) furnish information with respect to such Party and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a customary confidentiality or nondisclosure agreement on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement (which confidentiality agreement shall not provide such Person the exclusive right to negotiate with such Party) and (ii) participate in discussions or negotiations with such Person regarding such Acquisition Proposal.

(d) In addition to the obligations of the Company and SmartFinancial set forth above, each of the Company and SmartFinancial shall promptly (within not more than 24 hours) advise the other Party orally and in writing of its or any of its Subsidiaries’ receipt of any Acquisition Proposal, or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal, and shall keep the other Party informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any changes thereto, and shall provide to the other Party copies of any written materials received by such Party or any of its Subsidiaries in connection therewith. Additionally, each of the Company and SmartFinancial shall contemporaneously provide or make available to the other Party all materials provided or made available to any third party pursuant to this Section 7.1 which have not been previously provided or made available to the other Party.

(e) Nothing contained in this Agreement shall prohibit the Company or SmartFinancial, or their respective boards of directors, from taking and disclosing to such Party’s shareholders a position required by, or otherwise complying with, Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A, or from making any disclosure to such Party’s shareholders required by applicable Law; provided, however, that compliance by the Company or SmartFinancial, or their respective boards of directors, with such rules, regulations, or applicable Law shall not in any way limit or modify the effect that any action taken pursuant to such rules, regulations, or applicable Law has under any other provision of this Agreement.

(f) Nothing contained in this Section 7.1 shall (i) prevent the Company or SmartFinancial or their respective boards of directors from informing any Person of such Party’s obligations under this Section 7.1, (ii) prevent the Company’s board of directors from taking the actions permitted by Section 7.7(b) of this Agreement, or (iii) prevent SmartFinancial’s board of directors from taking the actions permitted by Section 7.8(b) of this Agreement.

Section 7.2 Notice of Certain Matters.  Prior to the Effective Time, each Party shall promptly notify the other Parties of any fact, event, occurrence, circumstance, or condition that (a) constitutes or has caused, or would reasonably be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of such Party set forth in this Agreement, provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Parties, or the conditions to the obligations of the Parties, contained in this Agreement or (ii) be deemed to amend or supplement the Disclosure Memoranda; (b) has had, or would reasonably be expected to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such Party, a Material Adverse Effect on such Party; or (c) would, or would reasonably be expected to, prohibit or materially impede or delay the consummation of the transactions contemplated by this Agreement. Further, each Party shall promptly notify the other Parties of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement. Additionally, upon a Party receiving notice that any officer of such Party or any of its Subsidiaries with a title of executive vice-president or higher intends to terminate his or her employment with such Party or any of its Subsidiaries, such Party promptly shall give the other Parties notice of the same. The failure of a Party to comply with this Section 7.2 shall not in and of itself constitute the failure of any condition set forth in Section 8.2 or Section 8.3 to be satisfied unless the underlying fact, event, occurrence, circumstance, or condition would independently result in the failure of a condition set forth in Section 8.2 or Section 8.3 to be satisfied.

Section 7.3 Access and Information.

(a) Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of SmartFinancial verifying the representations and warranties of the Company and compliance by the Company with its covenants and agreements set forth herein, and preparing for the Mergers and the other matters contemplated by this Agreement (including for purposes of integration planning), the Company shall, and will cause its Subsidiaries to, afford to SmartFinancial and SmartBank and their representatives (including their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by SmartFinancial or SmartBank) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the Entegra Parties and their Subsidiaries, as well as such other information relating to the Entegra Parties or their Subsidiaries as SmartFinancial or SmartBank may reasonably request. Likewise, prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of the Company verifying the representations and warranties of SmartFinancial and compliance by SmartFinancial with its covenants and agreements set forth herein, and preparing for the Mergers and the other matters contemplated by this Agreement (including for purposes of integration planning), SmartFinancial shall, and will cause its Subsidiaries to, afford to the Entegra Parties and their representatives (including their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the Entegra Parties) reasonable access during normal business hours to the books, records, Contracts, properties, assets, and information technology systems of SmartFinancial and SmartBank and their Subsidiaries, as well as such other information relating to SmartFinancial and SmartBank or their Subsidiaries as the Entegra Parties may reasonably request.

(b) From the date of this Agreement until the Effective Time, each Party shall promptly furnish or make available to the other Parties (i) a copy of any report, application, notice, schedule, or other document or instrument filed by such Party or any of its Subsidiaries with or received by such Party or any of its Subsidiaries from any Governmental Entity (other than any such materials which are not permitted to be disclosed under applicable Law) and (ii) such other information regarding such Party and its Subsidiaries and its and their respective businesses, properties, assets, liabilities, or personnel as the other Parties may reasonably request.

(c) Any investigation by a Party or its representatives pursuant to this Section 7.3 shall be conducted in a manner that does not unreasonably interfere with the business operations of the Person being investigated. No investigation by the Parties or their representatives pursuant to this Section 7.3 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the Parties set forth in this Agreement. Neither SmartFinancial or the Company nor their respective Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 7.3 where such access or disclosure would violate or prejudice the rights of customers of SmartFinancial, SmartBank, or the Entegra Parties, as the case may be, jeopardize the attorney-client privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense, or similar agreement between the Parties), or contravene any Law, fiduciary duty, or binding Contract entered into prior to the date of this Agreement. The Parties agree to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the immediately preceding sentence apply.

(d) The Confidentiality Agreement, to the extent the same is not inconsistent with the terms of this Agreement, will remain in full force and effect following the date of this Agreement, whether or not the Merger occurs, in accordance with its terms, and each of SmartFinancial, on the one hand, and the Company, on the other hand, shall hold all information furnished by or on behalf of the other Party or any of its Subsidiaries, or their representatives, pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

Section 7.4 Regulatory Filings; Consents and Approvals.

(a) The Parties shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to make all filings, to give all notices, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Mergers, the Bank Merger, and the other transactions contemplated by this Agreement. SmartFinancial shall use its reasonable best efforts to make any initial application, notice, and waiver filings required by the Federal Reserve, the TDFI, or the NCCOB in connection with the Mergers on or before March 15, 2019. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, provided that SmartFinancial and SmartBank shall not be required to provide or make available to the Company, and the Entegra Parties shall not be required to provide or make available to SmartFinancial, the confidential portions of any filing made with a Governmental Entity or other third party. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Parties with respect to the obtainment of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Mergers, the Bank Merger, and the other transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b) Each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its and its Subsidiaries’ businesses, directors, officers, and shareholders, as well as such other matters, as may be necessary, advisable, or appropriate in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their Subsidiaries with or to any Governmental Entity or other third party.

Section 7.5 Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

Section 7.6 Publicity.  Each Party shall consult with the other Parties before issuing any press release or making any public statements or disclosures (including written communications to shareholders) with respect to this Agreement or the transactions, including the Mergers and the Bank Merger, contemplated hereby, and no Party shall issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing contained in this Section 7.6 shall prohibit a Party from making any disclosure necessary in order to satisfy such Party’s disclosure obligations under applicable Law.

Section 7.7 Company Shareholders Meeting.

(a) The Company and its board of directors shall take, in accordance with applicable Law and the Company’s articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of the Company’s shareholders (including any and all adjournments or postponements thereof, the “Company Meeting”) for the purpose of the Company’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to consummate the transactions contemplated by this Agreement, as well as, if mutually agreed upon by the Parties, any other matters of the type customarily brought before a meeting of shareholders to approve an agreement such as this Agreement. Except with the prior approval of SmartFinancial, no other matters shall be submitted for consideration by or the approval of the Company’s shareholders at the Company Meeting. Subject to Section 7.7(b), (i) the Company and its board of directors shall at all times prior to and during the Company Meeting recommend to the Company’s shareholders the approval of this Agreement and the transactions contemplated hereby and take all reasonable and lawful action to solicit and obtain such approval and (ii) the Company’s board of directors shall not withdraw, modify, or qualify in any manner adverse to SmartFinancial its recommendation that the Company’s shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as an “Entegra Change of Recommendation”).

(b) Notwithstanding Section 7.7(a), the Company’s board of directors may make an Entegra Change of Recommendation if, but only if:

(i) The Company has complied in all material respects with Section 7.1;

(ii) The Company’s board of directors determines in good faith (after consultation with and based on the advice of outside legal counsel) that its failure to make an Entegra Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law; and

(iii) In the event the Entegra Change of Recommendation stems from or is a result of, or relates in any manner to, an Acquisition Proposal, (A) the Company’s board of directors has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal; (B) the Company notifies SmartFinancial at least five Business Days prior to making the Entegra Change of Recommendation of its intention to make such Entegra Change of Recommendation in response to such Superior Proposal, and furnishes to SmartFinancial the identity of the Person making such Superior Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Superior Proposal, and a reasonable description of the events or circumstances giving rise to its determination to take such action; (C) prior to effecting the Entegra Change of Recommendation, the Company negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with SmartFinancial, during the five Business Day period following the Company’s delivery of the notice referred to in clause (B) above (to the extent SmartFinancial desires to so negotiate), to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (D) after the conclusion of such five Business Day period, the Company’s board of directors determines in good faith, after giving effect to all of the adjustments (if any) which may be offered by SmartFinancial pursuant to clause (C) above, that such Acquisition Proposal continues to constitute a Superior Proposal.

(c) Notwithstanding any Entegra Change of Recommendation, unless this Agreement has been terminated, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of the Company’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, the Company shall not submit to or for a vote of its shareholders any Acquisition Proposal.

(d) The Company shall adjourn or postpone the Company Meeting if (i) as of the date of the Company Meeting there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Company Meeting, (ii) as of the date of the Company Meeting the Company has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of the Company in accordance with the Company’s articles of incorporation and bylaws and applicable Law, or (iii) required by applicable Law in order to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company’s shareholders a reasonable amount of time prior to the Company Meeting; provided that, in the case of clauses (i) and (ii), the Company shall not be required to adjourn or postpone the Company Meeting more than two times.

Section 7.8 SmartFinancial Shareholders Meeting.

(a) SmartFinancial and its board of directors shall take, in accordance with applicable Law and SmartFinancial’s charter and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of SmartFinancial’s shareholders (including any and all adjournments or postponements thereof, the “SmartFinancial Meeting”) for the purpose of SmartFinancial’s shareholders considering and voting on approval of the issuance by SmartFinancial of the shares of SmartFinancial Common Stock constituting the Merger Consideration pursuant to this Agreement (the “Stock Issuance Proposal”) and any other matters required to be approved by SmartFinancial’s shareholders in order to consummate the transactions contemplated by this Agreement, as well as, if mutually agreed upon by the Parties, any other matters of the type customarily brought before a meeting of shareholders to approve matters such as the Stock Issuance Proposal. Except with the prior approval of the Company, no other matters shall be submitted for consideration by or the approval of SmartFinancial’s shareholders at the SmartFinancial Meeting. Subject to Section 7.8(b), (i) SmartFinancial and its board of directors shall at all times prior to and during the SmartFinancial Meeting recommend to SmartFinancial’s shareholders the approval of the Stock Issuance Proposal and take all reasonable and lawful action to solicit and obtain such approval and (ii) the SmartFinancial board of directors shall not withdraw, modify, or qualify in any manner adverse to the Company its recommendation that SmartFinancial’s shareholders approve the Stock Issuance Proposal, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “SmartFinancial Change of Recommendation”).

(b) Notwithstanding Section 7.8(a), the SmartFinancial board of directors may make a SmartFinancial Change of Recommendation if, but only if:

(i) SmartFinancial has complied in all material respects with Section 7.1;

(ii) SmartFinancial’s board of directors determines in good faith (after consultation with and based on the advice of outside legal counsel) that its failure to make a SmartFinancial Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law; and

(iii) In the event the SmartFinancial Change of Recommendation stems from or is a result of, or relates in any manner to, an Acquisition Proposal, (A) SmartFinancial’s board of directors has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal; (B) SmartFinancial notifies the Company at least five Business Days prior to making the SmartFinancial Change of Recommendation of its intention to make such SmartFinancial Change of Recommendation in response to such Superior Proposal, and furnishes to the Company the identity of the Person making such Superior Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Superior Proposal, and a reasonable description of the events or circumstances giving rise to its determination to take such action; (C) prior to effecting the SmartFinancial Change of Recommendation, SmartFinancial negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with the Company, during the five Business Day period following SmartFinancial’s delivery of the notice referred to in clause (B) above (to the extent the Company desires to so negotiate), to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (D) after the conclusion of such five Business Day period, SmartFinancial’s board of directors determines in good faith, after giving effect to all of the adjustments (if any) which may be offered by the Company pursuant to clause (C) above, that such Acquisition Proposal continues to constitute a Superior Proposal.

(c) Notwithstanding any SmartFinancial Change of Recommendation, unless this Agreement has been terminated, the SmartFinancial Meeting shall be convened and this Agreement shall be submitted to the shareholders of SmartFinancial at the SmartFinancial Meeting for the purpose of SmartFinancial’s shareholders considering and voting on approval of the Stock Issuance Proposal and any other matters required to be approved by SmartFinancial’s shareholders in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, SmartFinancial shall not submit to or for a vote of its shareholders any Acquisition Proposal.

(d) SmartFinancial shall adjourn or postpone the SmartFinancial Meeting if (i) as of the date of the SmartFinancial Meeting there are insufficient shares of SmartFinancial Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the SmartFinancial Meeting, (ii) as of the date of the SmartFinancial Meeting, SmartFinancial has not received proxies representing a sufficient number of shares of SmartFinancial Common Stock necessary for the approval of the Stock Issuance Proposal by the shareholders of SmartFinancial, or (iii) required by applicable Law in order to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to SmartFinancial’s shareholders a reasonable amount of time prior to the SmartFinancial Meeting; provided that, in the case of clauses (i) and (ii), SmartFinancial shall not be required to adjourn or postpone the SmartFinancial Meeting more than two times.

Section 7.9 Timing of Shareholders’ Meetings.  SmartFinancial and the Company shall use their respective reasonable best efforts to hold the SmartFinancial Meeting and the Company Meeting on the same date.

Section 7.10 Employee and Benefit Matters.

(a) Subject to applicable Law and the terms of SmartFinancial’s and SmartBank’s employee benefit plans, SmartFinancial or SmartBank will, as soon as reasonably practicable after the Effective Time, provide employees of the Bank who become employees of SmartBank at or immediately following the Effective Time (the “Continuing Employees”) with benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of SmartBank as of the date of this Agreement. With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by SmartFinancial or SmartBank, excluding both any retiree health care plans or programs maintained by SmartFinancial or SmartBank and any equity compensation or deferred compensation plans or arrangements maintained by SmartFinancial or SmartBank (collectively, “Employee Plans”), in which any Continuing Employees will participate effective as of or after the Effective Time, SmartFinancial or SmartBank, as appropriate, will recognize all years of full-time service of Continuing Employees with the Bank for vesting and eligibility purposes (but not for benefit accrual purposes or purposes of early retirement subsidies under any Employee Plan that is a defined benefit pension plan) in any Employee Plan in which such Continuing Employees may be eligible to participate at or after the Effective Time; provided that such service shall not be recognized to the extent that (i) such recognition of service would result in a duplication of benefits or (ii) such service was not recognized under a corresponding Entegra Benefit Plan. With respect to Employee Plans providing health care, dental, or vision coverage, SmartFinancial or SmartBank, as appropriate, will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to the Continuing Employees or their eligible spouses and eligible dependents who were covered under a similar Entegra Benefit Plan immediately prior to the Effective Time. Further, if Continuing Employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, SmartFinancial or SmartBank, as appropriate, will use commercially reasonable efforts to cause any successor Employee Plan providing health care, dental, or vision coverage for Continuing Employees to give credit towards the satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment, or other cost-sharing amounts previously paid by Continuing Employees in respect of their participation in the corresponding Entegra Benefit Plan during the plan year of the successor Employee Plan prior to the transition effective date. The Parties acknowledge and agree that, to the extent permitted by applicable Law and the terms of any pertinent plan documents, SmartFinancial and its Subsidiaries may after the Effective Time maintain multiple benefit plans providing health care, dental, or vision coverage and/or multiple retirement savings plans.

(b) At the request of SmartFinancial, the Company shall take, and shall cause its Subsidiaries to take, prior to the Effective Time, all actions reasonably requested by SmartFinancial that are necessary or appropriate to (i) cause one or more of the Entegra Benefits Plans (including those Entegra Benefits Plans set forth on Schedule 7.10(b) of the SmartFinancial Disclosure Memorandum) to terminate or be frozen as of or immediately prior to the Effective Time, (ii) cause benefit accruals and entitlements under any Entegra Benefit Plan to cease as of or immediately prior to the Effective Time, (iii) cause the continuation at and after the Effective Time of any insurance policy or other Contract relating to any Entegra Benefit Plan for such period as may be requested by SmartFinancial, or (iv) facilitate the merger of any Entegra Benefit Plan into any employee benefit plan maintained by SmartFinancial or its Subsidiaries. All resolutions, notices, or other documents adopted, issued, or executed in connection with the implementation of this Section 7.10(b) shall be subject to SmartFinancial’s prior review and approval, which approval shall not be unreasonably withheld.

(c) SmartFinancial will, or will cause SmartBank to, provide to (i) employees of the Bank immediately prior to the Effective Time who are not offered continued employment with SmartFinancial or one of its Subsidiaries and (ii) Continuing Employees whose employment is involuntarily terminated by SmartFinancial or its Subsidiaries without cause during the six-month period immediately following the Effective Time (collectively, “Severed Employees”), and who are not otherwise entitled to contractual or other severance or change in control benefits, severance benefits in the amounts set forth on Schedule 7.10(c) of the SmartFinancial Disclosure Memorandum, taking into account the number of years of full-time service of the Severed Employees with the Bank prior to the Effective Time and with SmartFinancial and its Subsidiaries thereafter; provided that it shall be a condition to payment of any such severance benefits that the Severed Employee executes a release of claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to SmartFinancial. Any such payments of severance benefits (including the timing of the same) shall be in compliance with Section 409A of the Code. For purposes of this Section 7.10(c), “cause” shall have the same meaning as provided in any written employment agreement between any Severed Employee and SmartFinancial and/or its Subsidiaries on the date such Severed Employee’s employment is terminated, or if no such definition or employment agreement exists, “cause” shall mean conduct amounting to (i) fraud or dishonesty against or to SmartFinancial or its Subsidiaries, (ii)  the Severed Employee’s willful misconduct, repeated refusal to follow the reasonable directions of his or her superiors, or knowing violation of Law in the course or scope of performance of services to or for SmartFinancial or its Subsidiaries; (iii) repeated absences from work without a reasonable excuse; (iv) intoxication with alcohol or drugs while on the premises of SmartFinancial or its Subsidiaries during regular business hours; (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; or (vi) a material breach or violation of the terms of any agreement to which the Severed Employee and SmartFinancial or its Subsidiaries are parties.

(d) This Section 7.10 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.10, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.10. Nothing contained in this Section 7.10, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, SmartFinancial, or SmartBank, or any of their respective Subsidiaries or Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.10 shall not create any right in any employee of the Company or the Bank or any of their respective Subsidiaries, or any other Person, to continued employment with the Surviving Corporation, SmartFinancial, or SmartBank, or any of their respective Subsidiaries or Affiliates (and shall not limit the right of the Surviving Corporation, SmartFinancial, or SmartBank, or any of their respective Subsidiaries or Affiliates, to terminate the employment of any employee), or any compensation or benefits of any nature or kind whatsoever.

Section 7.11 Indemnification.

(a) For a period of six years immediately following the Effective Time, the Surviving Corporation shall indemnify, defend, and hold harmless each of the current and former directors, officers, and employees of the Company and the Bank and their Subsidiaries, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, amounts paid in settlement, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or relating to matters existing or occurring at or prior to the Effective Time (including the negotiation, execution, or performance of this Agreement or the consummation of the Merger), whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director, officer, or employee of the Company or the Bank or any of their Subsidiaries or was serving at the request of the Company or the Bank or any of their Subsidiaries as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified, defended, and held harmless under the articles of incorporation and bylaws (or comparable governing documents) of the Company and the Bank and their Subsidiaries as in effect as of the date of this Agreement (including the provisions thereof, if any, relating to the advancement of expenses).

(b) Any Indemnified Party wishing to claim indemnification under this Section 7.11, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any Liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Corporation (and then only to the extent of such prejudice). In the event of any such claim, action, suit, proceeding, or investigation (whether arising before, at, or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Corporation elects not to assume such defense or (B) if counsel for the Indemnified Party advises the Surviving Corporation in writing that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Surviving Corporation or that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest), (ii) the Indemnified Party will cooperate in the defense thereof, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, and (iv) the Surviving Corporation shall have no obligation hereunder in the event a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time the Company shall obtain, or shall cause the Bank to obtain, and after the Effective Time the Surviving Corporation shall maintain, a “tail” policy under the Entegra Parties’ existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the Effective Time for Persons who are immediately prior to the Effective Time covered by the Entegra Parties’ existing directors’ and officers’ liability insurance policy (the “Tail Insurance”), which Tail Insurance shall provide for at least the same coverage and coverage amounts as, and contain terms and conditions not materially less advantageous than, those currently provided for by the Entegra Parties’ existing directors’ and officers’ liability insurance policy; provided, however, that, without the prior written consent of SmartFinancial, the Entegra Parties shall not expend for such Tail Insurance (for said six-year period) an amount in excess of 250% of the most recent annual premium paid by the Entegra Parties for their existing directors’ and officers’ liability insurance policy.

(d) In the event the Surviving Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 7.11.

(e) Any indemnification payments made pursuant to this Section 7.11 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.12 Estoppel Letters.  The Company shall use commercially reasonable best efforts to obtain and deliver to SmartFinancial prior to or at the Closing a customary estoppel letter, dated as of the Closing Date, executed by the lessor of each parcel of Leased Real Property, the form and substance of such estoppel letters to be satisfactory to SmartFinancial in its reasonable discretion.

Section 7.13 Registration Statement.

(a) As soon as reasonably practicable after the date of this Agreement, SmartFinancial and the Company will prepare and file with the SEC the Joint Proxy Statement/Prospectus and SmartFinancial will prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included as a prospectus), which in each case shall comply with all of the requirements of the Exchange Act and the Securities Act (and the rules and regulations thereunder) applicable thereto. Each of SmartFinancial and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as practicable after the filing thereof. SmartFinancial shall also use reasonable best efforts to register or exempt from registration the SmartFinancial Common Stock to be issued to holders of Company Common Stock as Merger Consideration under the state securities or “blue sky” Laws of all applicable jurisdictions, and to keep the Registration Statement and such state securities Laws or “blue sky” registrations or exemptions current and in effect for so long as is necessary to consummate the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Entegra Parties and their shareholders as may be reasonably requested by SmartFinancial in connection with the same. SmartFinancial shall have primary responsibility for preparing and filing the Registration Statement, provided that SmartFinancial shall to the extent practicable afford the Company and its legal, financial, and accounting advisors a reasonable opportunity to review and provide comments on (i) the Registration Statement before it is filed with the SEC and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before the same are filed with or submitted to the SEC. Each Party, to the extent permitted by Law, shall deliver to the other Parties copies of all material filings, correspondence, orders, and documents with, to, or from Governmental Entities, and shall promptly relay to the other Parties the substance of any material oral communications with, to, or from Governmental Entities, in each case pertaining or relating to the Registration Statement or any documents or materials related thereto.

(b) The Parties shall cooperate in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus for the purpose of submitting this Agreement and the transactions contemplated hereby to the shareholders of the Company for approval and submitting the Stock Issuance Proposal to the shareholders of SmartFinancial approval. Each Party will as promptly as reasonably practicable after the date of this Agreement furnish all data and information relating to it and its Subsidiaries, and its and its Subsidiaries’ businesses, directors, officers, and shareholders, as the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and/or the Joint Proxy Statement/Prospectus. The Company expressly agrees to cooperate with SmartFinancial and its legal and accounting advisors in requesting and obtaining appropriate opinions, consents, and letters from its legal and financial advisor(s) and independent auditor(s), and in taking such other actions as may be reasonably requested by SmartFinancial , in connection with the Registration Statement or the Joint Proxy Statement/Prospectus. Without limiting the generality of the immediately preceding sentence, the Company shall cause Hunton Andrews Kurth LLP, legal counsel to the Company, to issue and deliver to the Company, in connection with the filing of the Registration Statement with the SEC, an opinion of counsel with respect to the material United States federal income tax consequences of the Mergers and the Entegra Special Dividend to holders of Company Common Stock. Each Party covenants and agrees that none of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, on the date the same is first mailed to shareholders of SmartFinancial or the Company or at the time of the SmartFinancial Meeting or the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or (iii) any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time such document is filed, fail to comply as to form or substance, in all material respects, with the provisions of applicable Law. The Joint Proxy Statement/Prospectus will comply as to form and substance, in all material respects, with all applicable requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by any Party with respect to statements made or incorporated by reference therein based on information supplied by any other Party or its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus. Each Party covenants and agrees that, in the event such Party becomes aware of any information furnished by it or any of its Subsidiaries that would cause any of the statements in the Registration Statement or the Joint Proxy Statement/Prospectus, or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such Party will promptly inform the other Parties thereof in writing and take all necessary steps to correct the Registration Statement or Joint Proxy Statement/Prospectus, or other document, as applicable.

Section 7.14 Nasdaq Listing.  SmartFinancial shall use commercially reasonable efforts to cause the shares of SmartFinancial Common Stock to be issued as Merger Consideration in accordance with this Agreement to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.15 Appointment of Directors.  Prior to or at the Effective Time, each of SmartFinancial and SmartBank and its respective board of directors shall take all action required to increase the size of the SmartFinancial and SmartBank boards of directors by five members and to elect or appoint to each of the SmartFinancial and SmartBank board of directors, effective as of or immediately following the Effective Time, five members of the Company’s board of directors as of the date hereof mutually agreed upon by SmartFinancial and the Company who continue to serve as members of the Company’s board of directors until immediately prior to the Effective Time (such individuals so elected or appointed, the “Continuing Entegra Directors”). Provided that a Continuing Entegra Director continues to satisfy the standards and requirements for service on the SmartFinancial and SmartBank boards of directors that are generally applicable to all directors, the board of directors of the Surviving Corporation (or the appropriate committee thereof) shall nominate such Continuing Entegra Director for reelection to the Surviving Corporation’s board of directors at the first annual meeting of the shareholders of the Surviving Corporation following the Effective Time. Those members of the Company’s board of directors immediately prior to the Effective Time who are not Continuing Entegra Directors will be invited to serve on a local Carolina Advisory Board (the “Carolina Advisory Board”) to be established by SmartBank following the Bank Merger.

Section 7.16 Exemption from Section 16(b) Liability.  SmartFinancial and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act, both prior to and after the Effective Time, it is desirable that such individuals not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion or exchange of shares of Company Common Stock and Company Equity Awards in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 7.16. The board of directors of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such action as may be reasonably required to cause to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, to the fullest extent permitted by applicable Law, any dispositions of shares of Company Common Stock or Company Equity Awards that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time. The board of directors of SmartFinancial, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such action as may be reasonably required to cause to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, to the fullest extent permitted by applicable Law, any acquisitions of shares of SmartFinancial Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SmartFinancial immediately after the Effective Time.

Section 7.17 Takeover Laws.  Neither SmartFinancial or the Company nor their respective boards of directors shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Mergers, the Bank Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) this Agreement, the Mergers, the Bank Merger, and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law should become, or should purport to be, applicable to the transactions contemplated by this Agreement, each Party and its respective board of directors will grant such approvals and take such other actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

Section 7.18 Litigation and Claims.  Each of SmartFinancial and the Company shall promptly notify the other Party in writing of any action, arbitration, hearing, investigation, litigation, suit, or other proceeding instituted, initiated, or commenced, or to the Knowledge of such Party threatened to be instituted, initiated, or commenced, against such Party or any of its directors, Subsidiaries, or Affiliates relating to the transactions contemplated by this Agreement. Each of SmartFinancial and the Company shall give the other Party the opportunity to participate in (but not control), at its own expense, the defense or settlement of any shareholder litigation against such Party or any of its directors, Subsidiaries, or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without such other Party’s prior written consent (which consent shall not to be unreasonably withheld or delayed).

Section 7.19 Operating Functions.  To the extent permitted by applicable Law, and as reasonably requested by SmartFinancial, the Company shall, and will cause the Bank to, cooperate with SmartFinancial and SmartBank in connection with planning for the efficient and orderly combination of SmartFinancial and the Company and SmartBank and the Bank and the operation of the Surviving Corporation and Surviving Bank, and in preparing for the consolidation of appropriate operating functions and the conversion of the data processing and related electronic information technology systems of the Entegra Parties to those used by SmartFinancial and SmartBank, effective as of the Effective Time or such later date as determined by SmartFinancial.

Section 7.20 Entegra Special Dividend; CVR Agreement.

(a) In the event that the Entegra Parties settle that certain dispute identified on Schedule 7.20 of the Entegra Disclosure Memorandum (the “Dispute”) and receive all proceeds of such settlement prior to 5:00 p.m. Eastern Time on the tenth Business Day prior to the Settlement Date (as defined below), the Company shall use commercially reasonable efforts to declare and pay in accordance with this Section 7.20, subject to compliance with all applicable Laws (including applicable Nasdaq rules), a one-time, special cash dividend on the Company Common Stock in an amount up to, but not exceeding, the after-tax net proceeds of such settlement actually received by the Entegra Parties prior to the declaration of such dividend (the “Entegra Special Dividend”), taking into account all costs and expenses incurred by the Entegra Parties after December 31, 2018 (but not those costs and expenses incurred on or prior to December 31, 2018) in pursuing or in furtherance of such settlement, including legal and accounting fees and expenses, and assuming a combined federal and state income tax rate of 26%. If declared and paid, the Entegra Special Dividend must be declared and paid by the Company prior to 5:00 p.m. Eastern Time on the fifth Business Day prior to the Closing Date (such date the “Settlement Date”). The Company shall cause Hunton Andrews Kurth LLP, legal counsel to the Company (or such other legal counsel reasonably acceptable to the Company and SmartFinancial), to issue and deliver to the Company, in connection with the filing of the Registration Statement with the SEC, an opinion of counsel with respect to the material United States federal income tax consequences of the Entegra Special Dividend to holders of Company Common Stock. In the event Dispute settlement proceeds are received by the Entegra Parties but the Entegra Special Dividend is not declared and paid prior to 5:00 p.m. Eastern Time on the Settlement Date, then such settlement proceeds shall constitute “Claims Proceeds” for purposes of (and as defined in) the CVR Agreement.

(b) In the event that the Entegra Parties do not settle the Dispute, receive all proceeds of such settlement, and declare and pay the Entegra Special Dividend prior to 5:00 p.m. Eastern Time on the Settlement Date as provided in Section 7.20(a), then (i) prior to or at the Closing, SmartFinancial and the Company will execute and deliver the CVR Agreement, and SmartFinancial and the Company will use commercially reasonable efforts to cause the initial committee members identified in the CVR Agreement and the paying agent mutually agreed upon by SmartFinancial and the Company to execute and deliver the CVR Agreement, and (ii) SmartFinancial and the Company will use commercially reasonable efforts (including making reasonable revisions to the form of CVR Agreement attached hereto as Exhibit C) to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act, or any applicable state securities or “blue sky” Laws and to cause the CVRs to be issued as part of the Merger Consideration.

(c) In the event that the Entegra Parties settle the Dispute, receive all proceeds of such settlement, and declare and pay the Entegra Special Dividend prior to 5:00 p.m. Eastern Time on the Settlement Date as provided in Section 7.20(a) (the “Dispute Resolution Condition”), then the CVR Agreement will not be executed and delivered by SmartFinancial and the Company and the other parties thereto and no CVRs will be issued as part of the Merger Consideration in accordance with Section 3.1.

Section 7.21 Trust Preferred Securities.  Prior to the Effective Time, each of SmartFinancial and the Company shall take all actions reasonably necessary for SmartFinancial to, as of the Effective Time, acquire from and succeed to all rights, title, and interests of the Company in the TPS Trust, including the issued and outstanding common securities of the TPS Trust, and assume the Company’s covenants, agreements, and obligations under and relating to the Trust Preferred Securities and the Trust Debentures, in each case in accordance with and subject to the terms and conditions of the TPS Documents.

Section 7.22 SmartBank Foundation Contribution.  Consistent with SmartFinancial’s commitment to community investment and to the banking markets served by the Bank, at Closing, SmartFinancial will contribute $1,000,000 (the “Contributed Funds”) to the SmartBank Foundation, a 501(c)(3) charitable organization chartered under Tennessee law. The allocation of the Contributed Funds will be directed by recommendation of the Carolina Advisory Board (in consultation with the President of the Carolinas for SmartBank) to qualifying 501(c)(3) charitable organizations in the banking markets served by the Bank within the three-year period immediately following the Effective Time at intervals determined by the Carolina Advisory Board in its reasonable discretion.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF MERGER

Section 8.1 Conditions to Each Party’s Obligation. The respective obligation of each Party to consummate the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Shareholder Approvals.  This Agreement shall have been duly approved by the shareholders of the Company in accordance with the Company’s articles of incorporation and bylaws and applicable Law, and the Stock Issuance Proposal shall have been duly approved by the shareholders of SmartFinancial.

(b) Governmental Approvals.  All approvals, consents, and waivers of or from Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement (including without limitation the Merger, the Second Step Merger, and the Bank Merger) shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approval, consent, or waiver shall contain any condition, restriction, or requirement that would, individually or in the aggregate with one or more other such conditions, restrictions, or requirements, have or reasonably be expected to have a material and adverse effect on the business, properties, assets, liabilities, financial condition, operations, or results of operations of the Surviving Corporation and its Subsidiaries taken as a whole (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Merger, the Second Step Merger, or the Bank Merger shall not be deemed to be a Burdensome Condition and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, SmartFinancial shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition

(c) No Injunction; Illegality.  There shall not be in effect any order, decree, or injunction of any Governmental Entity that enjoins or prohibits the consummation of the Merger, the Second Step Merger, or the Bank Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Second Step Merger, or the Bank Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger, the Second Step Merger, or the Bank Merger.

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, continuing, or threatened and unresolved.

(e) Nasdaq Listing.  The shares of SmartFinancial Common Stock to be issued to holders of Company Common Stock pursuant to this Agreement upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 8.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by the Company prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Representations and Warranties of SmartFinancial Parties.  The representations and warranties of SmartFinancial and Merger Sub contained in Section 5.2(c) (Capitalization), Section 5.2(k)(i) (Absence of Certain Changes or Events), Section 5.2(v) (Fairness Opinion), and Section 5.2(w) (Broker Fees) shall be true and correct in all respects (other than, in the case of Section 5.2(c) (Capitalization) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of SmartFinancial and Merger Sub contained in Section 5.2(a) (Organization and Qualification) and Section 5.2(d) (Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of SmartFinancial and Merger Sub contained in Article V shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on SmartFinancial; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b) Performance of Obligations of SmartFinancial Parties.  The SmartFinancial Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c) Officers’ Certificate.  The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of SmartFinancial, and otherwise in form and substance reasonably satisfactory to the Company, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Tax Opinion.  The Company shall have received an opinion from Hunton Andrews Kurth LLP, legal counsel to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Company and SmartFinancial reasonably satisfactory in form and substance to such counsel.

Section 8.3 Conditions to Obligations of the SmartFinancial Parties.  The obligation of each of SmartFinancial and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by SmartFinancial and Merger Sub prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Representations and Warranties of the Company.  The representations and warranties of the Company contained in Section 4.2(c) (Capitalization), Section 4.2(k)(i) (Absence of Certain Changes or Events), Section 4.2(v) (Fairness Opinion), and Section 4.2(w) (Broker Fees) shall be true and correct in all respects (other than, in the case of Section 4.2(c) (Capitalization) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Company contained in Section 4.2(a) (Organization and Qualification) and Section 4.2(d) (Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Company contained in Article IV shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on the Company; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b) Performance of Obligations of the Company.  The Company shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by the Company under this Agreement prior to or at the Closing.

(c) Officers’ Certificate.  The SmartFinancial Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of the Company, and otherwise in form and substance reasonably satisfactory to the SmartFinancial Parties, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Tax Opinion.  SmartFinancial shall have received an opinion from Butler Snow LLP, legal counsel to SmartFinancial, dated as of the Closing Date and in form and substance reasonably satisfactory to SmartFinancial, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Company and SmartFinancial reasonably satisfactory in form and substance to such counsel.

(e) Tax Benefits Plan.  The Company shall have taken all action necessary to terminate the Tax Benefits Plan effective immediately prior to the Effective Time or otherwise amend the Tax Benefits Plan such that no rights provided for in such plan are exercisable in connection with or following the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time or as otherwise indicated:

(a) By mutual written agreement of SmartFinancial, Merger Sub, and the Company.

(b) By (i) the SmartFinancial Parties (provided that neither SmartFinancial nor Merger Sub is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by the Company of any representation, warranty, covenant, or agreement contained in this Agreement, or (ii) the Company (provided that the Company is not then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by SmartFinancial or Merger Sub of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (x) individually or in the aggregate with all other such breaches would, if occurring or continuing on the Closing Date, result in the failure of any of the conditions set forth in Article VIII and (y) has not been cured by the earlier of December 31, 2019, and the date which is 30 days after the date written notice is given to the breaching Party of such breach.

(c) By either the SmartFinancial Parties or the Company, (i) in the event the shareholders of the Company fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the Company Meeting, provided that the Company shall only be entitled to exercise its right of termination under this Section 9.1(c)(i) if the Company has complied in all material respects with, and there has been no material breach or violation by the Company of, its obligations and covenants set forth in Section 7.7, or (ii) in the event the shareholders of SmartFinancial fail to approve, by the requisite vote, the Stock Issuance Proposal at the SmartFinancial Meeting, provided that the SmartFinancial Parties shall only be entitled to exercise their right of termination under this Section 9.1(c)(ii) if the SmartFinancial Parties have complied in all material respects with, and there has been no material breach or violation by the SmartFinancial Parties of, their obligations and covenants set forth in Section 7.8.

(d) By either the SmartFinancial Parties or the Company, in the event any approval, consent, or waiver of or from any Governmental Entity required to consummate the transactions contemplated by this Agreement (including without limitation the Merger, the Second Step Merger, or the Bank Merger) shall have been denied by final and non-appealable action of such Governmental Entity or any application or request therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that the SmartFinancial Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of the SmartFinancial Parties to perform or observe their obligations and covenants set forth in this Agreement, and that the Company shall not be entitled to exercise its right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of the Company to perform or observe its obligations and covenants set forth in this Agreement.

(e) By either the SmartFinancial Parties or the Company, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement; provided, however, that the SmartFinancial Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of the SmartFinancial Parties to perform or observe their obligations and covenants set forth in this Agreement, and that the Company shall not be entitled to exercise its right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of the Company to perform or observe its obligations and covenants set forth in this Agreement.

(f) By either the SmartFinancial Parties or the Company, in the event the Merger is not consummated by December 31, 2019, unless (i) in the event of termination by the SmartFinancial Parties, the failure to consummate the Merger by such date shall be due to the failure of the SmartFinancial Parties to perform or observe their obligations and covenants set forth in this Agreement, and (ii) in the event of termination by the Company, the failure to consummate the Merger by such date shall be due to the failure of the Company to perform or observe its obligations and covenants set forth in this Agreement.

(g) By the SmartFinancial Parties, in the event that prior to the approval of this Agreement by the shareholders of the Company in accordance with the Company’s articles of incorporation and bylaws and applicable Law (i) the Company materially breaches Section 7.1 or Section 7.7 of this Agreement or (ii) the board of directors of the Company does not publicly recommend in the Joint Proxy Statement/Prospectus the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company or, after having made such recommendation, subsequently makes an Entegra Change of Recommendation.

(h) By the SmartFinancial Parties, in the event a tender offer or exchange offer for 20% or more of any class or series of outstanding shares of Company Stock is commenced (other than by SmartFinancial or its Subsidiaries) and the Company’s board of directors recommends that the shareholders of the Company tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

(i) By SmartFinancial, at any time prior to the approval of the Stock Issuance Proposal by the shareholders of SmartFinancial, for the purpose of entering into an agreement with respect to a Superior Proposal, provided that there has been no material breach by SmartFinancial of Section 7.1 or Section 7.8 of this Agreement.

(j) By the Company, in the event that prior to the approval of the Stock Issuance Proposal by the shareholders of SmartFinancial (i) the board of directors of SmartFinancial does not publicly recommend in the Joint Proxy Statement/Prospectus the approval of the Stock Issuance Proposal by the shareholders of SmartFinancial or, after having made such recommendation, subsequently makes a SmartFinancial Change of Recommendation or (ii) SmartFinancial materially breaches Section 7.8 of this Agreement by failing to call, give notice of, convene, and hold the SmartFinancial Meeting in accordance with Section 7.8.

(k) By the Company, in the event a tender offer or exchange offer for 20% or more of any class or series of outstanding shares of SmartFinancial Stock is commenced (other than by the Company or its Subsidiaries) and SmartFinancial’s board of directors recommends that the shareholders of SmartFinancial tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

(l) By the Company, at any time prior to the approval of this Agreement by the shareholders of the Company in accordance with the Company’s articles of incorporation and bylaws and applicable Law, for the purpose of entering into an agreement with respect to a Superior Proposal, provided that there has been no material breach by the Company of Section 7.1 or Section 7.7 of this Agreement.

Section 9.2 Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall, subject to Section 9.3, become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.3(d), Section 7.6, this Section 9.2, Section 9.3, and Article X of this Agreement shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of such Party’s fraud or willful or intentional breach of any provision of this Agreement.

Section 9.3 Termination Fee.

(a) In the event (i) this Agreement is terminated by SmartFinancial pursuant to Section 9.1(b) and (ii) at any time after the date of this Agreement and at or before the Company Meeting (including at or before any adjournment or postponement thereof) an Acquisition Proposal shall have been received by or communicated or otherwise made known to the Company or any of its Subsidiaries, which has not been withdrawn prior to the date of the termination of this Agreement, and within 12 months of the date of termination of this Agreement the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall pay to SmartFinancial a termination fee of $6,400,000 (the “Termination Fee”) on the earlier of the date of the Company’s or its Subsidiary’s, as applicable, execution of such definitive agreement or consummation of such Acquisition Proposal.

(b) In the event this Agreement is terminated by the SmartFinancial Parties pursuant to Section 9.1(g) or Section 9.1(h), the Company shall pay SmartFinancial the Termination Fee not later than two Business Days after the date of termination of this Agreement.

(c) In the event this Agreement is terminated by the Company pursuant to Section 9.1(l), the Company shall pay SmartFinancial the Termination Fee not later than two Business Days after the date of termination of this Agreement.

(d) In the event (i) this Agreement is terminated by the Company pursuant to Section 9.1(b) and (ii) at any time after the date of this Agreement and at or before the SmartFinancial Meeting (including at or before any adjournment or postponement thereof) an Acquisition Proposal shall have been received by or communicated or otherwise made known to SmartFinancial or any of its Subsidiaries, which has not been withdrawn prior to the date of the termination of this Agreement, and within 12 months of the date of termination of this Agreement SmartFinancial or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SmartFinancial shall pay to the Company the Termination Fee on the earlier of the date of SmartFinancial’s or its Subsidiary’s, as applicable, execution of such definitive agreement or consummation of such Acquisition Proposal.

(e) In the event this Agreement is terminated by the Company pursuant to Section 9.1(j) or Section 9.1(k), SmartFinancial shall pay the Company the Termination Fee not later than two Business Days after the date of termination of this Agreement.

(f) In the event this Agreement is terminated by SmartFinancial pursuant to Section 9.1(i), SmartFinancial shall pay the Company the Termination Fee not later than two Business Days after the date of termination of this Agreement.

Any termination fee and other amounts payable in accordance with this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by SmartFinancial or the Company, as applicable. The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that absent such agreements the Parties would not have entered into this Agreement. In the event a Party fails to timely make payment of any amounts due and payable by such Party under this Section 9.3, the Party failing to make such payment shall pay or reimburse the Party entitled to receive such payment all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by such Party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such amounts unpaid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. The Termination Fee and other amounts payable pursuant to this Section 9.3 constitute liquidated damages and not a penalty and, except in the case of fraud or willful or intentional breach of this Agreement, shall be the sole monetary remedy of the Parties in the event this Agreement is terminated under the circumstances described in Sections 9.3(a)-(d). In no event shall SmartFinancial or the Company be obligated to pay the Termination Fee to the other Party more than once.

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival.  None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.3(d), Section 7.6, Section 9.2, Section 9.3, and this Article X, each of which shall survive any such termination). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2 Interpretation.  When reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include all genders. All references in this Agreement to a specific statute shall be deemed to refer to all regulations and authoritative guidance issued thereunder, and all references in this Agreement to a statute, regulation, or other guidance shall also be deemed to refer to any superseding statute, regulation or guidance. Any document or item will be deemed “delivered,” “provided,” or “made available” to a Party within the meaning of this Agreement if such document or item is (a) made available to such Party specifically for review in person by another Party or its representatives, (b) contained and accessible to such Party for a continuous period of at least 72 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing) in the electronic data room hosted by Firmex established by the Parties in connection with the transactions contemplated hereby (to which the Parties and their designated representatives had access rights during such period), or (c) filed by a party with the SEC and publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC at least 72 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing). Nothing in this Agreement shall require or be deemed to require any Party to disclose or make available to any other Party “confidential supervisory information” the disclosure of which is prohibited by applicable Law. All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.3 Amendment; Waiver.  This Agreement may be amended, modified, or supplemented at any time, either before or after approval of this Agreement by any Party’s shareholders, by, but only by, a written instrument executed by each of the Parties; provided, however, that, after the approval of this Agreement by a Party’s shareholders, there may not be, without further approval of such shareholders, any amendment, modification, or supplement of or to this Agreement that requires further approval of or by such shareholders under applicable Law. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof, provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5 Governing Law.  This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

Section 10.6 Expenses.  Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Second Step Merger, or the Bank Merger shall be borne equally by SmartFinancial and the Company.

Section 10.7 Notices.  All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

If to SmartFinancial or Merger Sub:		with a copy (which shall not constitute notice) to:
SmartFinancial, Inc.		Butler Snow LLP
CT Merger Sub, Inc.		Attention: Adam G. Smith
Attention: William Y. Carroll, Jr.		150 3rd Avenue South, Suite 1600
5401 Kingston Pike, Suite 600		Nashville, Tennessee 37201
Knoxville, Tennessee 37919

If to the Company:		with a copy (which shall not constitute notice) to:
Entegra Financial Corp.		Hunton Andrews Kurth LLP
Attention: Roger Plemens	Attention:	Peter Weinstock
14 One Center Court		Eric Markus
Franklin, North Carolina 28734		Fountain Place
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202

Section 10.8 Entire Agreement; Third Party Beneficiaries.  This Agreement, including and together with the Exhibits and Schedules hereto and the Disclosure Memoranda, and the Confidentiality Agreement (but only to the extent the Confidentiality Agreement is not inconsistent with this Agreement) represent the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except that the Indemnified Parties (and their heirs and legal and personal representatives) are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.11.

Section 10.9 Severability.  In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms, and (b) the Parties shall use their reasonable best efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10 Assignment.  No Party may assign or delegate this Agreement or any of its rights, interests, duties, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action or proceeding brought in accordance with Section 10.12, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby further waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.12 Submission to Jurisdiction.  EACH PARTY KNOWINGLY AND VOLUNTARILY HEREBY (A) IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TENNESSEE LOCATED IN NASHVILLE, DAVIDSON COUNTY, TENNESSEE, THE STATE COURTS OF THE STATE OF NORTH CAROLINA LOCATED IN CHARLOTTE, MECKLENBURG COUNTY, NORTH CAROLINA, THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE, NASHVILLE DIVISION, AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NORTH CAROLINA, CHARLOTTE DIVISION (THE “CHOSEN COURTS”), FOR PURPOSES AND IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (B) IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN OR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING THAT SUCH PARTY IS NOT SUBJECT TO THE JURISDICTION OF THE CHOSEN COURTS, THAT SUCH CLAIM, ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE, OR THAT THIS AGREEMENT MAY NOT BE CONSTRUED, INTERPRETED, OR ENFORCED IN OR BY THE CHOSEN COURTS, AND (C) IRREVOCABLY AGREES THAT ALL CLAIMS A PART OF OR WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE CHOSEN COURTS. THE PARTIES HEREBY GRANT THE CHOSEN COURTS JURISDICTION OVER THE PERSONS OF THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

Section 10.13 Jury Trial Waiver.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

SMARTFINANCIAL, INC.

By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

CT MERGER SUB, INC.

By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

ENTEGRA FINANCIAL CORP.

By:	/s/ Roger D. Plemens
Roger D. Plemens
President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

FORM OF ENTEGRA VOTING AGREEMENT

[attached]

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated January 15, 2019, is entered into by and between SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”), and [●] (the “Shareholder”).

R E C I T A L S

A. Concurrently with the parties’ execution of this Agreement, SmartFinancial, CT Merger Sub, Inc., a North Carolina corporation and direct, wholly owned subsidiary of SmartFinancial (“Merger Sub” and together with SmartFinancial, collectively, the “SmartFinancial Parties”), and Entegra Financial Corp., a North Carolina corporation (the “Company”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) and the conversion of the outstanding shares of Company Common Stock (as defined below) into the right to receive the Merger Consideration.

B. As a condition to their willingness to enter into the Merger Agreement, the SmartFinancial Parties have required that the Shareholder execute and deliver this Agreement.

C. In order to induce the SmartFinancial Parties to enter into the Merger Agreement, the Shareholder is willing to make certain representations, warranties, covenants, and agreements with respect to the shares of common stock, no par value, of the Company (“Company Common Stock”) “beneficially owned” (within the meaning of Rule 13d-3 (“Rule 13d-3”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended) by the Shareholder and identified below the Shareholder’s signature on the signature page to this Agreement (the “Owned Shares,” and together with any additional shares of Company Common Stock or any other class or series of capital stock of the Company contemplated by Section 7 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms.  Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

2. Representations of Shareholder.  The Shareholder represents and warrants to SmartFinancial that:

(a) As of the date of this Agreement, the Shareholder is the beneficial owner (within the meaning of Rule 13d-3) of the Owned Shares.

(b) As of the date of this Agreement, the Shareholder does not beneficially own (within the meaning of Rule 13d-3) any shares of Company Common Stock, or any shares of any other class or series of capital stock of the Company, other than the Owned Shares.

(c) The Shareholder has all necessary legal power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid, and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms.

3. Agreement to Vote Shares.  The Shareholder irrevocably and unconditionally agrees that, during the term of this Agreement as specified in Section 8 below, the Shareholder will vote the Shares, and will cause any holder of record of the Shares to vote the Shares, (a) in favor of approval of (i) the Merger Agreement and the transactions contemplated thereby, at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment or postponement thereof, and (ii) any proposal to adjourn or postpone any such meeting of the shareholders of the Company, if necessary to solicit additional proxies (1) to secure the quorum necessary to conduct the business of such meeting or (2) in favor of approval of the Merger Agreement and the transactions contemplated thereby, and (b) against (i) any Acquisition Proposal,  and (ii) any action, proposal, transaction, agreement, or other matter which would or would reasonably be expected to result in a material breach of any representation, warranty, covenant, or other obligation or agreement of the Company under the Merger Agreement or of the Shareholder under this Agreement; provided, however, that, if the manner in which the Shares (or any portion thereof) are owned is such that the Shareholder does not have the right to cause the Shares to be so voted, the Shareholder shall use the Shareholder’s best efforts to cause the Shares to be so voted; provided further, however, that there is no obligation hereunder to exercise any options or convert any convertible securities in order to obtain the right to vote any shares of Company capital stock.

4. No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in SmartFinancial any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership, and economic benefits of and relating to the Shares shall remain with and belong to the Shareholder.

5. No Voting Trust or Other Arrangement.  The Shareholder agrees that the Shareholder will not, and will not permit any Person under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxy with respect to the Shares inconsistent with the intent of this Agreement, or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than agreements entered into with the SmartFinancial Parties.

6. Transfer and Encumbrance.  The Shareholder agrees that, during the term of this Agreement, the Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, or otherwise dispose of (collectively, “Transfer”) any of the Shares, or enter into any contract, option, or other agreement or arrangement with respect to, or consent to, a Transfer of any of the Shares or the Shareholder’s voting or economic interest therein; provided, however, that this Section 6 shall not prohibit (i) a Transfer of the Shares by the Shareholder if, as a precondition to such Transfer, the transferee agrees in a written instrument, reasonably satisfactory in form and substance to SmartFinancial, to be bound by all of the terms of this Agreement (including without limitation the provisions of Section 3 hereof pertaining to the voting of the Shares); (ii) a Transfer of the Shares by will or by operation of law, in which case this Agreement shall bind the transferee; or (iii) a Transfer of the Shares by the Shareholder to the Company in connection with the vesting, settlement, or exercise of Company Equity Awards. Any attempted Transfer of the Shares or any interest therein in violation of this Section 6 shall be null and void.

7. Additional Shares.  The Shareholder agrees that all shares of Company Common Stock, and all shares of any other class or series of capital stock of the Company, that the Shareholder purchases, acquires the right to vote (other than as a named proxy), or otherwise acquires beneficial ownership (within the meaning of Rule 13d-3) of after the Shareholder’s execution of this Agreement (including without limitation any shares of Company capital stock issued as a dividend or in connection with a stock split or other distribution, recapitalization, or reclassification or shares issuable upon the conversion, vesting, settlement, or exercise of any warrant, right, option, restricted stock, restricted stock unit, or restricted share award, or other security) shall be subject to the terms of this Agreement and shall constitute “Shares” for all purposes of this Agreement.

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8. Termination.  The term of this Agreement shall commence on the date of this Agreement. This Agreement shall terminate upon the earliest to occur of (a) the approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company in accordance with the articles of incorporation and bylaws of the Company and applicable Law or (b) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, no party hereto shall have any further obligations or liability hereunder; provided, however, that the termination of this Agreement shall not relieve a party hereto of any liability for any breach of this Agreement occurring prior to the termination of this Agreement.

9. No Agreement as Director or Officer.  The Shareholder makes no agreement or understanding herein in the Shareholder’s capacity as a director or officer of the Company. The Shareholder has executed this Agreement solely in his or her capacity as a beneficial owner of the Shares, and nothing in this Agreement (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit, or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of the Company.

10. Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with any of the obligations imposed on such party by this Agreement, that every such obligation is material, and that, in the event of any such failure, the other party will not have an adequate remedy at law or adequate damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy (including the remedy of specific performance), in addition to remedies at law and/or damages, is an appropriate remedy for any such failure and that it will not oppose the seeking of such relief on the basis that a party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining any such equitable relief or remedy.

11. Entire Agreement; Amendment; Waivers.  This Agreement supersedes all prior agreements, written and oral, between the parties hereto with respect to the subject matter hereof and contains the entire, integrated agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provision hereof by a party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Disclosure.  The Shareholder expressly authorizes SmartFinancial and its Affiliates and the Company and its Affiliates to publish and disclose in any announcement, filing, or disclosure required by the SEC, the Joint Proxy Statement/Prospectus, and any other filings made with a Governmental Entity in connection with the Merger Agreement or the transactions contemplated thereby, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

13. Miscellaneous.

(a) This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Tennessee, without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Tennessee.

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(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, brought by the other party or its successors or assigns shall be brought and determined exclusively in a Tennessee state court located in Nashville, Davidson County, Tennessee, or the United States District Court for the Middle District of Tennessee, Nashville Division. Each of the parties hereto hereby irrevocably submits, with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, by counterclaim, or otherwise, in any action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (1) the action or proceeding in such courts is brought in an inconvenient forum, (2) the venue of such action or proceeding is improper, or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(C).

(d) If any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or provision of this Agreement is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

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(f) All section headings contained in this Agreement are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g) Neither this Agreement nor any of the rights, interests, duties, or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

(h) The Shareholder acknowledges that (a) the law firm Butler Snow LLP represents the SmartFinancial Parties in connection with the Merger Agreement and the transactions contemplated thereby, (b) the law firm Hunton Andrews Kurth LLP represents the Company in connection with the Merger Agreement and the transactions contemplated thereby, and (c) neither of said firms has represented the Shareholder in connection with this Agreement or the Merger Agreement or any of the transactions contemplated thereby.

(Signature Page Follows)
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

SMARTFINANCIAL, INC.

By:
William Y. Carroll, Jr.
President and Chief Executive Officer

[●]

Number of shares of Company Common Stock owned by Shareholder: [●]

(Signature Page to Voting Agreement)

EXHIBIT B

FORM OF SMARTFINANCIAL VOTING AGREEMENT

[attached]

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated January 15, 2019, is entered into by and between Entegra Financial Corp., a North Carolina corporation (the “Company”), and [●] (the “Shareholder”).

R E C I T A L S

A. Concurrently with the parties’ execution of this Agreement, the Company, SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”), and CT Merger Sub, Inc., a North Carolina corporation and direct, wholly owned subsidiary of SmartFinancial (“Merger Sub” and together with SmartFinancial, collectively, the “SmartFinancial Parties”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) and the conversion of the outstanding shares of Company Common Stock (as defined below) into the right to receive the Merger Consideration.

B. As a condition to its willingness to enter into the Merger Agreement, the Company has required that the Shareholder execute and deliver this Agreement.

C. In order to induce the Company to enter into the Merger Agreement, the Shareholder is willing to make certain representations, warranties, covenants, and agreements with respect to the shares of common stock, par value $1.00 per share, of SmartFinancial (“SmartFinancial Common Stock”) “beneficially owned” (within the meaning of Rule 13d-3 (“Rule 13d-3”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended) by the Shareholder and identified below the Shareholder’s signature on the signature page to this Agreement (the “Owned Shares,” and together with any additional shares of SmartFinancial Common Stock or any other class or series of capital stock of SmartFinancial contemplated by Section 7 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms.  Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

2. Representations of Shareholder.  The Shareholder represents and warrants to the Company that:

(a) As of the date of this Agreement, the Shareholder is the beneficial owner (within the meaning of Rule 13d-3) of the Owned Shares.

(b) As of the date of this Agreement, the Shareholder does not beneficially own (within the meaning of Rule 13d-3) any shares of SmartFinancial Common Stock, or any shares of any other class or series of capital stock of SmartFinancial, other than the Owned Shares.

(c) The Shareholder has all necessary legal power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid, and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms.

3. Agreement to Vote Shares.  The Shareholder irrevocably and unconditionally agrees that, during the term of this Agreement as specified in Section 8 below, the Shareholder will vote the Shares, and will cause any holder of record of the Shares to vote the Shares, (a) in favor of approval of (i) the issuance by SmartFinancial of the shares of SmartFinancial Common Stock constituting the Merger Consideration pursuant to the terms of the Merger Agreement (the “Stock Issuance Proposal”), at every meeting of the shareholders of SmartFinancial at which the Stock Issuance Proposal is considered and at every adjournment or postponement thereof, and (ii) any proposal to adjourn or postpone any such meeting of the shareholders of SmartFinancial, if necessary to solicit additional proxies (1) to secure the quorum necessary to conduct the business of such meeting or (2) in favor of approval of the Stock Issuance Proposal, and (b) against (i) any Acquisition Proposal, and (ii) any action, proposal, transaction, agreement, or other matter which would or would reasonably be expected to result in a material breach of any representation, warranty, covenant, or other obligation or agreement of SmartFinancial under the Merger Agreement or of the Shareholder under this Agreement; provided, however, that, if the manner in which the Shares (or any portion thereof) are owned is such that the Shareholder does not have the right to cause the Shares to be so voted, the Shareholder shall use the Shareholder’s best efforts to cause the Shares to be so voted; provided further, however, that there is no obligation hereunder to exercise any options or convert any convertible securities in order to obtain the right to vote any shares of SmartFinancial capital stock.

4. No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership, and economic benefits of and relating to the Shares shall remain with and belong to the Shareholder.

5. No Voting Trust or Other Arrangement.  The Shareholder agrees that the Shareholder will not, and will not permit any Person under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxy with respect to the Shares inconsistent with the intent of this Agreement, or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than agreements entered into with the Company.

6. Transfer and Encumbrance.  The Shareholder agrees that, during the term of this Agreement, the Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, or otherwise dispose of (collectively, “Transfer”) any of the Shares, or enter into any contract, option, or other agreement or arrangement with respect to, or consent to, a Transfer of any of the Shares or the Shareholder’s voting or economic interest therein; provided, however, that this Section 6 shall not prohibit (i) a Transfer of the Shares by the Shareholder if, as a precondition to such Transfer, the transferee agrees in a written instrument, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement (including without limitation the provisions of Section 3 hereof pertaining to the voting of the Shares); (ii) a Transfer of the Shares by will or by operation of law, in which case this Agreement shall bind the transferee; or (iii) a Transfer of the Shares by the Shareholder to SmartFinancial in connection with the vesting, settlement, or exercise of SmartFinancial Equity Awards. Any attempted Transfer of the Shares or any interest therein in violation of this Section 6 shall be null and void.

7. Additional Shares.  The Shareholder agrees that all shares of SmartFinancial Common Stock, and all shares of any other class or series of capital stock of SmartFinancial, that the Shareholder purchases, acquires the right to vote (other than as a named proxy), or otherwise acquires beneficial ownership (within the meaning of Rule 13d-3) of after the Shareholder’s execution of this Agreement (including without limitation any shares of SmartFinancial capital stock issued as a dividend or in connection with a stock split or other distribution, recapitalization, or reclassification or shares issuable upon the conversion, vesting, settlement, or exercise of any warrant, right, option, restricted stock, restricted stock unit, or restricted share award, or other security) shall be subject to the terms of this Agreement and shall constitute “Shares” for all purposes of this Agreement.

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8. Termination.  The term of this Agreement shall commence on the date of this Agreement. This Agreement shall terminate upon the earliest to occur of (a) the approval of the Stock Issuance Proposal by the shareholders of SmartFinancial or (b) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, no party hereto shall have any further obligations or liability hereunder; provided, however, that the termination of this Agreement shall not relieve a party hereto of any liability for any breach of this Agreement occurring prior to the termination of this Agreement.

9. No Agreement as Director or Officer.  The Shareholder makes no agreement or understanding herein in the Shareholder’s capacity as a director or officer of SmartFinancial. The Shareholder has executed this Agreement solely in his or her capacity as a beneficial owner of the Shares, and nothing in this Agreement (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit, or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of SmartFinancial.

10. Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with any of the obligations imposed on such party by this Agreement, that every such obligation is material, and that, in the event of any such failure, the other party will not have an adequate remedy at law or adequate damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy (including the remedy of specific performance), in addition to remedies at law and/or damages, is an appropriate remedy for any such failure and that it will not oppose the seeking of such relief on the basis that a party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining any such equitable relief or remedy.

11. Entire Agreement; Amendment; Waivers.  This Agreement supersedes all prior agreements, written and oral, between the parties hereto with respect to the subject matter hereof and contains the entire, integrated agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provision hereof by a party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Disclosure.  The Shareholder expressly authorizes the Company and its Affiliates and SmartFinancial and its Affiliates to publish and disclose in any announcement, filing, or disclosure required by the SEC, the Joint Proxy Statement/Prospectus, and any other filings made with a Governmental Entity in connection with the Merger Agreement or the transactions contemplated thereby, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

13. Miscellaneous.

(a) This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Tennessee, without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Tennessee.

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(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, brought by the other party or its successors or assigns shall be brought and determined exclusively in a North Carolina state court located in Charlotte, Mecklenburg County, North Carolina, or the United States District Court for the Western District of North Carolina, Charlotte Division. Each of the parties hereto hereby irrevocably submits, with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, by counterclaim, or otherwise, in any action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (1) the action or proceeding in such courts is brought in an inconvenient forum, (2) the venue of such action or proceeding is improper, or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(C).

(d) If any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or provision of this Agreement is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

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(f) All section headings contained in this Agreement are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g) Neither this Agreement nor any of the rights, interests, duties, or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

(h) The Shareholder acknowledges that (a) the law firm Butler Snow LLP represents the SmartFinancial Parties in connection with the Merger Agreement and the transactions contemplated thereby, (b) the law firm Hunton Andrews Kurth LLP represents the Company in connection with the Merger Agreement and the transactions contemplated thereby, and (c) neither of said firms has represented the Shareholder in connection with this Agreement or the Merger Agreement or any of the transactions contemplated thereby.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

ENTEGRA FINANCIAL CORP.

By:
Roger D. Plemens
President and Chief Executive Officer

[●]

Number of shares of SmartFinancial Common Stock owned by Shareholder: [●]

(Signature Page to Voting Agreement)

EXHIBIT C

FORM OF CVR AGREEMENT

[attached]

Form of
CONTINGENT VALUE RIGHTS AGREEMENT,

dated
as of [●] [●], 2019,

by and among

Entegra Financial Corp.,

SmartFinancial, Inc.,

[●],
[●],
and
[●],
the initial Committee Members,

and

[●], the Rights Agent

i

ii

CONTINGENT VALUE RIGHTS AGREEMENT

AGREEMENT (this “Agreement”), dated as of [●], 2019, by and among Entegra Financial Corp., a North Carolina corporation (“Cherokee”), [●], [●] and [●] as the initial Committee Members, and [●], as Rights Agent, and SmartFinancial, Inc., a Tennessee corporation (“Smokey”).

WITNESSETH:

WHEREAS, Smokey, CT Merger Sub, Inc., a North Carolina corporation (“Merger Sub”), and Cherokee have entered into an Agreement and Plan of Merger, dated as of January 15, 2019 (as may be amended and restated from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Cherokee, with Cherokee surviving the Merger as a Subsidiary of Smokey (the “First Merger”);

WHEREAS, subsequent to the First Merger, Cherokee will merge with and into Smokey, with Smokey surviving the Merger (the “Second Merger”);

WHEREAS, pursuant to the Merger Agreement, Smokey has agreed to provide to Cherokee’s shareholders the right to receive contingent cash payments, subject to the terms and conditions set forth herein (each right, a “CVR” and collectively, the “CVRs”);

WHEREAS, Cherokee and the Committee desire the Pursuit of the Claims to be managed, administered and controlled by the Committee, Cherokee (prior to the Second Merger) and Smokey (subsequent to the Second Merger), in accordance with this Agreement; and

WHEREAS, Cherokee, Smokey and the Committee desire the Rights Agent to establish an escrow account (the “Escrow Account”) and make certain payments as directed by the Committee in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, Cherokee, Smokey, the initial Committee Members and the Rights Agent hereby agree as follows:

ARTICLE I
CONTINGENT VALUE RIGHTS

Section 1.01 CVRs.  The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement.

Section 1.02 No Certificates.  The CVRs shall not be evidenced by a certificate or other instrument.

Section 1.03 CVR Register.

(a) CVR Register. The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent shall register CVRs and transfer CVRs as herein provided.

(b) Procedure for Limited Transfer.  Subject to the restrictions on transferability set forth in Section 1.05, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement, register the transfer of the CVR in the CVR Register.  The Company and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer.  The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid.  All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor.  No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

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(c) Address Change.  A Holder may make a written request to the Rights Agent to change such Holder’s address of record on the CVR Register.  The written request must be duly executed by the Holder.  Upon receipt of such written request by the Rights Agent, the Rights Agent shall promptly record the change of address on the CVR Register.  The Rights Agent shall provide a copy of the CVR Register to the Company upon request.

Section 1.04 Rights of CVR Holder.  Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to dividends or the right to vote or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or the election of directors of Cherokee or Smokey or any of their respective Affiliates, or any other rights of any kind or nature whatsoever as a shareholder of any of the foregoing entities, either at law or in equity.  The rights of a Holder are limited to those expressed in this Agreement.  Notwithstanding anything herein or in the Merger Agreement to the contrary, none of Smokey, Cherokee or any of their respective Subsidiaries, directors, officers, employees, or Affiliates shall have any liability, responsibility or obligation of any kind to any Holders in their capacity as such on any basis (including in contract, tort, under federal or state securities law or otherwise) with respect to, arising out of, or relating to this Agreement, the CVRs, the Claims and the Pursuit thereof, except to the extent this Agreement expressly requires the payment of any CVR Payment Amount to the Holders and except to the extent otherwise expressly provided for in this Agreement.

Section 1.05 Non-Transferability.  The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, other than through a Permitted Transfer or pursuant to Section 1.06.  Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 1.05 shall be void ab initio and of no effect.  In addition, each Holder, by virtue of its acceptance of a CVR, shall be deemed to have agreed to not facilitate or recognize any attempt by any beneficial owner of such CVR to sell, assign, transfer, pledge, encumber or in any other manner transfer or dispose of, in whole or in part, directly or indirectly, an interest in such CVR other than through a Permitted Transfer.  A “Permitted Transfer” shall mean (a) a transfer of a CVR upon death of a Holder by will or intestacy; or (b) a transfer made by operation of law (such as a merger); provided that any such transferred CVR shall remain subject to the terms and conditions of this Agreement, including this Section 1.05.

Section 1.06 Ability to Abandon CVR.  A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company without consideration therefor.  Nothing in this Agreement shall prohibit the Company or any of its Affiliates from offering to acquire or from acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion.  Any CVRs acquired by the Company or any of its Affiliates (a) shall be automatically deemed extinguished and no longer outstanding in the name of the abandoning Holder and (b) shall entitle the Company to share in the distributions thereon made under this Agreement.

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ARTICLE II
CVR COMMITTEE

Section 2.01 Establishment.  Each Holder, by virtue of its acceptance of a CVR, shall be deemed to have consented and agreed to (a) the establishment of a CVR Committee (the “Committee”), consisting of three (3) members (“Committee Members”) and having the powers, authority and rights set forth in this Agreement, (b) the appointment of the three individuals identified on Exibihit III (the “Initial Committee Members”), and (c) the appointment of any successor Committee Member pursuant to Section 2.04.

Section 2.02 Authority.

(a) The Committee shall have full power and authority, and shall use commercially reasonable efforts, to prosecute, appeal, negotiate, resolve, settle, compromise or otherwise pursue or defend any Claims (as defined below), in whole or in part, on behalf and in the name of Cherokee and/or Smokey, in accordance with the provisions of this Agreement, including by litigation in trial or appellate courts, arbitration, alternative dispute resolution, mediation, negotiation, settlement or compromise (collectively, the “Pursuit” of Claims) and, without limiting the generality of the foregoing, the Committee shall have full power and authority to (i) initiate or defend any claims (including determining the timing thereof and the strategy therefor), in each case, arising out of or in connection with the claims described on Exhibit I, including claims relating to any potentially available insurance proceeds for such transactions or litigation (collectively, the “Claims”), (ii) direct and supervise all matters involving litigation of any Claims (including trial strategy and planning, appellate strategy and settlement strategy), (iii) appear before and conduct affairs with arbitrators, mediators and other such professionals on behalf and in the name of Cherokee or Smokey necessary or appropriate to enable the Committee to Pursue any Claims, (iv) appear in court and file pleadings and execute any documents on behalf and in the name of Cherokee or Smokey necessary or appropriate to enable the Committee to Pursue any Claims, (v) agree to the settlement or compromise of any Claim, subject to the consent right set forth in Section 3.04, and (vi) incur and pay out of the Escrow Account all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) that it deems necessary or appropriate in Pursuit of the Claims. The Committee shall maintain, and deliver to the Company upon request at any time, all financial or other documentation reasonably necessary to sufficiently support any fees, costs, or expenses so incurred and/or paid. If, notwithstanding the authority granted to the Committee under this Agreement, the Company incurs and is invoiced for any fees, costs and expenses (including attorneys’ fees and expenses) in connection with the Claims, the Company may submit the invoice for such fees, costs, or expenses to the Committee and the Committee shall pay such amounts within thirty (30) days of receipt of such invoice but in no event later than the due date specified in such invoice.

(b) The Committee shall have reasonable access to, and control over, the attorney-client privilege or attorney work product doctrine that belongs to Cherokee and/or any of its successors, assigns or subsidiaries to the extent necessary to carry out any of the Committee’s duties or obligations.

(c) The Committee shall have full power and authority to withdraw all or part of any Claims if the Committee reasonably determines that the sum of (i) the aggregate amount of unpaid Claims Expenses together with (ii) the Claims Expenses reasonably expected to be incurred exceed the sum of (A) the amount remaining in the Escrow Account together with (B) the Claims Proceeds reasonably likely to still be collected.  The Committee shall consider in good faith any request by any Committee Member to take action pursuant to this Section 2.02(c).

(d) The Committee shall have full power and authority to retain advisors, including counsel, accountants, financial advisors, experts, consultants, investigators and other agents (collectively, “Advisors”), in connection with the Pursuit of Claims or the withdrawal or termination thereof and to advise the Committee Members with respect to the rights and obligations of the parties under this Agreement, including such power and authority to (i) direct and supervise all such Advisors and (ii) determine the amount and method of compensation to be paid to such Advisors (including the settlement of any disputes regarding such compensation). Any such compensation shall be paid by the Committee out of the Escrow Account.

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(e) The Committee shall use reasonable best efforts, including consulting with its Tax Advisors, to structure the settlement or other disposition of any Claim in a tax-efficient manner that minimizes the Net Tax Cost associated with the receipt of Claims Proceeds, as applicable and (ii) treat the payment of any CVR Payment Amount as not subject to any deduction or withholding (including by taking such position in any relevant tax proceeding), unless withholding is otherwise required pursuant to a Final Determination or a change in applicable tax law after the date hereof.  To the extent permitted by applicable law, (A) the Company shall, and shall cause any of its Affiliates to, report, for purposes of any Tax return, the receipt of Claims Proceeds as a Tax-free adjustment to the consideration received in exchange for the Cherokee shares in the First Merger, as applicable, and (B) the Company shall not take any position inconsistent with the reporting described in clause (A) of this sentence for any applicable Tax purposes.

Section 2.03 Actions.  Except as otherwise provided herein, the Committee may act only with the concurrence of a majority of the Committee Members; provided, however, that the Committee may, by resolution adopted by a majority of the Committee Members, designate a Chairman or other Committee Member to act as the administrative Committee Member and delegate to the Chairman or such other Committee Member such authority as the Committee may determine, provided further, that, notwithstanding anything to the contrary herein, the Committee may not take any of the following actions without the prior written approval of Smokey: (a) the incurrence of any Claims Expenses in excess of the value of the assets deposited in the Escrow Account; and (b) any action that would reasonably be expected to adversely impact the business, financial condition, operations, reputation or commercial relationships of Cherokee, Smokey or their respective Affiliates in any material way.  For the avoidance of doubt, nothing in this Section 2.03 prevents the Committee from determining to terminate this Agreement pursuant to Section 8.01 or taking any other action that it is expressly permitted to take pursuant to this Agreement.

Section 2.04 Replacement of Committee Members.

(a) Each Committee Member may resign at any time by giving written notice thereof to the Company specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) Prior to the Second Merger, Smokey and Cherokee jointly, and, following the Second Merger, the Company shall have the right to remove (i) the Initial Committee Member who was an employee or director of Smokey prior to the Merger (and his successors) at any time by a board resolution specifying a date when such removal will take effect and (ii) any other Initial Committee Member (and their respective successors) only for Due Cause as determined by majority vote of the Committee.  Notice of such removal will be given by the Company to the Committee.

(c) If a Committee Member shall resign, be removed or become incapable of acting, prior to the Second Merger, Smokey and Cherokee jointly, and, following the Second Merger, the Company shall promptly appoint, (i) for any Committee Member described in Section 2.04(b)(i), a qualified successor Committee Member, which may be an officer of the Company or Smokey, and (ii) for any other Committee Member, a qualified successor Committee Member, which may be an officer of director of the Company or Smokey, who has been selected and approved by a majority of the members of Smokey’s board of directors who were members of Cherokee’s board of directors prior to the First Merger.  The successor Committee Member so appointed shall under the provisions of this Section 2.04(c), forthwith upon his or her acceptance of such appointment in accordance with Section 2.04(d), become a successor Committee Member.

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(d) Every successor appointed under this Section 2.04 shall execute, acknowledge and deliver to the Company and the Rights Agent an instrument accepting such appointment and a joinder to this Agreement, and thereupon such successor shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Committee Member such successor is succeeding without further act or deed.

Section 2.05 Liability; Indemnification.

(a) Each Committee Member undertakes to perform only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against any Committee Member.  No Committee Member shall be liable, responsible or accountable in damages or otherwise for any Loss (including Losses that are costs and expenses of defense of claims, as incurred) incurred by reason of having been a Committee Member or resulting from the administration of any Claims or the Escrow Account, or any decision, action or failure to act, except to the extent that any such Loss shall have been caused by the bad faith, gross negligence, willful misconduct, or fraud of such Committee Member.  Each Holder, by virtue of its acceptance of a CVR, shall be deemed to have consented and agreed to release and forever discharge each Committee Member from and against any and all liabilities, responsibilities and claims for damages or otherwise for any Loss incurred by reason of having been a Committee Member or resulting from administration of any Claims or the Escrow Account or any decision, action or failure to act, except to the extent that any such Loss shall have been caused by the bad faith, gross negligence, willful misconduct, or fraud of such Committee Member.

(b) The Company shall indemnify and hold harmless, and provide customary insurance to, each Committee Member against any Loss incurred by reason of having been a Committee Member or resulting from the administration of any Claims or the Escrow Account, or any decision, action or failure to act, except to the extent of such Committee Member’s fraud, willful misconduct, bad faith, or gross negligence.  The Committee shall advance out of the Escrow Account  payments in connection with the Company’s indemnification obligations under this Section 2.05(b) upon request of any Committee Member and with the consent of the Company; provided that such Committee Member shall have delivered to the Company a written undertaking to repay any amount advanced to the extent that such Loss was the result of the bad faith, gross negligence, willful misconduct, or fraud of such Committee Member.  The rights of each Committee Member under this Section 2.05(b) are in addition to, and not in substitution for, any other rights to which such Committee Member may be entitled, whether pursuant to law, contract or otherwise.  These rights are intended to benefit, and shall be enforceable by, each Committee Member.  The obligations of the Company under this Section 2.05(b) shall not be terminated or modified in such a manner as to adversely affect the rights of any Committee Member without the consent of such Committee Member and shall survive the termination of this Agreement and the removal or resignation of any Committee Member. For the avoidance of doubt, all Losses indemnified by the Company pursuant to this Section 2.05(b) shall be treated as Claims Expenses reimbursable out of the Escrow Account to the extent paid directly by the Company (and not covered or otherwise reimbursable to the Company as a result of any insurance policies it holds or of which it benefits).

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ARTICLE III
CERTAIN COVENANTS

Section 3.01 Cooperation.

(a) The Company shall use commercially reasonable efforts to (i) to the extent permitted by Law, provide the Committee and its Advisors with access reasonably necessary to Pursue the Claims, at normal business hours and upon reasonable notice, to Cherokee’s books and records (including electronic and archived documents and Litigation Materials) and the Company’s facilities and to current employees and Advisors of the Company and its Subsidiaries, including in connection with testimony in litigation and factual investigation, and (ii) generally provide support, and make its and its Subsidiaries’ employees and Advisors reasonably available to provide assistance and expertise at such times and in such places as reasonably necessary, to Pursue the Claims; provided that, in the case of each of clauses (i) and (ii), (A) the Company only shall be required to provide such access and support and make its and its Subsidiaries’ employees and Advisors available to the extent and in such manner as does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (B) the Company may withhold access from the Committee to the extent that the Company is aware that (x) the Company or any of its Subsidiaries is subject to the terms of a confidentiality agreement with a third party or another contract that restricts such access, (y) providing such access would result in a loss of attorney-client or other legal privilege, or (z) providing such access would violate any applicable Law.  Reasonable out-of-pocket expenses incurred by employees or Advisors of the Company or its Subsidiaries (but in no event any compensation expenses of employees of the Company or its Subsidiaries) in connection with the Committee’s access to them shall be paid by the Committee out of the Escrow Account upon submission to the Committee by such employee or Advisor or the Company of reasonable documentation regarding such out-of-pocket expenses.  Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to make any employee or other person under its control available to testify at a trial or evidentiary hearing at the request of the Committee.

(b) The Company shall (i) maintain in place any litigation document retention policies that exist as of the Effective Time and (ii) implement and maintain new litigation document retention policies as are reasonably necessary to Pursue the Claims; provided that in the case of implementing and maintaining any such new policies, they shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

Section 3.02 Powers-of-Attorney.  The Company shall execute and deliver to the Committee a power-of-attorney in form reasonably satisfactory to the Company and the Committee to enable the Committee to file pleadings and execute any documents on behalf of the Company necessary or appropriate to enable the Committee to prosecute any Claim and to settle or compromise any Claim Pursued by the Committee in accordance with this Agreement, in each case, in the name of the Company.

Section 3.03 Pursuit of Claims.  The Company and its Affiliates shall not disclose any non-public information with respect to any Claims to any third parties except (a) to the Committee and its Advisors, (b) to Advisors of the Company and its Affiliates who are advised or are aware of the confidential nature of such information and the restrictions set forth in this Section 3.03 in respect of such non-public information, (c) to the extent such disclosure is required by, or pursuant to an agreement with, any Governmental Authority or applicable Law or (d) to the extent such information previously has become part of the public domain without breach of this Section 3.03 by the Company or any of its Affiliates.

Section 3.04 Settlements.  No settlement or compromise of any Claim Pursued by the Committee shall require any consent or action by Cherokee, Smokey or their respective Affiliates, unless such settlement or compromise would (a) require the payment by the Company or any of its Affiliates of any amount in cash in excess of the remaining amount in the Escrow Account (provided that in the event a settlement requires cash payments by the Company and there are sufficient funds in the Escrow Account, such amounts shall promptly be paid to the Company from the Escrow Account), (b) create a material ongoing obligation of Cherokee, Smokey or their respective Affiliates (other than execution of a customary release), (c) include an adverse admission of fact regarding the Company or its Affiliates, or (d) include a term that, in the Company’s reasonable judgment, would have an adverse impact on the Company’s business.

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Section 3.05 Information.

(a) Until all of the Claims have been completed, cancelled, settled or are final and not subject to further judicial review (by appeal or otherwise), the Company shall receive, by the last Business Day of each fiscal quarter of the Company (unless significant activity, in the reasonable judgment of the Committee, occurs during such quarter, in which case monthly reports shall be provided during such time), a report from the Committee reasonably describing the status of the Claims, which report shall describe, in summary fashion, without limitation, the total Claims Expenses incurred through the date of such report, the status of all pending court proceedings related to the Claims, whether any new claims or proceedings have been brought by Committee related to the Claims, and the status of any counterclaims brought by the defendants related to the Claims, and the status of any settlement negotiations among the Committee and the defendants with respect to the Claims, to the extent then known.

(b) The Company shall reasonably promptly notify the Committee of any information, documentation, or updates (unless immaterial) that it and/or its Affiliates receives or is made aware of in respect of the Claims; provided that the Committee has not also received, or been made aware of, such information, documentation or updates.

(c) The Committee shall promptly provide the Company with information to the extent reasonably requested in connection with reports, forms, notifications, applications, Tax returns and other documents to be filed with the Internal Revenue Service or any other Governmental Authority in order to comply with the Internal Revenue Code of 1986, as amended (the “Code”), or any state, local or foreign Tax law, or applicable federal or state securities laws.

(d) The Committee shall promptly notify the Company of any material change in the Pursuit of Claims, to the extent then known.

Section 3.06 Claims Expenses. Notwithstanding any other provision herein to the contrary, the Company shall not be required to incur any fees, costs, or expenses in Pursuit of the Claims to the extent such fees, costs, or expenses can be incurred by the Committee and paid out of the Escrow Account pursuant to the authority granted to the Committee hereunder.

ARTICLE IV
ESCROW ACCOUNT; CONTRIBUTION

Section 4.01 Escrow Account.

(a) Simultaneously with the execution and delivery of this Agreement, the Rights Agent shall establish the Escrow Account to hold all funds accepted or held by the Rights Agent pursuant to this Agreement.  No funds shall be released from the Escrow Account, except in accordance with this Agreement.  Notwithstanding anything herein to the contrary, (i) except for the contribution of the Initial Escrow Amount pursuant to Section 4.01(b), and the contribution of Claims Proceeds pursuant to Section 4.01(c), the Company shall have no obligation under this Agreement to make any other payment to the Escrow Account, and (ii) the Company shall have no obligation under this Agreement to (A) make any payment to any CVR Holder or (B) incur any expenses payable to third parties.

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(b) Simultaneously with the execution and delivery of this Agreement, the Company shall deliver, or cause to be delivered, to the Rights Agent for deposit into the Escrow Account, an amount in cash specified on Exhibit I  hereto (the “Escrow Amount”).

(c) Promptly upon (and in no event later than five (5) Business Days after) each receipt thereof, the Company shall deliver, or cause to be delivered, an amount in cash equal to the Claims Proceeds, as applicable, into the Escrow Account.

Section 4.02 Investment; Earnings Account.

(a) The Rights Agent shall invest the Escrow Assets in Cash Equivalents as directed in writing by the Committee; provided that no such investment shall have maturities that would reasonably be expected to prevent or delay payments to be made pursuant to this Agreement.

(b) All Earnings shall be paid into a sub-account of the Escrow Account (the “Earnings Account”) and the Rights Agent shall reinvest such Earnings in the same manner as the Escrow Assets are directed to be invested by the Committee pursuant to Section 4.02(a).

(c) If at any time the Committee deems it necessary that some or all of the investments constituting Escrow Assets or Earnings be redeemed or sold in order to raise cash proceeds necessary to comply with the provisions of this Agreement, the Committee shall direct the Rights Agent to effect such redemption or sale, in such manner and at such time as the Committee directs.

Section 4.03 Claims Expenses.  All Claims Expenses, any payments due to the Company with respect to the Net Tax Cost arising from the receipt of the Claims Proceeds (with any Net Tax Benefit computed (a) only taking into account amounts that are deductible by the Company or any of its Affiliates in the taxable year that the Claims Proceeds are received or any preceding taxable year and (b) without duplication for any Net Tax Benefits previously taken into account in determining the Net Tax Cost arising from the receipt of any other Claims Proceeds), and any other amount payable to the Company hereunder shall be paid out from the Escrow Assets promptly, but no later than 30 days, after submission of a reasonably detailed invoice, together with reasonable supporting documentation, to each of the Committee Members.  The Rights Agent shall cause the amounts described in the foregoing sentence to be paid by wire transfer to an account designated by the Company.

Section 4.04 Tax Treatment of Escrow.  The Company shall be treated as the owner of the Escrow Account for applicable Tax purposes.

ARTICLE V
PAYMENT PROCEDURES

Section 5.01 Determination of CVR Payment Amount.

(a) For purposes of this Agreement, the “Preliminary Determination Date” shall be the first to occur of (x) the Termination Date or (y) the date on which the Committee determines that all of the following are true:  (i) no further Claims Proceeds are reasonably likely to be received or obtained, (ii) no further Claims Expenses are reasonably likely to be incurred, (iii) the Committee has received final invoices for any Claims Expenses that have not yet been paid, and (iv) any Claims Expenses reflected by such final invoices have been determined to be reasonably incurred by the Committee.

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(b) As promptly as practicable, but no later than 60 days following the Preliminary Determination Date, the Committee shall prepare a certificate (the “Claims Proceeds Certificate”) setting forth in reasonable detail (i) the amount of any Claims Proceeds received by the Committee, the Company or its Affiliates, if any, (ii) an itemized list in reasonable detail of the Claims Expenses, (iii) a calculation of the Net Tax Cost, (iv) a calculation of the CVR Payment Amount, and (v) any assumptions underlying the determination of any item used in making the necessary calculations for such calculations. The date on which the amount of the CVR Payment Amount and Claims Expenses are finally determined pursuant to this Section 5.01 is referred to as the “Determination Date”.

Section 5.02 Payments.

(a) The determination by the Company and the Committee of the CVR Payment Amount pursuant to Section 5.01, absent a mathematical error, shall be final and binding on the Company and each Holder.

(b) Except in the specific cases specified in this Agreement, no interest shall accrue on any amounts payable on the CVRs to any Holder.

(c) No later than thirty (30) days after the Determination Date (and prior to the payments pursuant to Section 5.02(d)), the Committee shall cause to be paid from the Escrow Account all Claims Expenses as determined pursuant to Section 5.01(a).

(d) No later than (60) days after the Determination Date, (i) the Committee shall cause to be withdrawn from the Escrow Account and paid to the Company the Net Tax Cost (which amount shall thereafter be the property of the Company), and (ii) the Committee shall cause the Rights Agent to pay the Net Claims Proceeds to the CVR Holders (the date of such payment to the CVR Holders, the “CVR Payment Date”).  The Rights Agent shall pay the applicable CVR Payment Amount to each Holder by check mailed to the address of such Holder as reflected on the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date; provided that, notwithstanding anything herein to the contrary, in no event shall any CVR Holder have any right to any assets of Cherokee, Smokey or any of their respective Affiliates other than the Escrow Assets.  Any Escrow Assets that remain undistributed to the CVR Holders nine (9) months after the CVR Payment Date shall be delivered to the Company, and upon demand, any CVR Holders who have not theretofore received cash in exchange for such CVRs shall thereafter look only to the Company for payment of their claim therefor.  Notwithstanding any other provisions of this Agreement, any Escrow Assets that remain unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(e) The Rights Agent shall deduct and withhold, or cause to be deducted or withheld, from any amount payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; provided, however, that the Rights Agent shall not be permitted to deduct or withhold with respect to the payment of any CVR Payment Amount (and no amount shall be included in the definition of Claims Expenses in respect of any deduction or withholding Tax) unless otherwise required pursuant to (i) a Final Determination or (ii) a change in applicable Tax law after the date hereof.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority in each case in compliance with the preceding sentence, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company or the Holder in respect of which such deduction and withholding was made.  To the extent any amounts are deducted or withheld not in compliance with this Section 5.02(e) (which, for the avoidance of doubt, shall exclude any deduction or withholding required pursuant to a Final Determination or a change in applicable Tax law after the date hereof) the sum payable to the Person with respect to whom such deduction or withholding was made shall be increased as necessary so that after any such deductions or withholding (including any deductions or withholding applicable to such additional sums payable) such person receives an amount equal to the sum it would have received had no such deductions or withholding been made.

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ARTICLE VI
AMENDMENTS; CONSOLIDATION

Section 6.01 Amendments.

(a) Without the consent of any Holders, (i) prior to the Second Merger, Cherokee, Smokey, and the Committee may, and (ii) following the Second Merger, the Company and the Committee may, at any time and from time to time, enter into one or more amendments hereto, for any of the following purposes:

(A) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants and obligations of the Company herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(B) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(C) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such cured, corrected, supplemented or other provision shall not adversely affect the rights of any Committee Member or any Holder;

(D) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that, in each case, the amendment does not adversely affect the rights of the Holders; or

(E) for the purpose of otherwise adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the rights of the Holders.

(b) Prior to the Second Merger, Acting Holders, Cherokee, Smokey, and the Committee, and, following the Second Merger, Acting Holders, the Company and the Committee may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement, if such addition, elimination or change is in any way adverse to the rights of the Holders.  It shall not be necessary for any written consent of any Holders under this Section 6.01(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof.

(c) Promptly after the execution of any amendment pursuant to the provisions of this Section 6.01, the Company and the Committee shall deliver to the Rights Agent a notice thereof setting forth in general terms the substance of such amendment and the Rights Agent shall mail by first class mail, postage prepaid, such notice to the Holders at their addresses as they shall appear on the CVR Register. The costs of any such mailing shall be paid by the Committee out of the Escrow Account.

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(d) Upon the execution of any amendment in accordance with this Section 6.01, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(e) The Rights Agent shall be entitled to receive and shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith and that it will be valid and binding upon the Company and the Committee in accordance with its terms. The costs of any such opinion of counsel shall be paid by the Committee out of the Escrow Account.

Section 6.02 Company May Consolidate, etc.  After the Second Step Effective Time, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person (in either care, the “Surviving Person”) unless such Person assumes the performance of the Company’s obligations under this Agreement by written agreement or operation of law. The Surviving Person shall succeed to, be substituted for and assume all covenants and obligations of, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person shall be relieved of all covenants and obligations under this Agreement and the CVRs. The provisions of this Section 6.02 shall apply to successive transactions and shall apply jointly and severally to all Surviving Persons should any transaction result in multiple Surviving Persons.

ARTICLE VII
RIGHTS AGENT

Section 7.01 Appointment of Rights Agent.  The Company and the Committee hereby appoint [●] as the rights agent to act in accordance with the instructions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 7.02 Certain Rights of the Rights Agent.

(a) The Rights Agent may consult at any time with legal counsel satisfactory to it, and the Rights Agent shall incur no liability or responsibility to the Company or to the Committee in respect of any action taken or not taken in connection with this Agreement, except to the extent of its gross negligence, bad faith, willful misconduct, or fraud.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall reasonably deem it necessary or desirable that any fact or matter be proved or established by the Company or the Committee prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by (i) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the Secretary of the Company, or (ii) a majority of the Committee Members, in the case of the Committee, and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Committee shall (i) pay the Rights Agent out of the Escrow Account compensation for all services rendered by the Rights Agent as set forth in Exhibit II, and (ii) reimburse the Rights Agent out of the Escrow Account for all reasonable and documented expenses, Taxes (other than income Taxes) and governmental charges and other reasonable and documented charges of any kind and nature incurred by the Rights Agent (including reasonable and documented out-of-pocket fees and expenses of one counsel for the Rights Agent) in the performance of its duties under this Agreement.  The Company shall indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense to the extent arising out of or in connection with the Rights Agent’s duties under this Agreement, except to the extent resulting from the Rights Agent’s gross negligence, bad faith, willful misconduct, or fraud.  The obligations of the Company under this Section 7.02(c) shall survive the termination of this Agreement.  For the avoidance of doubt, all payments made or advanced or Losses Indemnified by the Company pursuant to this Section 7.02 shall be treated as Claims Expenses reimbursable out of the Escrow Account to the extent paid directly by the Company.

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(d) The Rights Agent will not incur any liability or responsibility to the Committee or the Company for any action taken in reliance on any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably and in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties.

Section 7.03 Designation; Removal; Successor Rights Agent.

(a) The Rights Agent may resign at any time and be discharged from its duties under this Agreement by giving written notice thereof to the Company and the Committee specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed.  Prior to the Second Merger, Cherokee, Smokey, and the Committee, and, following the Second Merger, the Company and the Committee, in each case acting jointly, have the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed.  Notice of such removal will be given by the Committee to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent shall resign, is removed pursuant to Section 7.03(a) or shall otherwise become incapable of acting, (i) prior to the Second Merger, Cherokee, Smokey, and the Committee, and (ii) following the Second Merger, the Company and the Committee shall, in each case, jointly appoint a successor to the Rights Agent.  If the Company and the Committee shall fail to make such appointment within a period of 30 days after such removal or after the Company and the Committee have been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Holder (whose name shall appear on the CVR Register), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Rights Agent.  Any successor Rights Agent shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(c) After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder (including the Escrow Assets, all records of Claims Expense disbursements, the CVR Register and all computer files and other information related to the foregoing), and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose.

(d) In the event of such resignation or removal, the successor Rights Agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor Rights Agent. The costs of any such mailing shall be paid by the Committee out of the Escrow Account.

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ARTICLE VIII
MISCELLANEOUS

Section 8.01 Termination.  This Agreement shall be terminated without further action of any parties hereto and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earliest to occur of (a) the payment of all CVR Payment Amounts required to be paid under the terms of this Agreement, (b) the determination made in good faith by the Committee that no CVR Payment Amounts (or no further CVR Payment Amounts) are required to be paid under the terms of this Agreement, (c) a determination made in good faith by the Committee that the aggregate amount of unpaid Claims Expenses exceeds the amount remaining in the Escrow Account, or that the aggregate amount of unpaid Claims Expenses together with the Claims Expenses reasonably expected to be incurred are reasonably likely to exceed the amount remaining in the Escrow Account and the Claims Proceeds reasonably likely to still be collected, (d) the 24-month anniversary of the date hereof (provided that if, at the time of such anniversary, (x) any Claims have been litigated to a verdict or judgment in favor of the Company and (y) the defendant has appealed such verdict or judgment, the period in this clause (d) shall be extended to the date that is six months after final resolution of any such appeal), and (e) a determination made in good faith by Smokey, after consultation with the Committee, that registration of the CVRs is required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (such date that is the earliest to occur of the foregoing is referred to as the “Termination Date”).

Section 8.02 Certain Definitions.  Terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.  In addition, for purposes of this Agreement:

(a) “Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

(b) “Affiliate” of any Person means another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Charlotte, North Carolina.

(d) “Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than 30 days from the date of acquisition, (b) certificates of deposit, bankers’ acceptances, and overnight bank deposits, in each case with any commercial bank organized and in existence under the laws of the United States and having capital and surplus in excess of $1 billion, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper issued by a corporation organized and in existence under the laws of the United States with a rating of “P-1” (or higher) according to Moody’s Investor Service, Inc. or “A-1” (or higher) according to Standard & Poor’s Ratings Services, and (e) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (d) above.

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(e) “Claims Expenses” means, without duplication, the sum of all documented out-of-pocket fees, costs and expenses (including attorneys’ fees and expenses) incurred or accrued after December 31, 2018 by the Company and its Affiliates in prosecuting and settling the Claims (including defending against any counterclaims), including amounts paid or payable in settlement or in judgment of any counterclaims against the Company.  “Claims Expenses” shall also include, to the extent such amounts are paid by the Company, all fees, costs, expenses, obligations and liabilities of every nature or description incurred, directly or indirectly, by the Committee or any Committee Member in connection with carrying out the Committee’s powers and duties under this Agreement or applicable law, including (i) all costs and expenses of Pursuing any Claims, including the fees and expenses of Advisors and witnesses (including expert witnesses), court costs and reasonable out-of-pocket expenses incurred by current or former employees or Advisors of the Company (but in no event any compensation expenses of current employees of the Company or any of its Affiliates) in connection with the Committee’s access to them pursuant to Section 3.01(a), (ii) all compensation and reimbursements of the Rights Agent and Committee Members, and (iii) all costs and expenses of indemnifying the Rights Agent or the Committee Members pursuant to this Agreement or otherwise prosecuting or defending any other litigation or involving the Committee or this Agreement.  “Claims Expenses” shall also include all Losses indemnified pursuant to Section 2.05(b) (including amounts advanced pursuant to the second sentence thereof) and payments made or advanced pursuant to Section 7.02.

(f) “Claims Proceeds” means the aggregate amount of any and all cash compensation and cash payments, if any, recovered or received by Cherokee, Smokey or any of their respective Affiliates as a result of the Claims, whether such cash compensation or cash payments are recovered at trial, upon appeal or in settlement or other proceeds or other monies, including in the form of restitution or disgorgement.

(g) “Company” means Cherokee prior to the Second Merger and Smokey thereafter.

(h) “CVR Payment Amount” means an amount of cash (if positive) equal to Net Claims Proceeds.  The pro rata share of each CVR Payment Amount due in respect of each CVR shall be determined by dividing the CVR Payment Amount by the sum of (A) the total number of CVRs outstanding on the CVR Payment Date, and (B) the total number of CVRs acquired by the Company or its Affiliates pursuant to Section 1.06.

(i) “Due Cause” means the occurrence of any of the following events:

(i) breach of a Committee Member’s obligations under his or her services agreement relating to this Agreement; or

(ii) a Committee Member’s neglect of, intentional misconduct in connection with the performance of, or refusal to perform such Committee Member’s duties in accordance with ARTICLE II of this Agreement, which, in the case of neglect or refusal to perform, has not been cured to the Company’s good faith satisfaction within thirty (30) days after such Committee Member has been provided written notice of the same; or

(iii) a Committee Member’s engagement in any conduct which injures the integrity, character or reputation of the Company or which impugns such Committee Member’s own integrity, character or reputation so as to cause Committee Member’s to be unfit to act in the capacity of a Committee Member; or

(iv) a good faith determination by the Board of Directors of the Company or Smokey, as applicable, that a Committee Member has committed an act or acts constituting a felony, or other act involving dishonesty, disloyalty or fraud against the Company; or

(v) a good faith determination by the Board of Directors of the Company or Smokey, as applicable, that the Committee Member has a material conflict of interest with the Company or Smokey that could reasonably be expected to adversely impact his or her services as a Committee Member.

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(j) “Earnings” means all interest or income derived from the investment of Escrow Assets, including from the investment and reinvestment of any such interest or income earned on such amounts.

(k) “Effective Time” has the meaning ascribed to such term in the Merger Agreement as it relates to the First Merger.

(l) “Escrow Assets” means (i) the Escrow Amount, (ii) the Claims Proceeds, (iii) any investments purchased with Escrow Assets, (iv) any assets otherwise deposited in the Escrow Account and (v) all proceeds of each of the foregoing, including Earnings.

(m) “Final Determination” means, with respect to a CVR Payment Amount, the final resolution of a liability for any Tax with respect to such amount:

(i) by an acceptance on an IRS Form 870 or 870-AD (or any successor forms thereto), except that acceptance on an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that such form reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the applicable Governmental Authority to assert a further deficiency in respect of the subject issue or adjustment or for the subject taxable period (as the case may be);

(ii) by a decision, judgment, decree, or other order of a court of competent jurisdiction which is or has become final and unappealable;

(iii) by a closing agreement or accepted offer in compromise pursuant to Sections 7121 or 7122 of the Code, or a comparable agreement pursuant to the laws of a state, local, or non-United States jurisdiction; or

(iv) by a final settlement resulting from a treaty-based competent authority determination.

(n) “Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

(o) “Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

(p) “Litigation Materials” means all documents, data, and records (including electronic and archived documents and files) within the Company’s possession, custody or control, or within the possession, custody or control of any of its Advisors, to the extent relating to the Pursuit of the Claims.  “Litigation Materials” include, but are not limited to: (i) all documents that have been collected and preserved during factual investigation and preparation for litigation; (ii) all documents prepared in connection with the Pursuit of Claims, (iii) all documents produced to or received from defendants and third parties during civil discovery; (iv) all documents produced to any Government Authority during an investigation; and (v) any other discovery materials such as documents, deposition testimony, deposition exhibits, deposition transcripts, written discovery requests, interrogatory responses, responses to requests for admission and responses to requests for documents, and any other information or material produced, given, or exchanged including any information contained therein or derived therefrom.  Any materials prepared by the Company’s Advisors on its behalf in connection with the Company’s Pursuit of Claims are also “Litigation Materials.”

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(q) “Losses” means, with respect to any Person, any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses (including losses of profit), damages, liabilities, costs and expenses incurred by such Person, including interest, penalties, fines, judgments, awards, court costs, and reasonable fees of Advisors.

(r) “Net Claims Proceeds” means an amount equal to (i) the aggregate amount of the Claims Proceeds actually received by the Company or its Affiliates, (ii) minus the Net Tax Cost, (iii) minus the Claims Expenses.

(s) “Net Tax Benefit” means, to the extent permitted as a deduction or other reduction to the amount included in the gross income of the Company or any of its Affiliates for applicable Tax purposes, in each case in any taxable period in which (i) the relevant Claims Proceeds are received or (ii) the CVR Payment Amount or Claims Expenses are paid pursuant to Article V.

(t) “Net Tax Cost” means, with respect to the receipt of the Claims Proceeds for a specific taxable period, an amount equal to the excess, if any, of (i) the federal and state income Taxes, if any, imposed on the Company or any of its Affiliates solely with respect to the receipt of such Claims Proceeds for such taxable period, over (ii) the Net Tax Benefit realized by the Company with respect to or in connection with the payment of such Claims Proceeds and such Claims Expenses.  For purposes of calculating Net Tax Cost, the Claims Proceeds shall not include any Claims Proceeds received with respect to CVR rights that have been abandoned by the Holders or acquired by the Company under Section 1.06 of this Agreement.

(u) “Person” means any individual, corporation, partnership, joint venture, limited liability company, business trust, association, joint-stock company, trust, estate, unincorporated organization or government or any Governmental Authority.

(v) “Pursue” shall be construed to have the meaning correlative to the term “Pursuit”.

(w) “Second Step Effective Time” has the meaning ascribed to such term in the Merger Agreement as it relates to the Second Merger.

(x) “Subsidiary” when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such Person is a general partner.

(y) “Tax” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of a similar nature, however denominated, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

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Section 8.03 Notices.  All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the parties at the following addresses (or such other addresses as the parties may designate from time to time by notice given in accordance with this Section 8.03):

If to Smokey:	with a copy (which shall not constitute notice) to:

SmartFinancial, Inc.	Butler Snow LLP
Attention: William Y. Carroll, Jr.	Attention: Adam G. Smith
5401 Kingston Pike, Suite 600	150 3rd Avenue South, Suite 1600
Knoxville, Tennessee 37919	Nashville, Tennessee 37201
Email: adam.smith@butlersnow.com

If to Cherokee:	with a copy (which shall not constitute notice) to:

Entegra Financial Corp.	Hunton Andrews Kurth LLP
Attention: Roger Plemens	Attention:	Peter Weinstock
14 One Center Court		Eric Markus
Franklin, North Carolina 28734	Fountain Place
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
	Email:	pweinstock@huntonak.com
ericmarkus@huntonak.com

If to the Committee or any Committee Member:

[●]
Attention: [●]
Email: [●]

If to the Rights Agent:

[●]
Attention: [●]
Email: [●]

Section 8.04 Notice to Holders.  Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 8.05 Assignment.  Following the Second Merger, the Company may assign any or all of its rights, interests and obligations hereunder to any other Person (an “Assignee”) in its sole discretion and without the consent of any other party; provided that the Assignee assumes the performance of the Company’s obligations under this Agreement by written agreement or operation of law.  Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as the Company pursuant to the prior sentence.  The Rights Agent may not assign this Agreement without Cherokee and Smokey’s consent prior to the Second Merger and without the Company’s written consent following the Second Merger. Any attempted assignment of this Agreement or any such rights in violation of this Section 8.05 shall be void and of no effect.

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Section 8.06 Interpretation.

(a) Time Periods.  When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.  All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(b) Dollars.  Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(c) Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Sections and Headings.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof.  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Extent.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) Persons.  References to a person are also to its permitted successors and assigns.

Section 8.07 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.07 with respect thereto.  Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.08 Counterparts.  This Agreement may be executed in one (1) or more counterparts (including by means of email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each party and delivered to the other parties.

Section 8.09 Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Smokey, Smokey’s successors, the Company, the Company’s successors, the Committee Members, Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing.  The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement.

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Section 8.10 Governing Law.  This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

Section 8.11 Jurisdiction; Venue.  EACH PARTY KNOWINGLY AND VOLUNTARILY HEREBY (A) IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TENNESSEE LOCATED IN NASHVILLE, DAVIDSON COUNTY, TENNESSEE, THE STATE COURTS OF THE STATE OF NORTH CAROLINA LOCATED IN CHARLOTTE, MECKLENBURG COUNTY, NORTH CAROLINA, THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE, NASHVILLE DIVISION, AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NORTH CAROLINA, CHARLOTTE DIVISION (THE “CHOSEN COURTS”), FOR PURPOSES AND IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (B) IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN OR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING THAT SUCH PARTY IS NOT SUBJECT TO THE JURISDICTION OF THE CHOSEN COURTS, THAT SUCH CLAIM, ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE, OR THAT THIS AGREEMENT MAY NOT BE CONSTRUED, INTERPRETED, OR ENFORCED IN OR BY THE CHOSEN COURTS, AND (C) IRREVOCABLY AGREES THAT ALL CLAIMS A PART OF OR WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE CHOSEN COURTS. THE PARTIES HEREBY GRANT THE CHOSEN COURTS JURISDICTION OVER THE PERSONS OF THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

Section 8.12 Waiver of Jury Trial.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.13 Entire Agreement.  This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the day and year first above written.

ENTEGRA FINANCIAL CORP.

By:
Name:	Roger D. Plemens
Title:	President and Chief Executive Officer

[●], as an initial Committee Member

Name:

[●], as an initial Committee Member

Name:

[●], as an initial Committee Member

Name:

[●], as Rights Agent

Name:

SMARTFINANCIAL, INC.

By:
Name:	William Y. Carroll, Jr.
Title:	President and Chief Executive Officer